Exhibit 10.2

AMENDED AND RESTATED
PURCHASE AGREEMENT

dated as of October     , 2009

by and among

ADAMAR OF NEW JERSEY, INC.,

MANCHESTER MALL, INC.,

THE HONORABLE GARY S. STEIN,

TROPICANA ENTERTAINMENT, LLC,

RAMADA NEW JERSEY HOLDINGS CORPORATION,

ATLANTIC-DEAUVILLE, INC.,

ADAMAR GARAGE CORPORATION,

RAMADA NEW JERSEY, INC.,

TROPICANA ENTERTAINMENT INC.,

TROPICANA ATLANTIC CITY CORP.,

TROPICANA AC SUB CORP.

and

CREDIT SUISSE

i

EXHIBITS

Exhibit A	Gaming Approvals
Exhibit B	Assumed Tax Liabilities
Exhibit C	Allocation of Purchase Price
Exhibit D	Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit E	Form of Owned Property Lease Assignment
Exhibit F	Form of Non-Foreign Affidavit
Exhibit G	Capital Expenditure Budget
Exhibit H	Form of Confidentiality Agreement
Exhibit I	Amended NJ Sale Order
Exhibit J	Plan Modification Order
Exhibit 2.1	Number of Shares of Reorganized Tropicana Stock
Exhibit 3.2(a)(iii)	Closing Certificate

AMENDED AND RESTATED PURCHASE AGREEMENT

THIS AMENDED AND RESTATED PURCHASE AGREEMENT (together with the Disclosure Letters and Exhibits hereto, this “Agreement”), dated as of October     , 2009, is by and among (i) Adamar of New Jersey, Inc., a New Jersey corporation (the “Company”), (ii) Manchester Mall, Inc., a New Jersey corporation and a wholly owned subsidiary of the Company (the “Company Subsidiary”), (iii) the Honorable Gary S. Stein (“Justice Stein”), exclusively in his roles, on behalf of the Company and the Company Subsidiary, as trustee (the “Trustee”) and conservator (the “Conservator” and, together with the Trustee, the “Trustee/Conservator”) of the Trust Assets and the Company under applicable Gaming Laws, (iv) Tropicana Entertainment, LLC, a Delaware limited liability company (“Tropicana Entertainment”), (v) Ramada New Jersey Holdings Corporation, a New Jersey corporation and an indirect wholly owned subsidiary of Tropicana Entertainment (“Holdings”), (vi) Atlantic-Deauville, Inc., a New Jersey corporation and a direct wholly owned subsidiary of Holdings (“Atlantic-Deauville”), (vii) Adamar Garage Corporation, a New Jersey corporation and a direct wholly owned subsidiary of Atlantic-Deauville (the “Atlantic-Deauville Subsidiary”), (viii) Ramada New Jersey, Inc., a New Jersey corporation and a direct wholly owned subsidiary of Holdings (“Ramada” and, together with Holdings, Atlantic-Deauville and the Atlantic-Deauville Subsidiary, the “Non-Conservatorship Sellers”, the Non-Conservatorship Sellers and Tropicana Entertainment collectively being the “Tropicana Parties” and the Non-Conservatorship Sellers, the Company and the Company Subsidiary collectively being the “Sellers”), (ix) Credit Suisse, exclusively in its capacity as Administrative Agent and Collateral Agent for the Lenders under the Original Credit Agreement (the “Administrative Agent”), (x) Tropicana Entertainment Inc., a Delaware corporation described more fully in the Delaware Confirmation Order (“Reorganized Tropicana”), (xi) Tropicana Atlantic City Corp., a New Jersey corporation and a direct wholly owned subsidiary of Reorganized Tropicana (“Newco”) and (xii) Tropicana AC Sub Corp., a New Jersey corporation and a direct wholly owned subsidiary of Newco (“Newco Sub”, each of Newco, Reorganized Tropicana and Newco Sub being a “Specified Party” and, together, the “Specified Parties”).  Except as provided otherwise, capitalized terms used herein but not otherwise defined have the respective meanings set forth in Section 1.1 of Article I.

WHEREAS, on January 3, 2007 (the “Aztar Acquisition Date”), Tropicana Casinos and Resorts, Inc., a Delaware corporation (“TCR”), and certain of its Affiliates acquired all of the issued and outstanding equity interests of Aztar (the “Aztar Acquisition”);

WHEREAS, in connection with the Aztar Acquisition, TCR, certain of TCR’s direct and indirect subsidiaries (the “Tropicana Trust Agreement Parties”) and the Trustee entered into the Trust Agreement, dated October 16, 2006 (the “Trust Agreement”), pursuant to which, among other things, the Trustee was designated to hold in trust (the “NJ Trust”) all of the Tropicana Trust Agreement Parties’ present and future right, title and interest, including all voting rights, in the securities of the Company;

WHEREAS, on December 12, 2007 (the “Trust Trigger Date”), the New Jersey Casino Control Commission (the “Commission”), pursuant to Order Nos. 07-12-12-27 and 07-12-12-27-A (the “Trust Orders”), among other things, determined not to renew the Company’s casino and casino hotel alcoholic beverage licenses in respect of the Tropicana Casino and Resort—Atlantic City (the “Tropicana Atlantic City” and, the business of the Tropicana Atlantic City, the “Business”), denied the application of TCR for plenary qualification as a holding company of the Company and declared the NJ Trust operative in accordance with the terms of the Trust Agreement and applicable Gaming Laws;

WHEREAS, on December 19, 2007, pursuant to Order No. 07-12-19 (the “Conservator Order” and, together with the Trust Orders and the other orders and resolutions issued by the Commission relating to the Business, the “Commission Orders”), the Commission appointed Justice Stein the Conservator of the Company and, among other things, authorized the conservator to dispose of the capital stock or the assets of the Company, to conduct the business of the Company pursuant to the New Jersey Casino Control Act pending such disposal, and to undertake certain other actions, in his discretion, in respect of the Company and the Business;

WHEREAS, the Trustee/Conservator has been authorized by the Commission to direct certain operations of the Company since the issuance of the Commission Orders and is expected to continue to direct certain operations of the Company, including the Sale, until such time as the transactions contemplated by this Agreement and the Ancillary Agreements are consummated or as otherwise required by the Commission or Gaming Authorities;

WHEREAS, as of the date hereof, certain assets of the Business are held by the Non-Conservatorship Sellers and are not subject to the Conservator Order;

WHEREAS, in each case subject to the Gaming Laws and the Commission Orders, the Trustee owns, of record, and the beneficial ownership thereof by Holdings has been converted into the right to receive certain proceeds of the sale, disposition or liquidation of the Company, 100 shares of the common stock, no par value, of the Company, which shares constitute all of the issued and outstanding shares of capital stock of the Company (such shares, the “Company Shares”);

WHEREAS, Tropicana Entertainment is the borrower under the Original Credit Agreement, and the Sellers are guarantors of, inter alia, its obligations thereunder;

WHEREAS, on May 5, 2008, the Tropicana Parties and certain of their Affiliates (not including the Company or the Company Subsidiary) filed voluntary petitions for relief pursuant to Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §101 et seq. (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Delaware Bankruptcy Court” and, such case, the “Tropicana Bankruptcy Case”);

WHEREAS, on April 29, 2009, the Company and the Company Subsidiary filed a voluntary petition (the “Petition”) for relief pursuant to the Bankruptcy Code in the United States Bankruptcy Court for the District of New Jersey (the “NJ Bankruptcy Court” and, together with the Delaware Bankruptcy Court, the “Bankruptcy Courts”) (such case, the “Company Bankruptcy Case” and, together with the Tropicana Bankruptcy Case, the “Bankruptcy Cases”);

WHEREAS, on April 29, 2009, the Company, the Company Subsidiary, Justice Stein, Tropicana Entertainment, Holdings, Atlantic-Deauville, Atlantic-Deauville Subsidiary, Ramada and the Administrative Agent entered into an Asset Purchase Agreement (the “Original Agreement”);

WHEREAS, on May 8, 2009, the NJ Bankruptcy Court entered an order approving, among other things, the Original Agreement as a form of “stalking horse” agreement for the sale of Tropicana Atlantic City and related assets and bidding procedures governing such sale (the “Bidding Procedures Order”);

WHEREAS, no competing Qualified Bids were submitted on or prior to the Bid Deadline and the Auction was cancelled, and the Administrative Agent, on behalf of the Secured Parties and at the direction of the Required Lenders, was the Successful Bidder (each as defined in the Bidding Procedures Order);

WHEREAS, on June 12, 2009, the NJ Bankruptcy Court entered an order that, among other things, approved the sale by the Company and the Company Subsidiary of the Acquired Assets of the Company and the Company Subsidiary to Buyer (as defined in the Original Agreement) free and clear of all Encumbrances (as defined in the NJ Sale Order), claims and interests (other than the Assumed Liabilities and the Permitted Encumbrances) pursuant to the terms of the Original Agreement (the “NJ Sale Order”);

WHEREAS, on June 24, 2009, the Delaware Bankruptcy Court entered an order that, among other things, approved the sale by the Non-Conservatorship Sellers of the Acquired Assets of the Non-Conservatorship Sellers to Buyer (as defined in the Original Agreement) free and clear of all Liens (as defined in the Delaware Sale Order) (other than the Assumed Liabilities and the Permitted Encumbrances) pursuant to the terms of the Original Agreement (the “Delaware Sale Order”);

WHEREAS, the Original Agreement provided that the Administrative Agent, on behalf of the Secured Parties and acting at the direction of the Required Lenders, would credit bid a portion of the obligations secured by the Original Collateral Agreement and, upon acceptance of such bid (but prior to the consummation thereof), would assign to Buyer (as defined therein) the right to receive the assets and Liabilities to be conveyed under the Original Agreement upon the terms and subject to the conditions set forth therein and as authorized under Sections 105, 363, 365 and 1113 of the Bankruptcy Code;

WHEREAS, the Original Agreement also provided that the Administrative Agent, at the direction of the Required Lenders and on behalf of the Secured Parties, as promptly as practicable after the end of the Auction Period (as defined therein), would designate an entity as the “Buyer”, and that such Buyer would execute and deliver a joinder to the Original Agreement as promptly as practicable thereafter;

WHEREAS, the Specified Parties have been designated by the Administrative Agent, at the direction of the Required Lenders and on behalf of the Secured Parties, but have not yet executed and delivered a joinder to the Original Agreement, and the parties instead hereby desire to amend and restate the Original Agreement as provided in this Agreement to provide that, among other things, each Specified Party becomes a party to this Agreement on the date hereof;

WHEREAS, the Company, the Company Subsidiary and the Specified Parties desire to structure and treat the contribution, transfer, assignment, conveyance or delivery of the Company Assets to Reorganized Tropicana as reorganizations under Section 368(a)(1)(G) of the Code;

WHEREAS, upon the terms and subject to the conditions set forth herein and as authorized under Sections 105, 363, 365 and 1113 of the Bankruptcy Code, Reorganized Tropicana and Newco Sub desire to purchase and assume, and the Trustee/Conservator and the Non-Conservatorship Sellers desire to sell, transfer, assign, convey and deliver, substantially all of the assets comprising the Business, together with certain obligations and Liabilities relating thereto (the “Asset Sale”), in exchange for a certain number of shares of common stock, par value $0.01 per share, of Reorganized Tropicana, including those shares to be contributed to and owned by Newco Sub on the Closing Date (such shares, the “Reorganized Tropicana Stock”), as further provided in this Agreement;

WHEREAS, the Administrative Agent, on behalf of the Secured Parties and acting at the direction of the Required Lenders, desires to credit bid a portion of the obligations secured by the Original Collateral Agreement for the Reorganized Tropicana Stock to be received by the Sellers in connection with the Asset Sale, as further provided in this Agreement (together with the Asset Sale and the other transactions contemplated by this Agreement and the Ancillary Agreements, the “Sale”);

WHEREAS, in lieu of undertaking the formal steps of receiving the Reorganized Tropicana Stock from Reorganized Tropicana and Newco Sub, transferring the Reorganized Tropicana Stock through the Sellers and the intermediate holding companies of the Sellers to Tropicana Entertainment, and having Tropicana Entertainment subsequently distribute the Reorganized Tropicana Stock to the Secured Parties, the Sellers instead desire to direct

Reorganized Tropicana and Newco Sub, and without objection to such direction Reorganized Tropicana and Newco Sub desire, to deliver the Reorganized Tropicana Stock directly to the Secured Parties, in exchange for the Secured Parties’ surrender of a portion of the obligations secured by the Original Collateral Agreement, as further provided in this Agreement.

NOW, THEREFORE, the parties hereto, in consideration of the premises and of the mutual representations, warranties and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree that, subject to the second paragraph of Section 9.2(a), the Original Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS

Section 1.1            Definitions

(a)                                                          As used in this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, the following terms shall have the following respective meanings.

“Additional Acquired Contracts” means (i) the Sellers’ rights in and to (A) the distribution agreements, vendor and supplier agreements, customer agreements, junket agreements, consignment agreements, agency agreements, license or use agreements, leases (including Owned Property Leases and Leased Property Leases), broker agreements and confidentiality agreements, (B) purchase orders for the sale or purchase of goods and services, or both, and (C) other Contracts, in each case as set forth in Section 2.1(a)(iv)(A) of the AC Disclosure Letter covering such Seller, (ii) to be assumed and assigned to the Specified Parties, as applicable, pursuant to the Amended NJ Sale Order or the Plan Modification Order, as applicable, and (iii) not already approved for assumption and assignment pursuant to the NJ Sale Order or the Delaware Sale Order, if any.  Additional Acquired Contracts shall constitute Acquired Contracts for all purposes of this Agreement.

“Administrative Expense Claim Deadline” means the date which is 45 days after the Closing Date, or such later date as may be agreed by the Specified Parties, on the one hand, and the applicable Seller(s), on the other hand.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such first-mentioned Person, except that for the purposes of construing this Agreement and the Ancillary Agreements, (i) the Company and the Company Subsidiary, on the one hand, and the

Trustee/Conservator, on the other hand, shall be deemed not to be Affiliates of each other, (ii) the Administrative Agent on the one hand, and the Specified Parties on the other hand, shall be deemed not to be Affiliates of each other and (iii) the Sellers and Tropicana Entertainment, on the one hand, and the Specified Parties, on the other hand, shall be deemed not to be Affiliates of each other.

“Affiliate Agreement” means any Contract between any Seller, on the one hand, and Columbia Sussex Corporation, TCR or any of their Subsidiaries or Affiliates (other than any Seller), on the other hand, other than this Agreement and any Ancillary Agreement.

“Allowed” means with respect to: (i) Claims other than administrative expense Claims, (a) proof of which is timely and properly filed by the applicable Bar Date (or that by the Bankruptcy Code or a final Order is not or shall not be required to be filed), or (b) that are listed in the Seller Bankruptcy Schedules as of the date of this Agreement as not disputed, not contingent and not unliquidated, and for which no proof of claim has been timely and properly filed; or (ii) any administrative expense Claim, (a) proof of which is properly filed by the Administrative Expense Claim Deadline (or that by the Bankruptcy Code or a final Order is not or shall not be required to be filed), (b) for which payment is requested by filing an appropriate motion or application with the Delaware Bankruptcy Court or NJ Bankruptcy Court, as applicable, by the Administrative Expense Claim Deadline, or (c) that is listed in the Seller Bankruptcy Schedules as of the date of this Agreement as not disputed, not contingent and not unliquidated, and for which no proof of claim or request for payment has been timely and properly filed in accordance with clauses (ii)(a) or (ii)(b) hereof; provided, however, that with respect to any Claim, such Claim shall be considered “Allowed” only if and to the extent that: (x) no objection to “Allowance” thereof has been interposed on or prior to the Claim Objection Deadline, or (y) such an objection has been timely interposed and the Claim shall have been “Allowed,” in whole or in part, by a final Order.  Except as otherwise provided for in the Delaware Plan of Reorganization or any final Order, the amount of an “Allowed” Claim shall not include interest on such Claim from and after the filing of the applicable Bankruptcy Case.  For purposes of determining the amount of an “Allowed” Claim, there shall be deducted therefrom an amount equal to the amount of any Claim that the Sellers may have against the holder thereof, to the extent such Claim may be offset, recouped, or otherwise reduced under applicable law.

“Ancillary Agreements” means the Bill of Sale, Assignment and Assumption Agreements,  and the Owned Property Lease Assignments, and any instruments in connection therewith.

“Atlantic Assets” means the assets, properties, rights, Claims, Contracts and businesses of every kind, character and description, whether tangible or intangible (including goodwill), whether real, personal or mixed, whether accrued, contingent or otherwise, and wherever located, held by Atlantic-Deauville or the Atlantic-Deauville Subsidiary and either (i) primarily used or held for use in the Business or (ii) otherwise necessary for or beneficial to the conduct of the Business as of the date hereof.

“Atlantic City Customer Database” means the customer database used by the Company in connection with its efforts to market and promote the Tropicana Atlantic City, which database includes the names and “consumption” through complimentaries, coin, special events and “giveaways” of customers listed in the database as having visited the Tropicana Atlantic City and was used or maintained by the Company on the Aztar Acquisition Date in connection with the Aztar Acquisition, as updated by the Company under the supervision of (i) Tropicana Entertainment through the date immediately preceding the Trust Trigger Date and (ii) the Trustee/Conservator from the Trust Trigger Date to the Closing Date.

“Aztar” means Aztar Corporation, a Delaware corporation and an Affiliate of Tropicana Entertainment.

“Bar Date” means the date by which proofs of claims must be filed with respect to such Claim as ordered by the Delaware Bankruptcy Court or the NJ Bankruptcy Court, as applicable.

“Business Day” means any day, other than a (i) Saturday or a Sunday or (ii) day on which banking and savings and loan institutions in New York, New York are authorized or required by Law to be closed.

“Business Employee” means each current employee of any Seller whose name is set forth in Section 4.12(c) of the applicable AC Disclosure Letter and who is engaged primarily in the Business, including such current employees who are not actively at work because of an authorized leave of absence for vacation, holiday, illness, jury duty, military leave, bereavement leave, short-term or long-term disability leave, workers compensation, or other authorized leave of absence.

“Claim” means any claim as defined in section 101(5) of the Bankruptcy Code.

“Claim Objection Deadline” means the date which is 45 days after the Administrative Expense Claim Deadline, or such later date as may be agreed by the Specified Parties, on the one hand, and the applicable Seller(s), on the other hand.

“COBRA Liability” means all Liabilities arising on or prior to the Closing Date under Section 4980B of the Code or Section 601 et seq. of ERISA with respect to any current or former Business Employees and/or any beneficiaries or dependents thereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Cole Schotz” means Cole, Schotz, Meisel, Forman & Leonard, P.A.

“Columbia Sussex Corporation” means Columbia Sussex Corporation, a Kentucky corporation and an Affiliate of Tropicana Entertainment.

“Commitment” means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other agreements that could require a Person to issue any of its equity interests; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any equity interest of a Person; (c) statutory pre-emptive rights or pre-emptive rights granted under a Person’s certificate of organization or other organizational documents or agreements; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.

“Company Assets” means the assets, properties, rights, Claims, Contracts and businesses of every kind, character and description, whether tangible or intangible (including goodwill), whether real, personal or mixed, whether accrued, contingent or otherwise, and wherever located, held by the Company or the Company Subsidiary and either (i) primarily used or held for use in the Business or (ii) otherwise necessary for or beneficial to the conduct of the Business as of the date hereof.

“Confirmed Delaware Plan” means the First Amended Joint Plan of Reorganization of Tropicana Entertainment, LLC and Certain of its Debtor Affiliates under Chapter 11 of the Bankruptcy Code (together with the exhibits thereto) in the case of In re Tropicana Entertainment, LLC (Case No. 08-10856 (KJC)), dated May 5, 2009, as supplemented, modified and/or amended by the Delaware Confirmation Order.

“Contract” means any agreement, arrangement or understanding, whether or not in writing.

“Corporation Business Tax Claim” means (i) the proof of claim for New Jersey corporation business tax (and any modification, supplement, addition, or amendment to the proof of claim or its asserted amount, including for penalties and interest) filed by the State of New Jersey, Department of Treasury, Division of Taxation in the amount of $13,000,000, included in

Claim No. 710 on the claims register of the Company Bankruptcy Case, and (ii) any amount with respect to an amended New Jersey corporation business tax or federal income tax return by or on behalf of the Company or the Company Subsidiary for a taxable period (or any portion thereof) prior to the filing of the Company Bankruptcy Case.

“Credit Agreements” means collectively (i) that certain Credit Agreement, dated as of January 3, 2007 (as amended, supplemented or otherwise modified from time to time, the “Original Credit Agreement”), entered into by and among Tropicana Entertainment, Tropicana Entertainment Intermediate Holdings, CP Laughlin Realty, LLC, Columbia Properties Vicksburg, LLC, JMBS Casino LLC, the Lenders and the Administrative Agent, as administrative agent and collateral agent for the Lenders, (ii) each Loan Document (as defined in Article I of the Original Credit Agreement) and (iii) that certain Senior Secured Superpriority Debtor in Possession Credit Agreement, dated as of May 5, 2008, among Tropicana Entertainment, Tropicana Entertainment Intermediate Holdings, CP Laughlin Realty, LLC, JMBS Casino LLC, the lenders party thereto and Silver Point Finance, LLC, as administrative agent, collateral agent, sole bookrunner and sole lead arranger (each as defined in the Senior Secured Superpriority Debtor in Possession Credit Agreement).

“Cure Amount” means, with respect to each Acquired Contract and CBA, the amount necessary to cure all defaults of the Sellers under such Acquired Contract or CBA to the extent required by Sections 365 and 1113 of the Bankruptcy Code.

“Damage Threshold” means damage caused by fire or other casualty at the Property of severity sufficient such that the cost to repair any such damage is reasonably likely to be equal to or in excess of $250,000,000 as determined by an independent contractor licensed to do business in New Jersey and reasonably acceptable to the Trustee/Conservator.

“Debt Service Payment” means any distribution, intercompany loan, dividend, transfer, disbursement or similar payment made by any Seller to any Affiliates of Tropicana Entertainment in order to fund, in part, the debt service obligations of Tropicana Entertainment and certain of its Subsidiaries and Affiliates (which Subsidiaries and Affiliates guarantee such debt service obligations) pursuant to the Original Credit Agreement; provided, however, that any such distribution, intercompany loan, dividend, transfer, disbursement or similar payment made by the Company or the Company Subsidiary shall be made in accordance with a formula acceptable to the Trustee/Conservator and approved by the Commission allocating debt service obligations to the Tropicana Atlantic City.

“Delaware Confirmation Order” means the Finding of Fact, Conclusions of Law, and Order Confirming First Amended Joint Plan of Reorganization of Tropicana Entertainment, LLC and Certain of its Debtor Affiliates under Chapter 11 of the Bankruptcy Code (together with the exhibits thereto) in the case of In re Tropicana Entertainment, LLC (Case No. 08-10856 (KJC)), dated May 5, 2009 and entered by the Delaware Bankruptcy Court.

“Delaware Plan of Reorganization” means the Confirmed Delaware Plan as supplemented, modified and/or amended: (i) to include the transactions, terms and conditions of and contemplated by this Agreement (and ancillary documents entered into in connection with this Agreement), and (ii) by this Agreement (and ancillary documents entered into in connection with this Agreement) and the Plan Modification Order; provided, that the terms and provisions of the Delaware Plan of Reorganization shall be consistent with this Agreement in all material respects; and, provided, further, that no such term or condition not provided for in this Agreement may be included in the Delaware Plan of Reorganization if such term or condition would be reasonably likely to (x) materially and adversely affect the Company or the Company Subsidiary or (y) delay the consummation of the transactions contemplated by this Agreement to a date later than the Outside Date.

“Disclosure Letters” means the Specified Party Disclosure Letter and the AC Disclosure Letters.

“Encumbrance” means any lien, pledge, mortgage or security interest.

“ERISA Affiliate” means, with respect to any entity, any trade or business, whether or not incorporated, that together with such entity and its Subsidiaries would be deemed a “single employer” within the meaning of Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Intellectual Property” means (i) any Intellectual Property listed in Section 2.1(b)(iii) of either of the AC Disclosure Letters under the caption “Excluded Intellectual Property” and (ii) any Intellectual Property licensed to any Seller by Tropicana Entertainment or its Affiliates (other than any Seller) (it being understood that any such licensed rights owned by such Seller shall not constitute Excluded Intellectual Property), including the words “Tropicana” “Trop” and “Trop Park”.

“Form 10 Registration Statement” means the registration statement under the Exchange Act with respect to all of the common stock of Reorganized Tropicana.

“GAAP” means, with respect to a specified date or period, generally accepted accounting principles promulgated or adopted by the United States Financial Accounting Standards Board and its predecessors in effect for such date or period.

“Gaming Approvals” means all licenses, permits, orders, approvals, authorizations, registrations, findings of qualification or suitability, franchises, entitlements, waivers and exemptions issued by any Gaming Authority that are either (y) required to permit the parties hereto to consummate the transactions contemplated by this Agreement or (z) necessary to permit the Specified Parties to own and operate the Property after the Closing in substantially the same manner as owned and operated by the Tropicana Parties and their Subsidiaries on the date immediately preceding the Trust Trigger Date, including all of those set forth on Exhibit A.

“Gaming Authorities” means any governmental authority or agency with regulatory control or jurisdiction over the conduct of lawful gaming or gambling, including the Commission and the New Jersey Division of Gaming Enforcement.

“Gaming Law” means any applicable federal or state statute, ordinance, rule, regulation, permit, consent, registration, finding of qualification or suitability, approval, license, judgment, order, decree, injunction or other authorization, including any condition or limitation placed thereon, governing or relating to the casino and gaming activities and operations of the Business.

“Governmental Entity” means any court, administrative agency, commission, regulatory authority, Gaming Authority or other governmental authority or instrumentality.

“Holdings Assets” means the assets, properties, rights, Claims, Contracts and businesses of every kind, character and description, whether tangible or intangible (including goodwill), whether real, personal or mixed, whether accrued, contingent or otherwise, and wherever located, held by Holdings and either (i) primarily used or held for use in the Business or (ii) otherwise necessary for or beneficial to the conduct of the Business as of the date hereof.

“Icahn” means each of Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP.

“Indenture” means that certain Indenture, dated as of December 28, 2006 (as amended supplemented or otherwise modified from time to time), entered into by and among Tropicana Entertainment, Tropicana Finance Corp. (f/k/a/ Wimar OpCo Finance Corp.) and U.S. Bank National Association, as Trustee.

“Intellectual Property” means all intellectual property and proprietary rights, foreign or domestic, including all patents, patent rights and patent applications (together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof), inventions (whether or not patentable), processes, technologies, discoveries, trade secrets, trademarks, trademark rights, trademark registrations and applications, internal controls, domain names (including all website content associated therewith), service marks, service mark rights, service mark registrations and applications, trade names, trade name rights, trade secrets, service names, service name rights, brandmarks, brand names, logos, trade dress, know-how, copyrights, copyright rights, copyright registrations and applications, marketing and customer information (including customer lists and customer databases, confidential business information, licenses, technical information (including confidential information), formulae, business and product names, slogans, industrial models, designs, methodologies, computer programs (including all source code and object code), all goodwill associated with the foregoing, all documentation, copies and tangible embodiments of the foregoing (in whatever form or medium), and all past, present or future Claims and causes of actions arising out of or related to any infringement, dilution, misappropriation or other violation of any of the foregoing.

“Intercompany Obligations” means a Claim by a Seller against another Seller.

“IRS” means the Internal Revenue Service, a division of the United States Treasury Department, or any successor agency thereto performing substantially the same regulatory function.

“knowledge” means (a) when used in the phrase “knowledge of the Tropicana Parties” or “the Tropicana Parties’ knowledge” or words of similar import, the actual knowledge of Scott Butera and Marc Rubinstein, (b) when used in the phrase “knowledge of the Specified Parties” or “Specified Parties’ knowledge” or words of similar import, the actual knowledge of the three most senior officers of each Specified Party or (c) when used in the phrase “knowledge of the Company” or words of similar import, the actual knowledge of Mark Giannantonio, Ed Garruto and Tama Hughes.  For the avoidance of doubt, “actual knowledge” shall not include constructive knowledge or imputed knowledge, nor shall it imply any duty of inquiry.

“Land” means those certain parcels of or interests in real property which are owned in fee by the Sellers, as more particularly described in Section 4.6(a) of either of the AC Disclosure Letters.

“Law” means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award, policies, guidance, court decision, rule of common law or finding, including any Gaming Law.

“Leased Properties” means those certain parcels of or interests in real property which are leased, subleased or otherwise licensed for use or occupancy by the Sellers, including, without limitation, pursuant to an Affiliate Agreement, as more particularly described in Section 4.6(b) of either of the AC Disclosure Letters.

“Leased Property Leases” means all lease, sublease, occupancy and concession agreements under which a Seller has the right to use or occupy the Leased Properties.

“Lenders” means the Lenders, as defined in Article I of the Original Credit Agreement.

“Liability” means any direct or indirect liability, indebtedness, obligation, commitment, fee, expense, Claim, deficiency, disbursement, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

“Management Agreement” means each Benefit Plan identified as a Management Agreement in Section 4.13(a) of the Company Disclosure Letter.

“Material Adverse Effect” means (a) any change, condition, circumstance, event or effect that has had or is reasonably likely to have a material adverse effect on the assets, financial condition or results of operations of the Business taken as a whole; provided, however, that none of the following, individually or in the aggregate, shall be deemed to have a Material Adverse Effect itself or be considered in any determination as to whether a Material Adverse Effect has occurred or is continuing in connection with any other change, condition, circumstance, event or effect:  (i) any change, condition, circumstance, event or effect arising out of or resulting from changes in or affecting the (x) travel, hospitality or gaming industries generally, (y) travel, hospitality or gaming industries in the markets or jurisdictions where the Business is located or in adjacent markets or jurisdictions in which it competes, including the Commonwealth of Pennsylvania, or (z) the financial, banking, currency or capital markets in general, (ii) any change, condition, circumstance, event or effect resulting from the entering into or public announcement of the transactions contemplated by this Agreement (including any facts or circumstances relating to the Specified Parties, their equity owners or investors or their respective Affiliates (including their respective identities)), (iii) any change, condition, circumstance, event or effect resulting from any act of terrorism, commencement, escalation, continuation or cessation of armed hostilities in the United States or internationally or declaration of war by or against or otherwise involving the United States, (iv) any change, condition, circumstance, event or effect resulting from any existing event or occurrence or circumstance which has been made publicly available as of the date hereof, including the denial by the Commission of the gaming license renewal application of the Company or the refusal of the Commission to grant plenary authorization to Affiliates of Tropicana Entertainment, (v) any change, condition, circumstance, event or effect resulting from a change in Law, including the commencement of any ban or expansion of restrictions on smoking at the Property, (vi) any change, condition, circumstance, event or effect relating to or arising from any of the Excluded Assets or Excluded Liabilities, (vii) any default or event of default under indebtedness of the Company or Tropicana Entertainment or any of their respective Affiliates or the commencement or conduct of the Bankruptcy Cases, and any event or condition that results from such defaults or events, including any actions taken by any Gaming Authority as a result of the matters described in clause (iv) and (b) a material adverse effect on the ability of the Tropicana Parties, the Trustee/Conservator or the Company to perform its obligations under, or to consummate the transactions contemplated by, this Agreement.

“Material Contract” means any Contract primarily relating to the Business (other than this Agreement, the Leased Property Leases, the Owned Property Leases, and Contracts set forth in Section 4.12 or Section 4.13 of either of the AC Disclosure Letters, and Affiliate Agreements other than those set forth in Section 2.1(a)(iv)(D) of either of the AC Disclosure Letters) to which any Seller is a party that (i) (a) has a remaining obligation for payment or services by or to the such Seller in an amount exceeding $5,000,000 per annum and (b) is not cancelable by such Seller upon notice of 60 days or less; (ii) provides for a commitment of employment or consultation services to a current officer or director of any Seller for a specified or unspecified term or otherwise relates to the employment or the termination of employment of any such person; (iii) contains any provision or covenant materially limiting the ability of a Seller to engage in any business activity or compete with any Person or materially limiting the ability of any Person to compete with a Seller; (iv) provides for a material partnership or joint venture arrangement; (v) are agreements relating to indebtedness (a) for borrowed money, (b) evidenced by notes, loans, mortgages, bonds, debentures or other similar debt securities or agreements, (c) for reimbursement in respect of letters of credit that are drawn prior to Closing, (d) under instruments or agreements upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business), or (e) under conditional sale or other title retention agreements, in each case whether incurred, assumed, guaranteed or secured by any asset of any Seller and representing an obligation of in excess of $10,000,000 or (vi) except for this Agreement or as contemplated by this Agreement, provides for (a) the future disposition or acquisition of any assets that are, individually or in the aggregate, material to the business or financial condition of the Sellers, taken as a whole, other than dispositions or acquisitions in the ordinary course of business or (b) any merger or other business combination. In no event shall any Contract governing the lease of equipment or gaming devices be deemed a Material Contract.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Entity or by any arbitrator.

“ordinary course of business” or phrases of similar import, when used to describe the actions of a Seller relating to the Business, refer to actions taken in the ordinary course of normal day-to-day operations in a manner consistent with past practice as in effect (i) in the case of Gaming Approvals, between the Aztar Acquisition Date and the date immediately preceding the Trust Trigger Date and (ii) in all other cases, since the Aztar Acquisition Date.

“Original Collateral Agreement” means the Guarantee and Collateral Agreement as defined in Article I of the Original Credit Agreement.

“Outside Date” means January 31, 2010, or such date resulting from an extension of such Outside Date pursuant to Section 9.1(b).

“Owned Property Leases” means all lease, occupancy and concession agreements affecting the Owned Property, including Affiliate Agreements.

“Permitted Encumbrances” means:

(i)                                     to the extent in respect of an Assumed Liability, Encumbrances for mechanics’ and materialmen’s liens or Encumbrances not filed of record and charges, assessments and other governmental charges not delinquent or which are currently being contested in good faith by appropriate Proceedings (which Proceedings are listed in Section 1.1 of either of the AC Disclosure Letters) or for which Tropicana Entertainment or one or more of its Affiliates shall have provided irrevocable bond or other security;

(ii)                                  Encumbrances created by any of the Specified Parties;

(iii)                               easements, conditions, declarations, reservations or similar rights of others in property or assets of the Sellers that do not, individually or in the aggregate, materially impair the current use of such property or assets for the purposes for which they are held;

(iv)                              officially mapped riparian, littoral and other rights created by the fact that any portion of the Property formerly comprised, or currently comprises, shores or bottoms of navigable waters;

(v)                                 zoning and subdivision ordinances;

(vi)                              the terms and conditions of Laws of any Governmental Entity having jurisdiction over the Property or Permits that constitute Acquired Assets;

(vii)                           Encumbrances created by or arising from (A) any Owned Property Lease or Leased Property Lease or (B) any Material Contract disclosed in Section 4.8(a) of either of the AC Disclosure Letters, in each case to the extent such Owned Property Lease, Leased Property Lease or Material Contract is an Acquired Contract;

(viii)                        rights of tenants under leases that are Acquired Contracts and rights of guests in possession or holding reservations for future use or occupancy of the Property;

(ix)                                rights of the public in public ways;

(x)                                   any matter disclosed on surveys delivered to the Administrative Agent prior to the date hereof; and

(xi)                                any Encumbrances disclosed in Section 1.1 of either of the AC Disclosure Letters;

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or “group” (as defined in Rule 13d-5(b)(1) under the Exchange Act).

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal, at law or in equity) commenced, brought, conducted, or heard by or before or otherwise involving any Governmental Entity or arbitrator.

“Property” means the Land and all personal property, fixtures, and improvements owned, leased, licensed or otherwise held by any Seller and placed on, attached to, or located at and used in connection with the operation of the Business, in each case other than the Excluded Intellectual Property.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Ramada Assets” means the assets, properties, rights, Claims, Contracts and businesses of every kind, character and description, whether tangible or intangible (including goodwill), whether real, personal or mixed, whether accrued, contingent or otherwise, and wherever located, held by Ramada and either (i) primarily used or held for use in the Business or (ii) otherwise necessary for or beneficial to the conduct of the Business as of the date hereof.

“Regulations” means Treasury regulations promulgated under the Code.

“Required Lenders” means the Required Lenders, as defined in Article I of the Original Credit Agreement.

“Retained 401(k) Plan” means the Columbia Sussex Corporation 401(k) Plan.

“Sale Orders” means the Delaware Sale Order, the NJ Sale Order and the Supplemental Orders.

“SEC” means the Securities and Exchange Commission and any successor thereto.

“Secured Parties” means the Secured Parties, as defined in the Original Collateral Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Bankruptcy Schedules” means the schedules of assets and liabilities filed by the Sellers pursuant to section 521 of the Bankruptcy Code, the official bankruptcy forms and the Federal Rules of Bankruptcy Procedure.

“Shares” means the Company Shares and the Subsidiary Shares.

“Subsidiary” means, with respect to any party (other than the Trustee/Conservator and the Administrative Agent), any corporation or other organization, whether incorporated or unincorporated, of which such party or any other Subsidiary of such party (i) is a general partner or managing member or (ii) holds at least 50% of the equity interests in, or equity securities having voting power to elect a majority of the board of directors or other body performing similar functions with respect to, such corporation or other organization.

“Subsidiary Shares” means the issued and outstanding capital stock of each of the Company Subsidiary, Holdings, Atlantic-Deauville, Atlantic-Deauville Subsidiary and Ramada.

“Tax Law” means the Code, the Regulations, rulings of the IRS  as published in the Internal Revenue Bulletin, and decisions of applicable federal courts interpreting the Code and the Regulations.

“Tax Period” means any period prescribed by any Governmental Entity for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Return” means any report, return (including any information return), Claim for refund, election, estimated Tax filing or payment, request for extension, document, declaration or other information or filing required to be supplied to any Governmental Entity with respect to Taxes, including attachments or schedules thereto and amendments thereof.

“Taxes” means any and all taxes, charges, fees, levies, tariffs, duties, liabilities, impositions or other assessments of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Tax authority or other Governmental Entity, including, income, gross receipts, profits, gaming, excise, real or personal property, environmental, sales, use, value-added, ad valorem, parking, luxury, hotel, withholding, social security, retirement, employment, unemployment, workers’ compensation, occupation, service, license, net worth, capital stock, payroll, franchise, gains, stamp, transfer and recording taxes, and shall include any liability for the Taxes of any Person under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor.

“Transferring Employee” means each Business Employee who is offered and who accepts employment with a Specified Party as of the Closing Date.

“Tropicana Entertainment Intermediate Holdings” means Tropicana Entertainment Intermediate Holdings, LLC (f/k/a Wimar OpCo Intermediate Holdings LLC), a Delaware limited liability company and the immediate parent of Tropicana Entertainment.

“Trust Assets” means the Trust Property (as such term is defined in the Trust Agreement), including, without limitation, all of the issued and outstanding capital stock of the Company.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and any applicable analogous state and/or local Law.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a “complete withdrawal” or “partial withdrawal” from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

(b)                                                         The following capitalized terms are defined elsewhere in this Agreement, as indicated below:

Terms	Cross Reference Section in Agreement

2008 Financial Information	Section 4.3
AC Disclosure Letters	Article IV
Acquired Accounts Receivable	Section 2.1(a)(v)
Acquired Assets	Section 2.1(a)(xvii)
Acquired Books and Records	Section 2.1(a)(viii)
Acquired Cash	Section 2.1(a)(xii)

Terms	Cross Reference Section in Agreement

Acquired Claims	Section 2.1(a)(vi)
Acquired Contracts	Section 2.1(a)(iv)
Acquired Intellectual Property	Section 2.1(a)(iii)
Administrative Agent	Preamble
Agreement	Preamble
Amended NJ Sale Order	Section 7.1(a)
Approval Payment	Section 6.7(a)
Asset Sale	Recitals
Assumed Benefit Plans	Section 6.3(b)
Assumed Liabilities	Section 2.1(c)(v)
Assumed Tax Liabilities	Section 2.1(c)(vi)
Atlantic-Deauville	Preamble
Atlantic-Deauville Subsidiary	Preamble
Audited Financial Information	Section 4.3
Available Post-Closing Cash	Section 3.2(a)
Aztar Acquisition	Recitals
Aztar Acquisition Date	Recitals
Balance Sheet Data	Section 4.3
Bankruptcy Cases	Recitals
Bankruptcy Code	Recitals
Bankruptcy Courts	Recitals
Benefit Plans	Section 4.13(a)
Bidding Procedures Order	Recitals
Bill of Sale, Assignment and Assumption Agreement	Section 3.2(b)
Broker	Section 4.14
Business	Recitals
Business Permits	Section 4.11(a)
Cage Cash	Section 3.2(a)(i)
Cap	Section 9.2(b)
CBA	Section 6.3(f)
Closing	Section 3.1
Closing Certificate	Section 3.2(a)
Closing Date	Section 3.1
Commission	Recitals
Commission Orders	Recitals
Company	Preamble
Company Bankruptcy Case	Recitals
Company Disclosure Letter	Article IV
Company Shares	Recitals
Company Subsidiary	Preamble
Confidential Information	Section 6.4(b)

Terms	Cross Reference Section in Agreement

Conservator	Preamble
Conservator Order	Recitals
CRDA	Section 2.1(a)(xv)
Deeds	Section 3.2(c)
Delaware Bankruptcy Court	Recitals
Delaware Sale Order	Recitals
Engagement Letter	Section 4.15
Environmental Laws	Section 4.10
ERISA	Section 4.13(a)
Excluded Assets	Section 2.1(b)
Excluded Claims	Section 2.1(b)(vi)
Excluded Contracts	Section 2.1(b)(ii)
Excluded Liabilities	Section 2.1(d)
Financial Information	Section 4.3
Holdings	Preamble
HSR Act	Section 6.5(a)
Insurance Policies	Section 4.16
Justice Stein	Preamble
Leased Personal Property	Section 2.1(a)(ii)
Licensed Intellectual Property	Section 4.7(b)
Miscellaneous Closing Payments	Section 3.2(a)
Multiemployer Plan	Section 4.13(d)
Newco	Recitals
Newco Sub	Recitals
NJ Bankruptcy Court	Recitals
NJ Sale Order	Recitals
NJ Trust	Recitals
Non-Conservatorship Sellers	Preamble
Non-Foreign Affidavit	Section 3.2(g)
Non-Seller Business Assets	Section 4.18
Original Agreement	Recitals
Original Credit Agreement	Section 1.1 (Credit Agreements)
Owned Personal Property	Section 2.1(a)(ii)
Owned Properties	Section 4.6(a)
Owned Property Lease Assignment	Section 3.2(d)
Permits	Section 4.11(a)
Personal Property	Section 2.1(a)(ii)
Petition	Recitals
Plan Modification Order	Section 7.1
Pre-Closing Payments	Section 3.2(a)
Purchase Price	Section 2.2

Terms	Cross Reference Section in Agreement

Ramada	Preamble
Real Property	Section 4.6(a)
Regulatory Approvals	Section 6.5(a)
Reorganized Tropicana	Recitals
Reorganized Tropicana Stock	Recitals
Reorganized Tropicana Preferred Stock	Section 5.10(b)
Reorganized Tropicana Securities	Section 5.10(b)
Required Reserve Cash	Section 3.2(a)(iii)
Retained Benefit Plan	Section 6.3(b)
Rolling Miscellaneous Closing Payments	Section 3.2(a)(iv)
Sale	Recitals
Sale Orders	Section 1.1
Secured Party Advisor Fees	Section 3.2(a)
Sellers	Preamble
Severance Policy	Section 3.2(a)(iii)
Specified Original Credit Agreement Obligations	Section 2.2
Specified Party	Recitals
Specified Party 401(k) Plan	Section 6.3(e)
Specified Party Disclosure Letter	Article V
Specified Party Permits	Section 5.5(a)
Specified Party Plans	Section 6.3(d)
Specified Party Recipients	Section 6.4(b)
Specified Party Representatives	Section 6.4(a)
Specified Pre-Petition Operating Liability	Section 2.1(c)(v)
Supplemental Orders	Section 7.1(a)
Supplemental Order Hearing Deadline	Section 7.1(a)
TCR Affiliated Group	Section 6.8(i)
Title Policy	Section 8.2(f)
Transfer Taxes	Section 6.8
Tropicana Atlantic City	Recitals
Tropicana Bankruptcy Case	Recitals
Tropicana Disclosure Letter	Article IV
Tropicana Entertainment	Preamble
Tropicana Parties	Preamble
Tropicana Trust Agreement Parties	Recitals
Trust Agreement	Recitals
Trust Orders	Recitals
Trust Trigger Date	Recitals

Terms	Cross Reference Section in Agreement

Trustee	Preamble
Trustee/Conservator	Preamble
Unaudited Financial Information	Section 4.3
Unpaid Advisor Fees	Section 3.2(a)
Written Direction	Section 5.9

Section 1.2                    Interpretation

For all purposes of this Agreement, except as otherwise expressly provided,

(a)                                                          the terms defined in this Article I have the meanings assigned to them in this Article I and include the plural as well as the singular;

(b)                                                         all accounting terms not otherwise defined herein have the meanings assigned under GAAP, as in effect on the date hereof, unless otherwise stated;

(c)                                                          all references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement;

(d)                                                         all references in this Agreement to designated Exhibits or Schedules are to the designated Exhibit or Schedule to this Agreement, unless otherwise indicated, and all Exhibits and Schedules to this Agreement are incorporated herein by reference;

(e)                                                          pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

(f)                                                            the words “herein,” “hereof,” “herewith,” “hereunder” and “hereto” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, unless the context otherwise requires;

(g)                                                         the words “include,” “including” and other words of similar import mean “include, without limitation,” or “including, without limitation,” regardless of whether any reference to “without limitation” or words of similar import is made;

(h)                                                         the phrase “made available” in this Agreement shall mean that the information referred to has been made available (i) in the electronic data room or (ii) directly to a Specified Party, Icahn or any representative of such Person that has requested such information to be made available, it being understood and agreed that availability or delivery to any such Person shall be deemed availability or delivery to each of the Specified Parties;

(i)                                                             each of the Trustee/Conservator, the Company, the Company Subsidiary, Tropicana Entertainment, Holdings, Atlantic-Deauville, the Atlantic-Deauville Subsidiary, Ramada, the Administrative Agent and each Specified Party, shall be referred to herein individually as a “party” and collectively as the “parties” (except where the context otherwise requires); and

(j)                                                             “reasonable best efforts” when used in this Agreement shall not include efforts which require the performing party (A) to do any act that is unreasonable under the circumstances, (B) to make any capital expenditures not expressly contemplated hereunder, (C) to amend or waive any rights under this Agreement or (D) to incur or expend any funds other than reasonable expenses incurred in satisfying its obligations hereunder, including the fees, expenses and disbursements of its accountants, actuaries, counsel and other professionals.

ARTICLE II

PURCHASE AND SALE OF ASSETS; LIABILITIES; PURCHASE AND SALE OF REORGANIZED TROPICANA STOCK; PURCHASE PRICE

Section 2.1                    Purchase and Sale of Assets

(a)                                                          Pursuant to Sections 105, 363, 365 and 1113 of the Bankruptcy Code, on the terms and subject to the conditions set forth in this Agreement, the Supplemental Orders and the Commission Orders and to the extent permitted and transferable by Law, at the Closing, (i) each of the Company and the Company Subsidiary agrees to sell to Reorganized Tropicana (and Reorganized Tropicana directs each of the Company and the Company Subsidiary to transfer, assign, convey and deliver to Newco and the Company and Company Subsidiary shall transfer, assign, convey and deliver to Newco, and Newco agrees to accept) all of the Company’s and the Company Subsidiary’s right, title and interest in and to the Company Assets, (ii) Holdings agrees to sell, transfer, assign, convey and deliver to Newco Sub, and Newco Sub agrees to accept, all of Holdings’ right, title and interest in and to the Holdings Assets, (iii) each of Atlantic-Deauville and the Atlantic Deauville Subsidiary agrees to sell, transfer, assign, convey and deliver to Newco Sub, and Newco Sub agrees to accept, all of Atlantic-Deauville’s and the Atlantic Deauville Subsidiary’s right, title and interest in and to the Atlantic Assets and (iv) Ramada agrees to sell, transfer, assign, convey and deliver to Newco Sub, and Newco Sub agrees to accept, all of Ramada’s right, title and interest in and to the Ramada Assets, in each case other than any Excluded Assets held by such Seller and free and clear of all Encumbrances except for Permitted Encumbrances, and including the following such assets, as applicable:

(i)                                                             all of its right, title and interests in and to the Owned Property, including that set forth in Section 4.6(a) of the AC Disclosure Letter covering such Seller, together with the buildings, improvements, fixtures, easements and other attachments or appurtenances thereto;

(ii)                                                          all of its office, hotel, casino, showroom, restaurant, bar, convention, meeting and other furniture, furnishings, appliances, equipment, equipment manuals, slot machines, gaming tables and gaming equipment and paraphernalia (including parts or inventories thereof), vehicles (passenger, delivery and other), software, point of sale equipment, telephone numbers, two-way security radios and base station, maintenance equipment, tools, signs and signage, supplies, linens (sheets, towels, blankets, napkins), uniforms, silverware, glassware, chinaware, pots, pans and utensils, and food, beverage and alcoholic beverage inventories owned by such Seller (the “Owned Personal Property”) or leased by such Seller (the “Leased Personal Property”) immediately prior to the Closing, including all personal property set forth in Section 4.17 of the AC Disclosure Letter covering such Seller (the Owned Personal Property and Leased Personal Property, collectively, the “Personal Property”);

(iii)                                                       all of its rights in and to Intellectual Property (other than the Excluded Intellectual Property) that is either owned by or licensed to any Seller, including the Intellectual Property set forth in Section 4.7 of the AC Disclosure Letter covering such Seller, and including rights to sue, causes of action and other Claims for and/or remedies against past, present and future infringements, dilutions, misappropriations, and other violations thereof, rights of priority and protection of interests therein under the laws of any jurisdiction worldwide and all tangible embodiments thereof (collectively, the “Acquired Intellectual Property”);

(iv)                                                      all of its rights in and to (A) distribution agreements, vendor and supplier agreements, customer agreements, junket agreements, consignment agreements, agency agreements, license or use agreements, leases (including Owned Property Leases and Leased Property Leases), broker agreements and confidentiality agreements, (B) purchase orders for the sale or purchase of goods and services, or both, and (C) other Contracts, in each case as set forth in Section 2.1(a)(iv) of the AC Disclosure Letter covering such Seller (collectively, the “Acquired Contracts”);

(v)                                                         all of its accounts and notes receivable, unpaid drafts or checks (markers), letters of credit and other rights to receive payments, including accounts receivable of registered guests who have not checked out and who are occupying rooms at the Tropicana Atlantic City on the evening of the Closing Date (collectively, the “Acquired Accounts Receivable”);

(vi)                                                      all of its rights, privileges, Claims, causes of action and demands in respect of prepayments, refunds, warranty claims, indemnification agreements in favor of any Seller with, and indemnification and similar rights against, third parties (the “Acquired Claims”);

(vii)                                                   all insurance benefits, including rights and proceeds, arising from or relating to the Business and the Insurance Policies prior to the Closing (other than such benefits, rights and proceeds which are specifically related to the funding or reimbursement of any Excluded Liability), including, for the sake of clarity, benefits, rights and proceeds arising from or under policies relating to the Assumed Benefits Plans and any short-term or long-term disability insurance benefits for Transferring Employees who are entitled to such insurance benefits on the Closing Date;

(viii)                                                all of its sales and business records, files, databases, books of account, customer and supplier lists (including the Atlantic City Customer Database), books and records related to Taxes, correspondence, architecture, engineering, maintenance, operating records, advertising materials, cost and pricing information, business plans, quality control records and manuals, blueprints, research and development files, credit records of customers and other books and records, manuals and other materials (in any form or medium), other than any materials that such Seller is required by Law to maintain in its possession (collectively, the “Acquired Books and Records”);

(ix)                                                        all of its goodwill other than goodwill arising out of or related to the Excluded Assets;

(x)                                                           all of its Permits (it being understood that any Permits that may not be assigned or transferred under applicable law shall be governed by Section 6.17 below);

(xi)                                                        all of its computers and automatic machinery, application systems, servers, and systems hardware and networking and communications equipment and assets;

(xii)                                                     all  cash, negotiable instruments, gaming value and non-value chips and placques and cash equivalents, including sums located in cages, countrooms, kiosks, slot machines, drop boxes and other gaming equipment;

(xiii)                                                  subject to Section 6.12, all of its rebates, discounts and credits performance and other bonds, security and other deposits, advance payments, prepaid expenses and prepaid rents in favor of such Seller to the extent relating to the Acquired Assets or the Assumed Liabilities;

(xiv)                                                 all rights or assets of such Seller relating to the Assumed Benefit Plans and all assets of the Assumed Benefit Plans, including, any assets held in trust (including any rabbi trust and/or secular trust), as corporate-owned life insurance, trust-owned life insurance or otherwise;

(xv)                                                    all of its rights and entitlements to (x) any payment made to, (y) investments made with the approval of or (z) notes or bonds purchased from the New Jersey Casino Reinvestment Development Authority (the “CRDA”), any sums held by the CRDA or any other agency or department of the State of New Jersey for the account of or benefit of or attributable to such Seller and any credits accrued or due such Seller related to its obligations to the CRDA;

(xvi)                                                 all refunds for Taxes arising out of or related to the Acquired Assets or the Business (whether in the form of cash, or in the case of real property Taxes, credits that can be transferred, conveyed or otherwise made available to the Specified Parties, it being understood Sellers shall cooperate with the Specified Parties, as reasonably requested, to effect the foregoing); and

(xvii)                                              all of its other tangible and intangible assets owned by such Seller and, in the case of the Non-Conservatorship Sellers, primarily used or held for use in the Business (other than any Excluded Assets) (the assets described in this Section 2.1(a) being collectively the “Acquired Assets”).

Each respective Seller shall receive in exchange for its sale, transfer, assignment, conveyance and delivery of the Acquired Assets of such Seller to the applicable Specified Party, the number of shares of Reorganized Tropicana Stock set forth on Exhibit 2.1.

For the sake of clarity, and notwithstanding anything to the contrary in this Agreement, the transfer of the Acquired Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Acquired Assets unless a Specified Party expressly assumes that Liability pursuant to Section 2.1(c).

(b)           Excluded Assets.  Notwithstanding anything to the contrary herein, the Acquired Assets shall not include the Excluded Assets, which are to be retained by the current owner thereof and not sold or assigned to the applicable Specified Party.  “Excluded Assets” shall mean all assets, properties, rights, Claims, contracts and businesses of every kind, character and description, whether tangible or intangible (including goodwill), whether real, personal or mixed, whether accrued, contingent or otherwise and wherever located, in each case not including cash or cash equivalents, that are:

(i)            owned by the Non-Conservatorship Sellers and neither (y) primarily used or held for use in the Business nor (z) otherwise necessary for the conduct of the Business as of the date of this Agreement, as set forth in Section 2.1(b)(i) of the Tropicana Disclosure Letter;

(ii)           Contracts of any Seller other than the Acquired Contracts (collectively, the “Excluded Contracts”);

(iii)          Excluded Intellectual Property;

(iv)          Acquired Contracts which cannot be assumed and assigned pursuant to the terms of Bankruptcy Code Section 365, by virtue of their being non-executory in nature or non-assignable under the terms of such Bankruptcy Code Section;

(v)           Claims by any Seller under this Agreement or agreements to be entered into by a Seller pursuant to this Agreement;

(vi)          Claims and causes of action in respect of any Seller set forth on Section 2.1(b)(vi) of the AC Disclosure Letter covering such Seller (the “Excluded Claims”);

(vii)         minute books, stock books and corporate seals;

(viii)        the Shares;

(ix)           subject to Section 2.1(a)(vi), (a)(vii) and Section 6.12, insurance policies; and

(x)            assets or rights relating to an Excluded Liability and set forth in Section 2.1(b)(x) of either of the AC Disclosure Letters.

(c)           Assumed Liabilities.  Subject to the terms and conditions set forth in this Agreement, immediately after the Closing, Reorganized Tropicana (and in the case of Reorganized Tropicana, Newco as directed by Reorganized Tropicana) and Newco Sub shall assume and thereafter pay, perform and discharge when due the following Liabilities of the Sellers that have not been paid, performed or discharged as of the Closing:

(i)            any and all Liabilities to the extent first arising after the Closing Date, which Liabilities arise out of or are related to Acquired Contracts after the Closing Date (other than any Liability arising out of or related to any breach, default, act or omission that occurred prior to the Closing Date), in each case to the extent that such Acquired Contracts are validly assigned to such Specified Party or, until so assigned, subject to Section 6.17(a);

(ii)           any and all Liabilities under any lease covering Leased Personal Property arising after the Closing Date (other than any Liability arising out of or related to any breach, default, act or omission that occurred prior to the Closing Date);

(iii)          any and all Liabilities for post-petition ordinary course obligations and trade payables of the Business as of the Closing Date (excluding any expenses incurred with respect to the administration of the Sellers’ bankruptcy cases) that are Allowed administrative expenses under Section 503(b) of the Bankruptcy Code;

(iv)          any Liabilities incurred by any of the Sellers and, in the case of the Non-Conservatorship Sellers, any Liabilities primarily related to the Property, that are Allowed as administrative expenses under Section 503(b)(9) of the Bankruptcy Code, which Allowed Claims shall be paid by such Specified Party within one hundred twenty (120) days after the later of the Closing Date and the date such Claims are Allowed by the NJ Bankruptcy Court or the Delaware Bankruptcy Court;

(v)           pre-petition operating Liabilities with respect to the Business in the amounts thereof set forth for such items in the Closing Certificate (the “Specified Pre-Petition Operating Liabilities”); and

(vi)          all Liabilities for Taxes (y) set forth on Exhibit B to the extent that such Liabilities are Allowed administrative expense Claims arising out of or related to the Acquired Assets or the Business, and (z) to the extent  provided in Section 6.8(a), Section 6.8(c) and Section 6.8(d) (the “Assumed Tax Liabilities”); and

(vii)         Liabilities relating to the Business Employees or arising under Benefit Plans, but in each case only to the extent expressly assumed by the Specified

Parties under Section 6.3, it being understood by the parties hereto that, notwithstanding anything contained in this Agreement or otherwise, in no event shall the Specified Parties assume, pay, perform or discharge (y) any COBRA Liability or (z) any Withdrawal Liability

(all Liabilities described in this Section 2.1(c) being collectively the “Assumed Liabilities”, it being understood and agreed that the term Assumed Liabilities shall in no event include any of those Liabilities referenced in Sections 2.1(d)(i)-(vii)).

(d)           Excluded Liabilities.  Notwithstanding anything to the contrary herein, the Specified Parties shall not assume and the applicable Seller shall retain any and all Liabilities of such Seller other than the Assumed Liabilities, whether or not relating to or arising out of the operation of the Business prior to the Closing, including:

(i)            any and all Liabilities of any Seller arising out of the Excluded Assets or not arising out of, relating to or in respect of the Business;

(ii)           any and all Liabilities of any Seller relating to or arising out of the Credit Agreements or the Indenture;

(iii)          any and all Liabilities of a Seller relating to or arising out of any debt incurred or owed by any Seller to Columbia Sussex Corporation, TCR or any of their Subsidiaries or Affiliates (other than any Seller), other than any such debt relating to any Acquired Contract;

(iv)          any and all Liabilities (other than Secured Party Advisor Fees) that could have been (but were not) included as Miscellaneous Closing Payments on the Closing Certificate;

(v)           all Liabilities for Taxes other than Assumed Tax Liabilities;

(vi)          all other Liabilities which the Specified Parties do not in writing (including under this Agreement) expressly assume, including but not limited to environmental liabilities; and

(vii)         any and all COBRA Liabilities and any and all Withdrawal Liabilities,

(the Liabilities described in this Section 2.1(d) being collectively the “Excluded Liabilities”).

(e)           Assignments; Cure Amounts.  Each Seller shall assume and assign to the applicable Specified Party as of the Closing Date all Acquired Contracts and CBAs to which such Seller is a party pursuant to Sections 365 and 1113, as applicable, of the Bankruptcy Code and the Sale Orders.  Sellers shall pay all cure costs arising from the assumption and assignment of the Acquired Contracts and CBAs, as and when required by the Sale Orders; provided, that, (i) no Cure Amounts shall be required to be paid with respect to Intercompany Obligations, and (ii) prior to the Closing, the benefits, receivables, payables, liabilities and obligations associated with Cure Amounts relating to Intercompany Obligations shall remain outstanding and in full force and effect, to the extent Cure Amounts are not paid.  Sellers’ good faith estimates of the Cure Amounts for each Acquired Contract and CBA, as of April 29, 2009, are as set forth in Section 2.1(e) of the AC Disclosure Letter applicable to such Seller.

Section 2.2            Credit Bid

At the Closing, (i) each Seller shall sell, transfer and deliver (and shall direct Reorganized Tropicana and Newco Sub, as applicable, to deliver and Reorganized Tropicana and Newco Sub, as applicable, shall deliver), the Reorganized Tropicana Stock to be received by such Seller in exchange for such Seller’s sale, transfer, assignment, conveyance and delivery to the applicable Specified Party of the Acquired Assets as set forth in Section 2.1(a), to the Secured Parties, free and clear of all Encumbrances and adverse claims, in exchange for which the Administrative Agent, on behalf of the Secured Parties, shall surrender a portion of the obligations secured by the Original Collateral Agreement in the aggregate principal amount of $200,000,000, no portion of which shall constitute interest or the right to receive interest, which shall be retained by the Secured Parties (the “Specified Original Credit Agreement Obligations”) pursuant to the Supplemental Orders and (ii) the applicable Specified Party shall assume the Assumed Liabilities of the applicable Sellers.  As of the Closing, the aggregate amount of the Specified Original Credit Agreement Obligations shall be deemed fully satisfied and discharged.  Each of the Tropicana Parties acknowledges and agrees that all of its rights to receive the proceeds of any disposition of the assets of the Company (including the Reorganized Tropicana Stock) or the Company Shares under the Commission Orders and the laws of the State of New Jersey shall be fully satisfied by such satisfaction and discharge and the applicable Specified Parties’ assumption of the Assumed Liabilities.  The sum of the Specified Original Credit Agreement Obligations shall be the “Purchase Price”.  To the extent related to the Administrative Agent entering into and consummating the transactions contemplated by this Agreement, on behalf of the Secured Parties and at the direction of the Required Lenders, the Trustee/Conservator shall, at the time the Trustee/Conservator seeks the approval of the Commission to enter into this Agreement, seek a confirmation from the Commission of its declaratory ruling that the Administrative Agent need not obtain its own interim authorization, obtain a casino license, or otherwise be found qualified as a consequence of entering into and consummating the transactions contemplated by this Agreement, on behalf of the Secured Parties and at the direction of the Required Lenders.  The parties hereto acknowledge and agree that in no circumstances shall the Administrative Agent be obligated to any other party to obtain any such license or qualification.

Section 2.3            Allocation of Purchase Price

The Purchase Price shall be allocated (for U.S. Federal income Tax purposes) among the Sellers as set forth on Exhibit C.  Within thirty (30) days following the Closing Date, the Non-Conservatorship Sellers and Newco Sub shall in good faith determine the allocation (for U.S. Federal income Tax purposes) of the consideration among the Acquired Assets (other than the Company Assets transferred to Newco by the Company and the Company Subsidiary).  Tropicana Entertainment and Newco Sub shall file (and cause their respective Affiliates to file) all Tax Returns (including Internal Revenue Service Form 8594) consistent with such allocation and not take any position contrary to such allocation with any Governmental Entity without the express written consent of the other unless required by a final determination under Section 1313 of the Code.

ARTICLE III

CLOSING

Section 3.1            Closing Date

The closing of the Sale (the “Closing”) shall take place at the offices of Debevoise & Plimpton LLP located at 919 Third Avenue, New York, New York 10022, on a date (the “Closing Date”) to be specified by the Trustee/Conservator, and Reorganized Tropicana, which date shall be the fourth (4th) Business Day (or such earlier date as may be agreed by the Trustee/Conservator and Reorganized Tropicana) following the date on which all conditions to Closing set forth in Article VIII have been satisfied or, if permissible, waived by the party entitled to make such a waiver (other than conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions), or at such other time as the Trustee/Conservator and Reorganized Tropicana may agree.  It is understood, however, that, unless otherwise allowed by the Commission, the Closing Date will not be scheduled earlier than the 121st day after the submission of a completed application for licensure or qualification by Newco, which application should include a fully executed and approved trust agreement in accordance with N.J.S.A. 5:12-95.14.  Subject to Article IX, failure to consummate the Sale provided for in this Agreement on the date and at the time and place determined pursuant to this Section 3.1 shall not result in termination of this Agreement and shall not relieve any party of any obligations under this Agreement.

Section 3.2            Deliveries at Closing

The following deliverables shall be executed and delivered or delivered, as applicable, by the Trustee/Conservator, the applicable Specified Party or the Tropicana Parties, as described below, at or prior to the Closing:

(a)           Closing Certificate; Closing Payments; Required Working Capital.

(i)            Not more than six (6) Business Days (but at least four (4) Business Days) prior to the Closing Date, the Company and Newco (or, if Newco and the Administrative Agent by prior written notice so notify the Company, a Specified Party Representative designated by the Administrative Agent) shall prepare (A) a good faith estimate of each Specified Pre-Petition Operating Liability (if any) that is required to be paid at the Closing and (B) an allocation of the consideration as between the Owned Property, on the one hand, and the other Acquired Assets, on the other hand, for purposes of determining the amount of each Transfer Tax required to be paid in connection with Sellers’ transfer of Acquired Assets to the Specified Parties.  The Sellers, Tropicana Entertainment and the Specified Parties acknowledge and agree that the amount of consideration allocated to the Owned Property is intended to represent the fair market value of the Owned Property;

(ii)           Not later than the finalization of the estimate set forth in Section 3.2(a)(i), the Administrative Agent shall deliver a certificate to the Company, which certificate shall be subject to the approval of the Trustee/Conservator (which approval shall not be unreasonably withheld or delayed), setting forth the amount of all fees and expenses as of the Closing for the Administrative Agent and for professionals retained by the Administrative Agent or the Steering Committee of the Secured Parties, in each case solely to the extent such fees and expenses were incurred in connection with the transactions effected through this Agreement and the Ancillary Agreements (“Secured Party Advisor Fees”), such certificate separately designating the amount of such fees paid by the Company prior to the Closing (if any) and the amount of unpaid Secured Party Advisor Fees not paid in or through the Tropicana Bankruptcy Case pursuant to Section 3.2(a)(iii);

(iii)          Not more than one (1) Business Day following the finalization of the estimate set forth in Section 3.2(a)(i), the Company will prepare and deliver to Newco a certificate (the “Closing Certificate”), substantially in the form set forth in Exhibit 3.2(a)(iii) attached hereto which certificate shall (i) be subject to review and approval by Newco (which approval shall not be unreasonably withheld or delayed), (ii) be finalized by Newco and the Company at least two (2) Business Days prior to the Closing and (iii) set forth (A) an amount equal to the sum of all Secured Party Advisor

Fees paid by the Company up to the Closing Date plus the amount of the Company’s good faith estimate of the aggregate amount of cash, cash equivalents and other items to be included in the Acquired Assets under Section 2.1(a)(xii), (B) each Specified Pre-Petition Operating Liability included in the estimate set forth in Section 3.2(a)(i), together with wiring or other instructions for the payment of such Liability, (C) the amount of each Transfer Tax required to be paid at the Closing in connection with the Sellers’ transfer of the Acquired Assets to the applicable Specified Parties, together with the name of the Governmental Entity to which such Transfer Tax is to be paid and wiring or other instructions for the payment of each such Transfer Tax, but excluding the amount of any Transfer Tax imposed on account of  Sellers’ transfer of Reorganized Tropicana Stock (D) the amount of all unpaid fees and expenses as of the Closing for the Trustee/Conservator and professionals (including the Broker) retained by the Trustee/Conservator, the Company and Company Subsidiary, together with wiring or other instructions for the payment of such fees and expenses to each such professional (“Unpaid Advisor Fees”), (E) the amount of Secured Party Advisor Fees determined pursuant to the certificate delivered and approved under Section 3.2(a)(ii), but only to the extent that such Secured Party Advisor Fees are included in Miscellaneous Closing Payments (as defined below) in accordance with clauses (2) and (3) of this Section 3.2(a)(iii),  (F) the amount that becomes due and payable at Closing under the Management Agreements and for severance obligations under the Tropicana Atlantic City Severance Pay Policy, as in effect on February 20, 2009 (the “Severance Policy”), each as are assumed in accordance with Section 6.3(b) hereof, together with wiring or other instructions for the payment of each such obligation, (G) the amount due and payable of each unpaid Approval Payment required to be made at or as a result of the Closing, together with wiring or other instructions for the payment of each such Approval Payment, (H) the amount of each priority Claim payable to a current or former employee of the Company pursuant to Sections 507(a)(4) and 507(a)(5) of the Bankruptcy Code solely to the extent set forth on Section 3.2(a)(iii)(H) of the Company Disclosure Letter and in an aggregate amount not to exceed $500,000, and the amount of statutory fees payable pursuant to United States Code, Title 28, Section 1930, together with wiring or other instructions for the payment of each such Claim and fee, (I) the aggregate amount of other administrative expense Claims under Sections 503(b) and 507(a) of the Bankruptcy Code not assumed pursuant to Section 2.1(c) and not constituting Unpaid Advisor Fees, Secured Party Advisor Fees or obligations pursuant to clause (F), together with wiring or other instructions for the payment of each such Claim and fee, (J) the aggregate amount of fines, penalties and fees due and payable by the Company to the Commission as of the Closing Date (including the aggregate amounts of deferred fees disclosed on Item 2 in Section 4.4 of the Company Disclosure Letter), together with wiring or other instructions for the payment of such fines, penalties and fees, (K) the cost of the Title Policy, (L) any other payments to be made at Closing as agreed in writing by Newco and the Company, (M) any amount payable by Sellers in respect of the matter set forth in Section 3.2(a)(iii)(M) of the Company Disclosure Letter, (N) the amount of each priority Claim for or relating to Taxes for which the Trustee/Conservator or the directors, officers or employees of the Company or the Company Subsidiary would reasonably be expected to be subject to personal liability under applicable Law (the sum of the amounts in (B) through (N) immediately above is referred to in this Agreement as the “Miscellaneous Closing Payments”), (O) the Cure Amounts for each Acquired Contract and CBA, (P) a good faith estimate of the cash and cash equivalents that constitute “cage cash” required to be held in the Business pursuant to applicable Gaming Laws (“Cage Cash”) and (Q) the aggregate amount of any and all other cash reserves required to be maintained by the Business pursuant to applicable Gaming Laws, as determined by the Commission (“Required Reserve Cash”).  The positive difference (if any) between the amount set forth in clause (A) and the sum of the amounts of the Miscellaneous Closing Payments and the Cure Amounts for each Acquired Contract and CBA shall be the “Available Post-Closing Cash”.  It is understood and agreed that (1) the Specified Parties shall, and shall cause their Affiliates who are Lenders to, use each of their reasonable best efforts to cause all fees and expenses of the Administrative Agent and professionals retained by the Specified Parties, the Administrative Agent or the Steering Committee of the Secured Parties in connection with the transactions to be paid in or through the Tropicana Bankruptcy Case, (2) Secured Party Advisor Fees shall only be included in the calculation of Miscellaneous Closing Payments to the extent that such fees have not been and will not be paid in or through the Tropicana Bankruptcy Case as of the Closing, (3) Secured Party Advisor Fees shall be deemed Miscellaneous Closing Payments only to the extent that payment of such Secured Party Advisor Fees do not and would not, after accounting for the payment of all other Miscellaneous Closing Payments and the Cure Amounts for each Acquired Contract and CBA, result in the aggregate amount of Available Post-Closing Cash being less than the sum of Cage Cash and Required Reserve Cash, and (4) in no event shall the Corporation Business Tax Claim be treated as or deemed to be a Miscellaneous Closing Payment or otherwise paid (in part or in full) from the cash to be delivered to the Specified Parties pursuant to Section 2.1(a)(xii).

(iv)          At the Closing, the Specified Parties shall cause to be (x) paid in full from the cash to be delivered to the Specified Parties pursuant to Section 2.1(a)(xii) by wire transfer of immediately available funds or such other means as specified in the Closing Certificate, each of the Miscellaneous Closing Payments specified pursuant to clauses (C), (F), (G), (J), (K) and (L) of Section 3.2(a)(iii), (y) deposited with Cole Schotz from the cash to be delivered to the Specified Parties pursuant to Section 2.1(a)(xii) by wire transfer of immediately available funds or such other means as specified in the Closing Certificate, an amount equal to the aggregate amount of (1) the Miscellaneous Closing Payments specified pursuant to clauses (B), (D), (E), (H), (I), (M) and (N) of Section 3.2(a)(iii) (collectively, the “Rolling Miscellaneous Closing Payments”), plus (2) the Cure Amounts for each Acquired Contract and CBA specified pursuant to clause (O) of Section 3.2(a)(iii), and (z) paid in full, to the extent not included in the calculation of Miscellaneous Closing Payments pursuant to clauses (2) and (3) of Section 3.2(a)(iii), the Secured Party Advisor Fees.

(v)           The Company and Company Subsidiary agree that, (x) no Miscellaneous Closing Payment shall be paid except to the extent that such Miscellaneous Closing Payment is Allowed or as otherwise agreed by the Specified Parties (it being understood that the Specified Parties agree to the payment of all Secured Party Advisor Fees regardless of this clause (x)), and (y) in the event the amount of one or more Rolling Miscellaneous Closing Payments or Cure Amounts ultimately paid to a recipient thereof by the Company or Company Subsidiary is less than the amount caused by the Specified Parties to be transferred at the Closing in respect of such payment(s) to an escrow or similar account of Cole Schotz on behalf of and for the benefit of such recipient, the difference shall be remitted to Newco within three (3) Business Days after entry of a final, non-appealable order dismissing or converting the Company’s and Company Subsidiary’s Bankruptcy Case or finally determining the aggregate amount to be paid to the respective beneficiary of such payment.

(b)           Transfer of Assets.  The Company and the Company Subsidiary (each, at the direction of the Trustee/Conservator) and each other Non-Conservatorship Seller, on the one hand, and each applicable Specified Party, on the other hand, shall deliver to the other one or more duly executed, bills of sale and assignment and assumption agreements substantially in the form of Exhibit D (each, a “Bill of Sale, Assignment and Assumption Agreement”), to effect the sale, transfer, assignment, conveyance and delivery of the Acquired Assets (including any Seller’s interests as lessor, lessee, sublessor or sublessee under any Leased Property Lease or Owned Property Lease, other than the Owned Property Leases between and among the Sellers) and the Assumed Liabilities to each applicable Specified Party.

(c)           Transfer of Owned Property.  The Company and the Company Subsidiary (each, subject to the direction of the Trustee/Conservator) and each other Non-Conservatorship Seller shall deliver to the applicable Specified Party bargain and sale deeds with covenants against grantor’s acts in form and substance as is customary for similar transactions in the State of New Jersey in respect of such Seller’s Owned Property, and executed and acknowledged by the applicable Seller (the “Deeds”), conveying title to the Owned Property to such Specified Party, subject to Permitted Encumbrances (it being understood that any or all of the Permitted Encumbrances may be omitted by such Seller in the applicable Deed without giving rise to any liability of such Seller, irrespective of any covenant or warranty of such Seller contained in such Deed), together with any transfer declarations or other filings required by Law.

(d)           Assignment of Affiliate Agreement Leases.  The Company and the Company Subsidiary (each, subject to the direction of the Trustee/Conservator) and each other Non-Conservatorship Seller, on the one hand, and each Specified Party, on the other hand, shall deliver to the other one or more duly executed, assignment and assumption agreements substantially in the form of Exhibit E (each, an “Owned Property Lease Assignment”), to effect the sale, transfer, assignment, conveyance and delivery to the applicable Specified Party of each Seller’s interests as lessor, lessee, sublessor or sublessee under the Owned Property Leases between and among the Sellers set forth on Schedule 1 of Exhibit E.

(e)           Transfer of Acquired Intellectual Property.  Each of the Company and the Company Subsidiary (each, subject to the direction of the Trustee/Conservator) and the Non-Conservatorship Sellers, as applicable, shall deliver duly executed customary instruments of assignment or transfer, in form suitable for recording in the appropriate registry, office or bureau, including the United States Patent & Trademark Office and the United States Copyright Office, as applicable, to effectuate and record the transfer of the Acquired Intellectual Property to a Specified Party and register the same in the name of such Specified Party or designee thereof.

(f)            Specified Party Certificates.  Each of the Specified Parties shall have delivered to the Trustee/Conservator and the Sellers the certificates required by Sections 8.3(a) and 8.3(b).

(g)           Tropicana Parties’ and Company Certificates.  Each of the Tropicana Parties, the Company and the Company Subsidiary shall have delivered to the Specified Parties the certificates required by Sections 8.2(a) and (b).

(h)           Non-Foreign Affidavit.  Each of the Company and the Company Subsidiary (each, subject to the direction of the Trustee/Conservator) and the Non-Conservatorship Sellers shall have executed and delivered to the Specified Parties an affidavit (the “Non-Foreign Affidavit”) substantially in the form attached hereto as Exhibit F.

(i)            [Reserved]

(j)            Gaming Approvals.  The Specified Parties shall cause to have been delivered to the Trustee/Conservator evidence reasonably satisfactory to the Trustee/Conservator that all Gaming Approvals required to be obtained by the Specified Parties or any of their holding companies, intermediary companies, financial sources, directors, officers, key employees, owners or other qualifiers as a condition to the consummation of the Sale and to the extent necessary to operate the Business after Closing without interruption of casino operations, have been obtained and are in full force and effect, including either interim authorization from the Commission allowing the Specified Parties to close the Sale or a determination by the Commission of plenary qualification and issuance of a casino license, Casino Hotel Alcoholic Beverage license and certificate of operation to Newco allowing Newco to own and operate Tropicana Atlantic City pursuant to applicable Gaming Laws.

(k)           Reorganized Tropicana Stock.  On behalf, and at the direction, of the Sellers, Reorganized Tropicana and Newco Sub shall deliver (in book entry form or otherwise) the Reorganized Tropicana Stock to the Secured Parties.

(l)            Other Documents.  The Company and the Company Subsidiary (each, subject to the direction of the Trustee/Conservator), the Specified Parties and the Tropicana Parties shall deliver any other documents, instruments or agreements required to be delivered by such party pursuant to Article VIII or which are reasonably requested by any other party that are reasonably necessary to consummate the Sale and have not previously been delivered.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES AS TO
THE TROPICANA PARTIES, THE COMPANY AND THE COMPANY SUBSIDIARY

Except as set forth in the disclosure letter delivered by Tropicana Entertainment with respect to the representations and warranties of Tropicana Entertainment and the Sellers covered thereby (the “Tropicana Disclosure Letter”) and the Company with respect to the representations and warranties of the Company and the Sellers covered thereby (the “Company Disclosure Letter” and, together with the Tropicana Disclosure Letter, the “AC Disclosure Letters”) to the Specified Parties and the Administrative Agent on the date of this Agreement, whether or not the representation or warranty or any portion thereof refers to the Tropicana Disclosure Letter or the Company Disclosure Letter by use of the phrase “except as set forth in” such Disclosure Letter or words of similar import, each of (i) Tropicana Entertainment (in respect of itself and the Non-Conservatorship Sellers and, in respect of the Company and the Company Subsidiary, only to the extent relating to events, circumstances and conditions arising as of or prior to the Trust Trigger Date, it being understood that Tropicana Entertainment (and the Non-Conservatorship Sellers) makes no representation or warranty in respect of the Financial Information, Section 4.4, Section 4.10 or the first sentence of Section 4.18) and (ii) the Company (other than with respect to Section 4.3, Section 4.4, Section 4.10 and the first sentence of Section 4.18, only in respect of the Company and the Company Subsidiary and only in respect of events, circumstances and conditions arising following the Trust Trigger Date; provided, however, that the temporal qualification in this parenthetical shall not apply in respect of the Financial Information or Section 4.10), represents and warrants, solely with respect to Section 4.19, to the Administrative Agent (on behalf of the Secured Parties) and, with respect to all of the following except for Section 4.19, to the Specified Parties, as of the date hereof and as of the Closing Date, as follows:

Section 4.1            Organization and Qualification

Each Seller (i) is a company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in the case of clauses (ii) and (iii), where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.2            Authority; No Conflict; Required Filings and Consents

(a)           Subject to the entry of the Sale Orders and, if applicable, the approval of the Commission, each of the Tropicana Parties, the Company and the Company Subsidiary has the requisite power and authority to execute and deliver this Agreement and any Ancillary Agreement to which it is a party and to consummate the transactions to which it is a party that are contemplated by this Agreement and such Ancillary Agreements.  Subject to the entry of the Sale Orders, the execution and delivery by each of the Tropicana Parties, the Company and the Company Subsidiary of this Agreement and any Ancillary Agreement to which it is a party, the performance of such party’s obligations hereunder and thereunder and the consummation by each of the Tropicana Parties, the Company and the Company Subsidiary of the transactions to which it is a party that are contemplated by this Agreement and such Ancillary Agreements have been duly authorized by all necessary action on the part of each of the Tropicana Parties, the Company and the Company Subsidiary, respectively.  This Agreement has been, and each applicable Ancillary Agreement when executed and delivered by such applicable party will be, duly executed and delivered by each of the Tropicana Parties, the Company and the Company Subsidiary, and subject to the entry of the Sale Orders and assuming that this Agreement and, as applicable, each Ancillary Agreement constitutes the valid and binding obligation of the other parties hereto and thereto, this Agreement and each Ancillary Agreement to which it is a party constitutes the valid and binding obligation of each of the Tropicana Parties, the Company and the Company Subsidiary, enforceable against such party in accordance with its terms.

(b)           The execution and delivery of this Agreement by each of the Tropicana Parties, the Company and the Company Subsidiary do not, and the consummation by each of the Tropicana Parties, the Company and the Company Subsidiary of the transactions to which it is a party that are contemplated by this Agreement and each Ancillary Agreement to which a Tropicana Party, the Company or the Company Subsidiary, as applicable, is a party, as and when contemplated by the terms hereof and thereof, will not, (i) conflict with, or result in any violation or breach of, any provision of the organizational documents of any Tropicana Party or any Seller or (ii) subject to the entry of the Sale Orders and the governmental filings and other matters referred to in Section 4.2(c) hereof, contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Entity or any other Person the right to revoke, withdraw, suspend, cancel, terminate, or modify any permit, concession, franchise, license, judgment, or Law applicable to any Tropicana Party, the Company or the Company Subsidiary, except in the case of clause (ii) for any such breaches, contraventions, rights, conflicts, violations, defaults, terminations, cancellations, accelerations, losses or failures to obtain any such consent or waiver that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)           No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to any Tropicana Party, the Company or the Company Subsidiary in connection with the execution and delivery of this Agreement or the Ancillary Agreements, the performance of such party’s obligations or its consummation of the transactions to which it is a party that are contemplated hereby and thereby, except for (i) any approvals or filing of notices required under the Gaming Laws, (ii) such consents, approvals, orders, authorizations, permits, filings, declarations or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages, (iii) the approval and the entry of the Sale Orders by the Bankruptcy Courts, (iv) such other filings, consents, approvals, orders, authorizations, permits, registrations and declarations as may be required under the Laws of any jurisdiction in which any Tropicana Party, the Company or the Company Subsidiary conducts any business or owns any assets, the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (v) the consents, approvals, orders, authorizations, registrations, permits, declarations or filings listed in Section 4.2(c) of either of the AC Disclosure Letters, and (vi) any consents, approvals, orders, authorizations, registrations, permits, declarations or filings required to be obtained or made by the Specified Parties or any of their Subsidiaries, Affiliates or key employees (including under the Gaming Laws) solely as a result of the identity of the Specified Parties.

Section 4.3            Financial Statements

Section 4.3 of the Company Disclosure Letter contains a true and complete copy of: (i) the audited balance sheets as of, and statements of income and cash flow for the 12-month periods ending, December 31, 2008 (the “Balance Sheet Date”) and December 31, 2007 (the “Audited Financial Information”) of the Company and the Company Subsidiary presented on a consolidated basis and (ii) the unaudited trial balance sheets as of, and statements of income (if any) for the 12-month periods ending December 31, 2008 and December 31, 2007 of the Non-Conservatorship Sellers (the “Unaudited Financial Information” and, collectively with the Audited Financial Information, the “Financial Information”).  Except as set forth in the notes to the Audited Financial Information, the Audited Financial Information was prepared in accordance with GAAP as in effect at the time of such preparation applied on a consistent basis throughout the periods involved, and the Financial Information presents fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the Company Subsidiary, and the financial position of the Non-Conservatorship Sellers, at and for such periods.

Section 4.4            No Undisclosed Liabilities

None of the Company, any Company Subsidiary or, to the extent related to the Business, any Non-Conservatorship Seller, has any liabilities of any nature, except for (i) liabilities that are reflected in, reserved against or disclosed in the applicable Financial Information or any of the notes thereto, (ii) liabilities that were incurred after the Balance Sheet Date in the ordinary course of business of such Seller, (iii) liabilities that are set forth in Section 4.4 of the Company Disclosure Letter or (iv) liabilities that would not reasonably be expected to exceed, in the aggregate, $500,000.

Section 4.5            Absence of Material Adverse Effect

Since the Balance Sheet Date, there has not been any event that (i) individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect or (ii) if such event occurred between the date of this Agreement and the Closing Date, would be a breach of Section 6.1(b) below.

Section 4.6            Real Property

(a)           Section 4.6(a) of each AC Disclosure Letter sets forth a list of all real property and interests in real property owned as of the date hereof by any Seller covered by such Disclosure Letter (the “Owned Properties” and together with the Leased Properties, the “Real Property”).  The owner set forth in Section 4.6(a) of the AC Disclosure Letters has good and valid fee title to the Owned Properties, free and clear of all Encumbrances, except for Permitted Encumbrances.  None of such owner or Tropicana Entertainment has received any written notices that any condemnation, eminent domain or similar Proceeding affecting all or any material portion of the Owned Property is pending or threatened.

(b)           Section 4.6(b) of each AC Disclosure Letter sets forth a list of all Leased Properties leased by any Seller covered by such Disclosure Letter as of the date of this Agreement.  Each of the Sellers has a valid leasehold, license or other interest in its applicable Leased Property, free and clear of all Encumbrances, except for Permitted Encumbrances.

(c)           Section 4.6(c) of the applicable AC Disclosure Schedule sets forth a list of all Owned Property Leases in effect as of the date hereof.

(d)           No Real Property is dependent for its access, operation or utility on any land, building or other improvement owned or controlled by Tropicana Party or their Affiliates (other than the Sellers) that is not included in the Acquired Assets.

(e)           To each applicable Seller’s knowledge, the current use of the Real Property is in material compliance with all applicable zoning, subdivision or other land use Laws, including all necessary certificates of occupancy or other similar rights to occupy the Real Property, and such applicable Seller has not, to such Seller’s knowledge, received any notice, oral or written, of any material violation thereof.

(f)            To each applicable Seller’s knowledge, the current use of the Real Property does not violate, in any material respect, any building, fire or life safety Laws, and such applicable Seller has not, to such Seller’s knowledge, received any notice, oral or written, of any material violation thereof.

Section 4.7            Intellectual Property

(a)           Section 4.7(a) of each AC Disclosure Letter sets forth each item of Intellectual Property registered with or issued by the United States Patent and Trademark Office, the United States Copyright Office, or any similar state or foreign registry, and applications therefor, in each case, that are owned by any Seller covered by such Disclosure Letter.  Except as disclosed in Section 4.7 of such AC Disclosure Letters,  (i) the applicable Seller owns or possesses adequate and enforceable rights to use all Acquired Intellectual Property that is material to the Business, (ii) there are no restrictions on the direct or indirect transfer of any interest held by any Seller in respect of any of the Acquired Intellectual Property that is material to the Business, and (iii) none of the Sellers is in default under any Contract to use any Acquired Intellectual Property that is material to the Business.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the operation of the Business does not infringe, dilute, misappropriate, or otherwise violate any Intellectual Property rights of any other Person and no Proceeding to adjudicate a Claim to the effect that any Seller is infringing, diluting, misappropriating, or otherwise violating any Intellectual Property rights of any other Person is currently pending or, to the knowledge of Tropicana Entertainment or the Company, as applicable, is threatened.  To the knowledge of Tropicana Entertainment or the Company, as applicable, no Person is infringing, diluting, misappropriating, or otherwise violating any of the Intellectual Property rights that constitute Acquired Assets.

(b)           Set forth in Section 4.7(b) of each AC Disclosure Letter is a complete and accurate list of all Contracts pursuant to which any Seller covered by such Disclosure Letter uses, or is licensed under, the Intellectual Property of third parties in the conduct of the Business (other than shrink wrap and click wrap software, off-the-shelf software, and software licenses with license, maintenance, support, or other fees of less than $50,000 in any 12 month period)

(the “Licensed Intellectual Property”).  Except as set forth in Section 4.7(b) of the applicable AC Disclosure Letter, the consummation of the transactions contemplated hereunder will not result in the loss or impairment of the right to use the Licensed Intellectual Property in connection with the Business, nor require the consent of any party to the applicable Contracts.

(c)           The Sellers are taking and have taken all actions required to maintain, and all actions that they reasonably believe are required to protect, each item of Intellectual Property that is material to the Business.  To the knowledge of Tropicana Entertainment or the Company, as applicable, there has been no unauthorized use or disclosure of any Intellectual Property that constitutes Acquired Assets.

(d)           The collection and use by Company of the data and information included in the Atlantic City Customer Database is in material compliance with all applicable Laws, and subject to applicable Laws, there are no restrictions on the transfer, sale, use or dissemination of such data and information.

Section 4.8            Agreements, Contracts and Commitments

(a)           All Material Contracts that are Acquired Contracts to which any of the Sellers is a party are listed in Section 4.8(a) of the AC Disclosure Letter covering such Seller.

(b)           Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Acquired Contract is a valid and binding obligation of the Seller party thereto (assuming that each such Acquired Contract constitutes the valid and binding obligation of the other parties thereto), enforceable by the applicable Seller in accordance with its respective terms, except as (i) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

(c)           Except for breaches or defaults of the type referred to in Section 365(b)(2) of the Bankruptcy Code, neither the applicable Seller nor, to the knowledge of Tropicana Entertainment or the Company, as applicable, any other party thereto is (with or without the lapse of time or the giving of notice, or both) in default or breach under any Acquired Contract, except in each case, for such breaches or defaults that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.9            Litigation; Orders

There is no (a) Proceeding pending or, to the knowledge of Tropicana Entertainment or the Company, as applicable, threatened against any Seller, its properties or assets or any other Acquired Assets before any Governmental Entity that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (and Section 4.9 of each AC Disclosure Letter sets forth a list of all such Proceedings in respect of the Sellers covered by such Disclosure Letter where the amount in dispute or purported damages exceeds $200,000 or where equitable relief is sought that would reasonably be expected to materially adversely affect the Business or any of the Acquired Assets) or (b) Order outstanding against any Seller that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, except, in each case, the Commission Orders and any Proceedings pending before the Commission or the Bankruptcy Courts.  No Seller has received written notice of, or is in, default under any Order of any Governmental Entity, in each case except (i) for any such default or defaults that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) any default under any Commission Order.

Section 4.10         Environmental Matters

(i) Each Seller is in material compliance with all applicable federal, state, and local laws governing pollution or the protection of the environment (“Environmental Laws”), (ii) no Seller has received any material written notice with respect to its business, or any property owned or leased by it, from any Governmental Entity or third party alleging that such Seller is not in material compliance with any Environmental Law, other than with respect to such issues that have been resolved with no outstanding obligations, (iii) to the knowledge of the Company, no Seller has caused any material “release” of a “hazardous substance,” as such terms are defined under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended, on any Real Property that requires remediation or investigation under Environmental Laws, (iv) each Seller is in possession of and in material compliance with all material Permits required under applicable Environmental Laws necessary to conduct the business and operations currently conducted at the Property, and all such Permits are in good standing and (v) there are no material Proceedings pending, or to the knowledge of the Company, threatened against any Seller under any Environmental Law.

Section 4.11         Permits; Compliance with Laws

(a)           The Sellers hold all permits, registrations, licenses, variances, exemptions, certificates of occupancy, orders and approvals of all Governmental Entities (other than Gaming Approvals required under applicable Gaming Laws, which are expressly excepted from the terms of this Section 4.11(a)) (collectively, “Permits”), necessary to conduct the Business, except for such Permits, the failure of which to hold, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (the “Business Permits”), each of which Business Permit is in full force and effect in all material respects, and, to the knowledge of Tropicana Entertainment or the Company, as applicable, no event has occurred which permits, or upon the giving of notice or passage of time or both, would permit, revocation, non-renewal, modification, suspension, limitation or termination of any Business Permit that currently is in effect, the loss of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.  The Sellers are in compliance with the terms of the Business Permits held by them, except for such failures to comply which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Section 4.11(a) of each AC Disclosure Letter sets forth all Permits which, to the knowledge of the Sellers covered by such Disclosure Letter, are non-assignable or non-transferable.

(b)           The Business is not being conducted in violation of any applicable Law of any Governmental Entity, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has received a notice of any investigation or review by any Governmental Entity (other than the Commission, all action of which is expressly excepted from the terms of this Section 4.11(b)) with respect to the Sellers or the Property that is pending, and, to the knowledge of Tropicana Entertainment or the Company, as applicable, no investigation or review is threatened, nor has any Governmental Entity indicated any intention to conduct the same, other than those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.12         Labor Matters

(a)           Except as set forth in Section 4.12(a) of the applicable AC Disclosure Letter for Sellers covered by such Disclosure Letter, (i)  there are no collective bargaining agreements to which Sellers covered by such Disclosure Letter is a party or by which any such Seller is bound applicable to employees of the Business, (ii) there is no labor strike, slowdown, work stoppage or lockout pending, or to the knowledge of the Tropicana Parties or the Company, as applicable, threatened against any such Seller which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (iii) there is no unfair labor practice charge or complaint pending or, to the knowledge of the Tropicana Parties or the Company, as applicable, threatened against any such Seller in respect of the Business, before the National Labor Relations Board which, if determined adversely to such Seller, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (iv) no collective bargaining agreement to which any such Seller is bound applicable to employees of the Business requires any such Seller to bargain with or obtain the approval or consent of any employee or employee representative in order to undertake any of action or to consummate the transactions contemplated by this Agreement.

(b)           Each Seller is in compliance with all Laws in respect of the Business relating to employment, including Laws relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, worker notification requirements, immigration, workers’ compensation, and layoffs, except for such noncompliance which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)           Section 4.12(c) of the applicable AC Disclosure Letter lists the names and positions of the Business Employees employed by Sellers covered by such Disclosure Letter as of the date hereof, and shall be updated to accurately reflect any changes thereto occurring after the date of this Agreement five days prior to the Closing Date.

Section 4.13         Employee Benefits

(a)           Section 4.13(a) of the applicable AC Disclosure Letter sets forth for Sellers covered by such Disclosure Letter an accurate and complete list of all (i) “employee welfare benefit plans,” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder (“ERISA”); (ii) “employee pension benefit plans,” within the meaning of Section 3(2) of ERISA; and (iii) all employment, consulting, retention, severance, change-in-control and retirement agreements, plans, programs and policies, and any other bonus, stock option, stock purchase, restricted stock, other compensatory equity or equity-based, incentive, fringe benefit, profit-sharing, pension or retirement, deferred compensation, medical, life insurance, disability, accident, cafeteria, salary continuation, severance, accrued leave, vacation, sick pay, sick leave, supplemental retirement, unemployment and other compensation or employee benefit plans, programs, policies, agreements and arrangements (whether or not insured), in each case, maintained or contributed to or required to be contributed to by such Sellers for the benefit of current or former Business Employees or their dependents or beneficiaries (the “Benefit Plans”); provided that there is no obligation to list any immaterial Benefit Plan.

(b)           With respect to each Benefit Plan that is not a Multiemployer Plan, a complete copy has been made available to the Specified Parties by Sellers of: (i) all documents constituting such Benefit Plan (including without limitation, plan documents, adoption agreements, service agreements and written descriptions of any unwritten Benefit Plans); (ii) the two most recent Annual Report (Form 5500 Series) documents and schedules and amendments thereto, if any; (iii) the current summary plan description and any material modifications thereto, if any; (iv) the two most recent annual financial and/or actuarial reports, if any; (v) each trust agreement, group annuity contract, insurance contract and other funding vehicle relating to any Benefit Plan, and (vi) the most recent determination letter from the IRS, if applicable.

(c)           Each Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code and the trust forming part thereof has received a favorable determination letter from the IRS as to its qualification under the Code, and to the knowledge of the Tropicana Parties or the Company, there are no existing circumstances or events that could reasonably be expected to result in the revocation of such qualification.  Except for any Multiemployer Plan, each Benefit Plan has been administered in material compliance with all laws and regulations applicable to such Benefit Plan and its terms.

(d)           Section 4.13(d) of the applicable AC Disclosure Letter identifies, for Sellers covered by such Disclosure Letter, each Benefit Plan that is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA (each, a “Multiemployer Plan”).  None of the Sellers or any ERISA Affiliate of any Seller has incurred any Withdrawal Liability that has not been satisfied in full.  To the knowledge of the Tropicana Parties or the Company, except for the transactions contemplated by this Agreement, there does not now exist, nor do any circumstances exist which may reasonably be expected to give rise to, a Withdrawal Liability.

(e)           (i) Other than Multiemployer Plans, no Benefit Plan is subject to Title IV of ERISA, Section 302 of ERISA, Section 412 of the Code or Section 4971 of the Code, and neither any Seller nor, to the knowledge of the Tropicana Parties or the Company, any ERISA Affiliate of any Seller has, during the past six years, sponsored, maintained, participated in, contributed to, or had any obligation to participate in or contribute to any plan that is  subject to Title IV of ERISA, Section 302 of ERISA, Section 412 of the Code or Section 4971 of the Code, (ii) none of the Sellers, any officer of the Sellers or any Benefit Plans which are subject to ERISA, any trust created thereunder or, to the knowledge of the Tropicana Parties or the Company, any fiduciary or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject any of the Sellers or any officer of the Sellers to any material Tax or penalty on prohibited transactions imposed by the Code, ERISA or other applicable Law, (iii) no Benefit Plans that are “employee pension benefit plans” (as defined in Section 3(2) of ERISA) or trusts associated therewith have been terminated during the past six years, nor, to the knowledge of the Tropicana Parties or the Company, is there any intention or expectation to terminate any such Benefit Plans or trusts, (iv) no Benefit Plans or trusts are, to the knowledge of Tropicana Parties or the Company, the subject of any proceeding by any Person, including any Governmental Entity, that could reasonably be expected to result in a termination of any Benefit Plan or trust, and (v) neither any Seller nor, to the knowledge of the Tropicana Parties or the Company, any ERISA Affiliate of any Seller has, or within the past six years had, contributed to, been required to contribute to, or has any material liability, whether actual or contingent, with respect to, any “multiple employer plan” (within the meaning of Section 413(c) of the Code) or any multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).  There are no pending or, to the knowledge of Sellers, threatened material Claims by or on behalf of any participant in any of the Benefit Plans, or otherwise involving any such Benefit Plan or the assets of any Benefit Plan, other than routine Claims for benefits.

(f)            Except as set forth in Section 4.13(f) of the applicable AC Disclosure Letter, for Sellers covered by such Disclosure Letter, or as contemplated expressly by this Agreement,

neither the execution and delivery of this Agreement nor the consummation of the Sale will (either alone or in conjunction with any other event) (i) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any Business Employee or (ii) result in any breach or violation of, default under or limit any Seller’s right to amend, modify or terminate any Benefit Plan.

(g)           The consummation of the Sale by the Sellers and the Trustee/Conservator will not (either alone or in conjunction with any other event) result in any payment or benefit to any Business Employee under that would constitute an “excess parachute payment” for purposes of Section 280G or 4999 of the Code.

(h)           Except as set forth in Section 4.13(h) of the applicable AC Disclosure Letter, none of the Sellers covered by such Disclosure Letter, or to the knowledge of the Tropicana Parties or the Company, their respective ERISA Affiliates, has incurred or would reasonably be expected to incur any material Liability under Title IV of ERISA.  No property or assets of any Seller or to the knowledge of the Tropicana Parties or the Company, any ERISA Affiliate of any Seller is, or would reasonably be expected to become, the subject of any lien arising under ERISA or the Code with respect to any Assumed Benefit Plan.

(i)            Except for continuation coverage as required by Section 4980B of the Code and Section 601 et seq. of ERISA, or as required by applicable Law, no Assumed Benefit Plan provides, and no Seller has any obligation to provide, post-retirement, life, health, medical or other welfare or insurance benefits to Business Employees or their beneficiaries or dependents.

(j)            All contributions required to be made by any Seller to any Benefit Plan by applicable Law, regulation, any plan document or other contractual undertaking, and all premiums due or payable by any Seller with respect to insurance policies funding any Benefit Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been reflected in the Financial Information.  Each Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA and is not is not a Multiemployer Plan is either is funded through an insurance company contract or is unfunded.

Section 4.14         Brokers

Except for Moelis & Company LLC (the “Broker”), pursuant to the engagement letter, dated as of September 17, 2008, among the Trustee/Conservator, the Company and the Broker (as amended, the “Engagement Letter”), none of the Tropicana Parties, the Company or the Company Subsidiary, nor any of their respective Affiliates or representatives nor the Trustee/Conservator has employed any broker, financial advisor or finder or incurred any Liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.  The Company has delivered to the Specified Parties true and complete copies of all agreements between the Trustee/Conservator and the Broker relating to the transactions contemplated by this Agreement.  The provisions of this Section 4.14 shall survive the Closing or earlier termination of this Agreement.

Section 4.15         Taxes

Except as set forth in Section 4.15 of the AC Disclosure Letters:

(a)           Each Seller has timely filed (taking into account any extensions of time for such filings that have been properly and timely requested by Seller) all material Tax Returns that were required to be filed by each Seller.  All such Tax Returns were complete and accurate in all material respects.  All material Taxes owed by each Seller (whether or not shown on such Tax Returns) relating to the Acquired Assets or the Business have been paid.  Seller is not currently the beneficiary of any extension of time within which to file any such Tax Return relating to the Acquired Assets or the Business.  Each of the Sellers has been a member of Aztar’s consolidated federal income Tax group for 2007 and prior years.  To the knowledge of Tropicana Entertainment, each of the Sellers (other than the Company and the Company Subsidiary) will join in TCR’s consolidated federal income Tax Return for 2008.  To the knowledge of Tropicana Entertainment, Aztar has timely filed such federal income Tax Returns relating to the Acquired Assets or the Business that were required to be filed (or requests for extensions have been timely filed and any such extensions have been granted and have not expired).  To the knowledge of Tropicana Entertainment, all such Tax Returns were complete and accurate in all material respects, and all material federal Taxes owed by each Seller (whether or not shown on such Tax Returns) relating to the Acquired Assets or the Business have been paid.  Each of the Sellers has fully cooperated with and surrendered requisite information to Aztar or TCR, as appropriate, for them to file all Tax Returns relating to the Business.

(b)           There is no Proceeding, audit, written Claim pending or, to the knowledge of Tropicana Entertainment or the Company, as applicable, proposed with respect to any Taxes of any Seller relating to the Business or Acquired Assets.  No Seller has received any written notice from any taxing authority to the effect that such agency intends to conduct an audit or investigation of any Taxes relating to the Business or Acquired Assets.  There are no waivers or extensions of, or agreements that have the effect of waiving or extending, any applicable statute of limitations for the assessment or collection of Taxes with respect to the Business that remain in effect as of the date hereof.

(c)           There are no Encumbrances for Taxes upon the Acquired Assets, except for Taxes not yet assessed or not yet due and payable or which are being contested in good faith and by appropriate Proceedings.

(d)                   The Sellers, and Aztar with respect to the Sellers, have each complied in all material respects with all Laws relating to the payment and withholding of Taxes relating to the Business and such Taxes have been duly and timely paid to the Governmental Entity responsible for the collection of such Taxes.

(e)                   No taxing authority has asserted in writing any deficiency, Claim or issue with respect to Taxes or any adjustment to or assessment of Taxes relating to the Acquired Assets or the Business that is currently unresolved.

Section 4.16         Insurance

Section 4.16 of each AC Disclosure Letter contains, for Sellers covered by such Disclosure Letter, a true and complete list of all material insurance policies currently in effect that insure the Business and that have been issued to (i) any Seller or (ii) any Person (other than a Seller) that directly or indirectly benefits any Seller (collectively, the “Insurance Policies”).  To the knowledge of Tropicana Entertainment or the Company, as applicable, each policy set forth in Section 4.16 of such AC Disclosure Letters is valid and binding and in full force and effect as of the date hereof.  None of the Tropicana Parties or their Affiliates (including the Sellers) has received any written notice of cancellation or termination in respect of any such policy or is in default thereunder in any material respect.

Section 4.17         Personal Property

Except for Permitted Encumbrances and excluding the Excluded Intellectual Property, one or more of the Sellers has good and valid title to, or an adequate leasehold interest in, or other legal right to use, all personal property included in the Acquired Assets, except to the extent that the failure to possess such title, interest or right would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Section 4.17 of the AC Disclosure Letters set forth a list of all personal property held by the Sellers covered by such Disclosure Letter, other than the Excluded Intellectual Property, whether owned, leased or licensed by a Seller or (in the case of the Tropicana Disclosure Letter) any other Affiliate of any Tropicana Party, that is material to the operation of the Business.

Section 4.18         Sufficiency of Assets

The Acquired Assets (together with the Permits required to be obtained by the Specified Parties under applicable Gaming Laws) include all the tangible and intangible assets, property and rights reasonably necessary for the operation of the Business as conducted immediately prior to the date hereof (determined without regard to any limitation on the Business imposed by the Commission Orders).  Neither Tropicana Entertainment nor any of its Affiliates (other than the

Non-Conservatorship Sellers and Columbia Sussex Corporation) owns any assets, properties, rights, Claims, contracts and businesses of any kind, character and description, whether tangible or intangible (including goodwill), whether real, personal or mixed, whether accrued, contingent or otherwise, or wherever located, that are primarily used or held for use in, or otherwise necessary or beneficial to the operation of, the Business and which are not included in the Acquired Assets and are not Excluded Assets, except as set forth on Section 4.18 of the AC Disclosure Letter covering such Seller (any such assets or other items, “Non-Seller Business Assets”).  None of the Sellers, on the one hand, nor Tropicana Entertainment, on the other hand, is aware of any assets, properties, rights, Claims, contracts and businesses of any kind, character and description, whether tangible or intangible (including goodwill), whether real, personal or mixed, whether accrued, contingent or otherwise, or wherever located, that are (i) owned, leased or controlled by Columbia Sussex Corporation, (ii) primarily used or held for use in, or otherwise necessary or beneficial to the operation of, the Business and (iii) which are not included in the Acquired Assets and are not Excluded Assets.

Section 4.19         Reorganized Tropicana Stock

(a)                   Subject to the accuracy, in its entirety, of (i) the representation and warranty provided by the Specified Parties in Section 5.10 and (ii) the accuracy, in its entirety, of the representation and warranty by Tropicana Entertainment and the Non-Conservatorship Sellers in Section 4.19(b), the Company and Company Subsidiary represent and warrant that, upon the surrender of the Specified Original Credit Agreement Obligations by the Secured Parties and, at the direction of the Sellers, delivery of the Reorganized Tropicana Stock by Reorganized Tropicana and Newco Sub to the Secured Parties, the Secured Parties will acquire valid and unencumbered title to the Reorganized Tropicana Stock, free and clear of all Encumbrances and adverse claims to the extent set forth in the Sale Orders.

(b)                   Subject to the accuracy, in its entirety, of (i) the representation and warranty provided by the Specified Parties in Section 5.10 and (ii) the representation and warranty by the Company and Company Subsidiary in Section 4.19(a), Tropicana Entertainment and the Non-Conservatorship Sellers represent and warrant that, upon the surrender of the Specified Original Credit Agreement Obligations by the Secured Parties and, at the direction of the Sellers, delivery of the Reorganized Tropicana Stock by Reorganized Tropicana and Newco Sub to the Secured Parties, the Secured Parties will acquire valid and unencumbered title to the Reorganized Tropicana Stock, free and clear of all Encumbrances and adverse claims to the extent set forth in the Sale Orders.

Section 4.20         No Other Representations

Except for the representations and warranties contained in this Article IV and the AC Disclosure Letters, none of the Tropicana Parties or their Affiliates (including the Sellers) or the

Trustee/Conservator (or any other Person or entity acting on behalf of any of the foregoing) makes any representation or warranty, express or implied, and the Tropicana Parties, the Company, the Company Subsidiary and the Trustee/Conservator hereby disclaim any other representations and warranties made by them, or any of their respective officers, directors, employees, shareholders, controlling persons, Affiliates, agents, advisors or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure by any of them or their respective representatives of any documentation or other information, including any documentation or other information furnished in the form of management presentations, management reports or other financial information, information memoranda and supplements, data room materials, due diligence materials, and information and materials conveyed, provided or made available by or on behalf of any of the foregoing persons or their respective representatives in connection with any due diligence, sale or auction process.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SPECIFIED PARTIES

Except as set forth herein and in the disclosure letter delivered by the Specified Parties to the Trustee/Conservator, the Company and the Administrative Agent on the date hereof (the “Specified Party Disclosure Letter”), whether or not the representation or warranty or any portion thereof refers to the Specified Party Disclosure Letter by use of the phrase “except as set forth in the Specified Party Disclosure Letter” or words of similar import, each Specified Party jointly and severally, represents and warrants to the Trustee/Conservator, the Company and, with respect to all of the following other than Section 5.9, the Administrative Agent (on behalf of the Secured Parties), as of the date hereof and as of the Closing Date, as follows:

Section 5.1            Organization and Qualification of Newco and Specified Parties

Each Specified Party (i) is a company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in the case of clauses (ii) and (iii), where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to materially delay or impair the ability of such party to consummate the Closing.  Notwithstanding the foregoing qualification, each Specified Party is in good standing in each jurisdiction in which such party owns or operates any gaming business.

Section 5.2            Authority; No Conflict; Required Filings and Consents

(a)                   Subject to Gaming Approvals, each Specified Party has the requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions to which it is a party that are contemplated by this Agreement and such Ancillary Agreements.  The execution and delivery by each of the Specified Parties of this Agreement and any Ancillary Agreement to which it is a party, the performance of such party’s obligations hereunder and thereunder, and the consummation by such parties of the transactions to which it is a party that are contemplated by this Agreement and each Ancillary Agreement to which it is a party have been duly authorized by all necessary action on the part of such parties.  This Agreement has been, and each Ancillary Agreement to which a Specified Party is a party (when executed and delivered by such party) will be, duly executed and delivered by such party, and assuming this Agreement and, as applicable, each Ancillary Agreement, constitutes the valid and binding obligation of the other parties hereto (other than the Specified Parties) and thereto, this Agreement and each Ancillary Agreement to which it is a party constitutes the valid and binding obligation of such party, enforceable against such party, in accordance with its terms, except as (i) the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

(b)                   The execution and delivery of this Agreement by each Specified Party does not, and the consummation by such parties of the transactions to which such party is a party that are contemplated by this Agreement and each Ancillary Agreement to which such party is a party, as and when contemplated by the terms hereof and thereof, will not, (i) conflict with, or result in any violation or breach of, any provision of the organizational documents of such party, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture or other agreement to which such party is a party or otherwise bound, or (iii) subject to the governmental filings and other matters referred to in Section 5.2(c) of the Specified Party Disclosure Letter, contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Entity or any other Person the right to revoke, withdraw, suspend, cancel, terminate, or modify any permit, concession, franchise, license, judgment, or Law applicable to such party, respectively, or any of its properties or assets, except in the case of clauses (ii) and (iii) for any such breaches, contraventions, rights, conflicts, violations, defaults, terminations, cancellations, accelerations, losses or failures to obtain any such consent or waiver that would not, individually or in the aggregate, reasonably be expected to materially delay or impair the ability of such party to consummate the Closing.

(c)                   Other than the approvals set forth in Section 5.2(c) of the Specified Party Disclosure Letter, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to any of the Specified Parties in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements to which such party is a party, or the consummation of the transactions contemplated hereby or thereby.

Section 5.3            Brokers

Except as set forth in Section 5.3 of the Specified Party Disclosure Letter, as of the date hereof, none of the Specified Parties or any of their representatives has employed any broker, financial advisor or finder or incurred any Liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.  The Specified Parties are solely responsible for any payment, fee, commission or indemnification obligation that may be due to any broker, financial advisor or finder set forth in Section 5.3 of the Specified Party Disclosure Letter or subsequently engaged by any of the Specified Parties or any of their Affiliates or representatives in connection with the transactions contemplated by this Agreement.  The provisions of this Section 5.3 shall survive the Closing or earlier termination of this Agreement.

Section 5.4            Licensability of the Specified Parties and Principals

None of the Specified Parties nor any of their directors, officers, key employees, or Persons performing management functions similar to officers and partners has ever been denied or had revoked an application for a Gaming Approval by any Governmental Entity or Gaming Authority.  To the best of the knowledge and belief of each Specified Party, there are no facts, which if known to any Gaming Authority, could (i) reasonably be expected to result in the denial, revocation, limitation, suspension or material delay of a Gaming Approval currently held, or which may be sought pursuant to this Agreement, by any of the Specified Parties or any of their Affiliates or (ii) result in a negative outcome in connection with any finding of qualification or suitability proceedings currently pending, any applications for Gaming Approval currently pending, or under any future qualification or suitability proceedings necessary for the consummation of this Agreement or the transactions contemplated hereby or by any Ancillary Agreement, with respect to any Specified Party or any of their directors, officers, key employees and Persons performing management functions similar to officers and partners.

Section 5.5            Compliance with Laws

(a)                   Each of the Specified Parties, their holding companies, intermediary companies, financial sources, directors, officers, key employees, owners or other qualifiers, and each of their respective directors, officers, key employees and Persons performing management functions similar to officers and partners hold or will hold on or prior to the Closing all Permits necessary to conduct the business and operations of such Specified Party (the “Specified Party

Permits”), each of which Specified Party Permit is in full force and effect in all material respects and no event has occurred which permits or with or without the giving of notice or passage of time or both, would permit, revocation, non-renewal, modification, suspension, limitation or termination of any Specified Party Permit.  Each of the Specified Parties, their holding companies, intermediary companies, financial sources, directors, officers, key employees, owners or other qualifiers, and each of their directors, officers, key employees and Persons performing management functions similar to officers and partners are in compliance with the terms of the Specified Party Permits.  None of the Specified Parties, their holding companies, intermediary companies, financial sources, directors, officers, key employees, owners or other qualifiers has received notice of any investigation or review by any Governmental Entity under any Gaming Law (other than in connection with interim authorization or plenary licensure under the New Jersey Gaming Laws in connection with the Sale) or other Law with respect to any of such Persons that is pending, and, to the knowledge of the Specified Parties, no investigation or review is threatened, which, if known to any Gaming Authority, would reasonably be expected to result in the denial, limitation or material delay of Gaming Approval determinations to be made by the Commission or other Gaming Authorities in connection with the transactions contemplated hereby.

(b)                   None of the Specified Parties or any of their directors, officers, key employees, partners or Persons performing similar management functions has received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Entity under, or relating to, any violation or possible violation of any Gaming Laws or other Laws which did or would be reasonably likely to result in fines or penalties, individually or in the aggregate, of $15,000 or more.  To the best of the knowledge and belief of the Specified Parties, there are no facts which, if known to the Gaming Authorities, will or could reasonably be expected to result in the revocation, limitation or suspension of an existing material license, finding of suitability, registration, permit or approval of any of them, or any of its officers, directors, key employees or Persons performing management functions similar to an officer or partner, or limited partner, under any Gaming Laws or other Laws.  None of the  Specified Parties or any of their officers, directors, key employees or Persons performing any management functions similar to an officer or partner has suffered a suspension or revocation of any Specified Party Permit held under Gaming Laws or other Laws.

Section 5.6            Investigation by the Specified Parties

The Specified Parties acknowledge and agree that each of them has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Business and the Property, which investigation, review and analysis was done by the Specified Parties and their Affiliates and, to the extent the Specified Parties deemed appropriate, by representatives of the Specified Parties.  The Specified Parties have (i) been furnished with and has had access to all such information concerning the Business and the Property, as the Specified Parties consider relevant in connection with its determination to enter into this Agreement and the transactions contemplated hereby and (ii) had all questions which have been asked by the Specified Parties or any of their representatives satisfactorily answered.  Without limitation of the foregoing, the Specified Parties acknowledge that the Purchase Price and other consideration payable by the Specified Parties under this Agreement and the Ancillary Agreements have been negotiated based on the Specified Parties’ express agreement that there would be no contingencies (financial or otherwise) to Closing other than the conditions set forth in Article VIII.  The Specified Parties acknowledge that, should the Closing occur, at the Closing Specified Parties will acquire the Acquired Assets and assume the Assumed Liabilities as set forth in Section 10.2, without any representation or warranty of any kind, express or implied, except such representations and warranties as are expressly set forth in Article IV.  Further, without limiting any representation, warranty or covenant of Tropicana Entertainment or the Company expressly set forth herein, the Specified Parties acknowledge that each of them has waived and hereby waives as a condition to Closing any further due diligence reviews, inspections or examinations with respect to the Acquired Assets, Assumed Liabilities and the Business, including, without limitation, with respect to financial, operational, engineering, environmental, title, survey, regulatory and legal compliance matters.

Section 5.7            Litigation; Orders

With the exception of Gaming Approval determinations to be made by the Commission or other Gaming Authorities, there are no Proceedings pending or, to the knowledge of the Specified Parties, threatened against any of them before any Governmental Entity, which, if determined adversely to such party, would, individually or in the aggregate, reasonably be expected to materially delay or impair the ability of any of them to consummate the Closing.  None of the Specified Parties has received written notice of and, to the knowledge of the Specified Parties, none of them are in default under any Order of any Governmental Entity, in each case except for any such default or defaults that would not, individually or in the aggregate, reasonably be expected to materially delay or impair the ability of any of them to consummate the Closing.

Section 5.8            No Vote Required

No vote of the shareholders of any of the Specified Parties is required by Law, such party’s organizational documents or otherwise in order for such parties to duly consummate the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 5.9            Required Lenders’ Authorization

The Specified Parties have received and delivered to the Trustee/Conservator a written direction from the Required Lenders directing the Administrative Agent to credit bid the Specified Original Credit Agreement Obligations as consideration for the Reorganized Tropicana

Stock in accordance with the terms hereof (the “Written Direction”), and such Written Direction has not been withdrawn or terminated and is in full force and effect in accordance with its terms.

Section 5.10         Reorganized Tropicana Stock

(a)                   As of the Closing, the Reorganized Tropicana Stock will have been duly authorized and, when the Reorganized Tropicana Stock has been sold, transferred and delivered in accordance with this Agreement on the Closing Date, will have been validly issued, and will be fully paid and nonassessable.  Immediately prior to the Sellers’ transfer of title to the Acquired Assets to the applicable Specified Parties, Newco Sub will be the record, beneficial and registered owner of the Reorganized Tropicana Stock to be transferred by it to the Non-Conservatorship Sellers and will have good, valid and unencumbered title to such Reorganized Tropicana Stock, free and clear of all Encumbrances and adverse claims.  At the Closing, the Reorganized Tropicana Stock to be transferred by Reorganized Tropicana to the Company and the Company Subsidiary will be issued and delivered by Reorganized Tropicana to the Secured Parties at the direction of the Company and the Company Subsidiary.

(b)                   As of the Closing, Reorganized Tropicana’s authorized capital stock shall consist of (i) one hundred million (100,000,000) shares of common stock, par value $.01 per share, of which (A) zero (0) shares will have been or will be issued or outstanding, (B) zero (0) shares will be held in treasury and (C) when the Reorganized Tropicana Stock has been sold, transferred and delivered in accordance with this Agreement on the Closing Date, an aggregate twenty-five million (25,000,000) shares will have been issued and will be outstanding, all of which will be owned by the Secured Parties, and (ii) ten million (10,000,000)  shares of preferred stock (the “Reorganized Tropicana Preferred Stock” and, collectively with the Reorganized Tropicana Stock, the “Reorganized Tropicana Securities”), of which (A) zero (0) shares will be issued or outstanding and (B) zero (0) shares will have been or will be held in treasury.  Except as contemplated by, described in and issued pursuant to the Confirmed Delaware Plan, no Commitments exist with respect to any Reorganized Tropicana Securities.

ARTICLE VI

COVENANTS

Section 6.1            Conduct of Business of the Company

(a)                   During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Closing (and, in the case of the Non-Conservatorship Sellers, only to the extent relating to the Acquired Assets and Assumed Liabilities of such Non-Conservatorship Sellers), subject to the Bankruptcy Code and as required by the Bankruptcy Courts and subject to the limitations set forth below, (i) the Company shall, and shall cause the Company Subsidiary to, and (ii) Tropicana Entertainment shall cause the Non-Conservatorship Sellers to carry on the Business in the ordinary course.

(b)                   Without limiting the generality of the foregoing, except (i) as expressly permitted or required by this Agreement or the Ancillary Agreements, (ii) as is reasonably required for the Company to maintain the viability and marketability of the Property and to prevent the destruction, removal, wasting, deterioration, or impairment of the Property (including regular repair and maintenance efforts, continuation of any planned capital expenditures, and marketing and promotional programs, but subject in any event to the terms of Section 6.1(c) below), (iii) as disclosed in Section 6.1(b) of either of the AC Disclosure Letters, (iv) as required by Gaming Authorities or (v) for the Sellers’ obligations under the Bankruptcy Code or as required by the Bankruptcy Courts, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Closing (and, in the case of the Non-Conservatorship Sellers, only to the extent relating to the Acquired Assets and Assumed Liabilities), without the written consent of the Specified Parties (x) other than with respect to any Tax election or Tax accounting determination made by a party other than the Company in respect of consolidated Tax Returns, the Company shall, and shall cause the Company Subsidiary, and (y) Tropicana Entertainment shall cause the Non-Conservatorship Sellers, in each case, not to take any of the following actions in respect of the Business:

(i)                    sell, pledge, lease, license, cancel, abandon, permit to lapse, dispose of, grant or otherwise authorize the sale, disposition or grant of the Property (or any portion thereof) except, in each case, in the ordinary course of business in connection with the operation of the Property;

(ii)                   voluntarily incur any material Liabilities, except in the ordinary course of business, or make or agree to make any capital expenditures, other than capital expenditures as may be required pursuant to any contractual obligations as of the date hereof or in accordance with the aggregate amount of capital expenditures set forth in the capital expenditure budget attached hereto as Exhibit G;

(iii)                  modify, amend, terminate or assume any material Acquired Contracts, enter into any Material Contracts or waive, release or assign any material rights or Claims, except in the ordinary course of business, as required by applicable Law, as otherwise contemplated by this Agreement or the Ancillary Agreements or (with the consent of Reorganized Tropicana, which shall not be unreasonably withheld or delayed), as the Company determines may be advisable to provide for services and products comparable to any services or products under Contracts covered by Section 6.7(a) for which payments have not been approved pursuant to Section 6.7(a)(x);

(iv)                  subject the Property (or any constituent portion thereof) to any Encumbrance, other than a Permitted Encumbrance;

(v)                   except for breaches and defaults of the type referred to in Section 365(b)(2) of the Bankruptcy Code, fail to use commercially reasonable efforts to perform in all material respects its obligations under all Acquired Contracts and other agreements and instruments relating to the Acquired Assets;

(vi)                  except as may be required by applicable law or by any Contract or pursuant to any Benefit Plan in effect on the date hereof (including any collective bargaining agreement or any Confidential Incentive, Bonus and Severance Agreement set forth in Section 4.13(a) of the Company Disclosure Letter), (1) establish, adopt, materially amend, enter into or terminate any Benefit Plan (including any employment, severance or material compensatory agreements), (2) make any material increase in the compensation or benefits payable or to become payable to any Business Employees (except for annual base salary or hourly wage increases for non-officer Business Employees made in the ordinary course of business consistent with past practice), (3) pay any severance, termination, incentive, or retirement benefits, except for such severance, termination, incentive, or retirement payments made to non-officer Business Employees in the ordinary course of business consistent with past practice, provided that the aggregate of all such payments shall not exceed $100,000, or (4) hire any employee or consultant (other than non-officer employees hired in the ordinary course of business);

(vii)                 other than as set forth in Section 6.1(b)(vii) of either of the AC Disclosure Letters, enter into any collective bargaining agreement or modify or amend any existing collective bargaining agreement;

(viii)                pay or declare or set aside for payment any dividend or other distribution, payable in cash, stock or property, with respect to any shares of any class or series of their respective capital stock, or purchase, redeem or otherwise acquire any shares of any class or series of their respective capital stock;

(ix)                   in a single transaction or through a series of similar or related transactions, consolidate with or merge with or into any other Person;

(x)                    in a single transaction or through a series of similar or related transactions, acquire any material real property;

(xi)                  consummate any acquisition of the capital stock, any line of business or any material assets of any other Person, in a single transaction or series of similar or related transactions (other than any acquisition of inventory and equipment in the ordinary course of business);

(xii)                  create any material liability other than a current liability or create any material post-Closing obligation of the Specified Parties, in each case, unless otherwise permitted by the provisions of this Agreement or any Ancillary Agreement;

(xiii)                 settle or compromise any material Proceeding other than any Proceeding set forth in Section 6.1(b)(xiii) of the AC Disclosure Letters;

(xiv)                make any change in any method of accounting or accounting principles or practices except as required by GAAP or any pronouncement of any applicable accounting regulatory or self-regulatory body;

(xv)                 except as set forth in Section 6.1(b)(xv) of either of the AC Disclosure Letters, file any amended Tax Return, make any material change in any method of Tax accounting, make any material change in any Tax election, settle or compromise any Tax audit or Proceeding, settle or compromise any Tax Claim or assessment, or consent to any extension or waiver of the limitation period applicable to any Claim or assessment with respect to Taxes, in each case which will affect the Business during any Tax Period subsequent to the Closing Date;

(xvi)                pay any amount with respect to the Corporation Business Tax Claim; or

(xvii)               enter into a Contract, commitment or arrangement (oral or written) to do any of the foregoing, or authorize, recommend, propose or publicly announce an intention to do any of the foregoing actions.

(c)                   Notwithstanding anything contained in this Agreement to the contrary (including the restrictions set forth in Sections 6.1(a) and (b)), nothing contained in this Article VI shall preclude the Trustee/Conservator or Tropicana Entertainment, as applicable, from directing the Company and the Company Subsidiary (each, in the case of the Trustee/Conservator) or the Non-Conservatorship Sellers (in the case of Tropicana Entertainment) from making any Debt Service Payment.

(d)                   The Sellers, as applicable, shall interpose objections to Claims in the exercise of their business judgment prior to the Claim Objection Deadline; provided, however, that the Sellers shall interpose objections to Claims in the event that the Specified Parties reasonably instruct the Sellers to interpose such objection.

Section 6.2            Cooperation; Notice; Cure

From the date hereof until the Closing, and subject to the last sentence of Section 6.5(b), each party (other than the Administrative Agent) shall promptly notify each other party (including the Administrative Agent) in writing of, and shall use its reasonable best efforts to cure before the Closing Date, any fact, event, transaction, circumstance or action the existence, occurrence or taking of which, in each case as soon as practicable after it becomes known to such party, that (i) causes, or is reasonably likely to cause, any covenant or agreement of such party under this Agreement or any Ancillary Agreement to which it is a party to be breached in any material respect, (ii) renders or would reasonably be expected to render untrue in any material respect any representation or warranty of such party contained in this Agreement or any Ancillary Agreement to which it is a party or (iii) will result, or is reasonably likely to result, in the failure of such party to timely satisfy any of the closing conditions specified in Article VIII.  Nothing contained in Section 6.1 shall prevent the Trustee/Conservator from giving such notice, using such efforts or taking any action to cure any such event, transaction, circumstance or action.  No notice given pursuant to this Section 6.2 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein, although corrective action taken pursuant to any such notice may have such an effect.

Section 6.3            Employee Matters

(a)                   The Specified Parties shall make offers of employment to be effective as of the Closing Date to each Business Employee (x) who is covered by a CBA or (y) whose name is set forth on Section 6.3(a) of the Specified Party Disclosure Letter on such terms and conditions as the Specified Parties shall determine, in their sole discretion, subject to the terms of any CBA or Management Agreement that is applicable to such Business Employee, the selection of such Business Employees set forth in clause (y) and all such offers of employment in each case shall be made in accordance with applicable Law.  The Sellers and the Specified Parties intend and shall each use commercially reasonable efforts to ensure that (i) the Transferring Employees shall have continuous and uninterrupted employment immediately before and immediately after the Closing and (ii) for purposes of any severance or termination benefit plan, program, policy, agreement or arrangement of the applicable Specified Party or any Seller (or their respective Affiliates), the transactions contemplated by this Agreement shall not constitute a termination of employment of any Transferring Employee prior to or upon the consummation of such transactions.  The parties acknowledge and agree that (A) the consummation of the transactions contemplated by this Agreement, including without limitation, the transfer of employment of

Transferring Employees from Seller to the Specified Parties or their Affiliates, shall not constitute a “separation from service” (within the meaning of Code Section 409A) with respect to any Transferring Employee, and (B) except with respect to Liabilities assumed under Section 6.3(b), no Specified Party shall bear or have any responsibility for, the Liability for any severance payments or termination benefits with respect to any Business Employee who (1) terminates employment (or whose employment is terminated) prior to the Closing Date or (2) accepts a Specified Party’s offer but is nevertheless entitled to severance payments or termination benefits upon Closing under any Benefit Plan or applicable Law.

(b)                   Effective immediately after the Closing, the Specified Parties shall assume and honor all Liabilities of Sellers as of the Closing Date under (i) each Management Agreement (to the extent not paid prior to Closing), and (ii) each other Benefit Plan set forth in Section 6.3(b) of the Company Disclosure Letter; provided, however, that the Specified Parties shall not, in any event, be obligated to pay severance benefits under the Severance Policy (A) to or in respect of any employee who terminates employment with (or whose employment is terminated by) Sellers prior to the Closing Date (other than any employees terminated at the request or direction of the Specified Parties) or (B) in excess of an aggregate of $3,670,000  (the items described in clauses (i) and (ii) of this Section 6.3(b), together, the “Assumed Benefit Plans”).  Each Transferring Employee shall cease to be an active participant in any Benefit Plan that is not an Assumed Benefit Plan (each, a “Retained Benefit Plan”) (except as otherwise provided under an applicable CBA) effective as of the Closing Date; provided, however, that each such Transferring Employee shall be entitled to any benefits accrued under such Retained Benefit Plan prior to the Closing Date, as determined under the terms and conditions of such Retained Benefit Plan.  With respect to each Retained Benefit Plan, the Specified Parties shall assume and honor those Liabilities described in Section 2.1(c)(iii) or Section 2.1(c)(v) hereof, and Sellers shall retain and the Specified Parties shall not assume any and all other Liabilities arising from or relating to such Retained Benefit Plan.

(c)                   With respect to any Specified Party Plan, for all purposes of determining vesting and eligibility to participate and, with respect only to any severance plans, programs or arrangements, for purposes of benefit accrual, a Transferring Employee’s service with the Tropicana Parties or any Seller shall be treated as service with the Specified Parties; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(d)                   To the extent permitted under the terms of applicable benefit plans, programs and arrangements adopted or maintained by the Specified Parties for the benefit of Transferring Employees (collectively, “Specified Party Plans”), the Specified Parties shall waive, or use commercially reasonable efforts to cause to be waived any pre-existing condition limitation under any Specified Party Plan that is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA in which Transferring Employees (and their eligible dependents) will be eligible to participate from and after the Closing, except to the extent such pre-existing condition limitation or exclusion would have been applicable under a comparable Benefit Plan immediately prior to the Closing.  The Specified Parties shall cause appropriate Specified Party Plans to recognize the dollar amount of all expenses incurred by each Transferring Employee (and his or her eligible dependents) during the calendar year in which the Closing occurs to the extent recognized by a comparable Benefit Plan for purposes of satisfying such year’s deductible and co-payment limitations or exclusions prior to Closing, to the extent that recognition of such deductibles and co-payment credits are permitted by the applicable Specified Party Plan.  Effective as of the Closing, the Specified Parties shall make available a group health plan to those Transferred Employees who, immediately prior to the Closing Date, participate in the Company’s group health plan.

(e)                   Effective not later than the Closing Date, the Specified Parties shall, or shall cause their Affiliates to, have in effect one or more defined contribution plans that include a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (and a related trust exempt from tax under Section 501(a) of the Code) (as applicable, the “Specified Party 401(k) Plan”).  Prior to the Closing Date, Tropicana Entertainment shall use its best efforts to provide, or to cause its Affiliates to provide that Transferring Employees who are participants in the Retained 401(k) Plan shall be fully vested in their account balances under the Retained 401(k) Plan.  Each Transferring Employee who is eligible to participate in the Retained 401(k) Plan immediately prior to the Closing Date shall be eligible to participate in a Specified Party 401(k) Plan as of the Closing Date.  The Specified Parties shall cause the Specified Party 401(k) Plan to accept a “direct rollover” to such Specified Party 401(k) Plan of the account balances of each Transferring Employee (including promissory notes evidencing outstanding loans) under the Retained 401(k) Plan, if such direct rollover is elected in accordance with applicable Law by such Transferring Employee.

(f)                    From and after the Closing Date, the Specified Parties shall assume and honor, in accordance with their respective terms, the collective bargaining agreements listed in Section 6.3(f) of the Company Disclosure Letters and all collective bargaining agreements entered into by any Seller after the date of this Agreement in compliance with Section 6.1(b)(vii) (including all obligations to provide employee benefits and/or to contribute to any pension plans) that cover one or more Business Employees (each, a “CBA”) as in effect immediately prior to the Closing Date, it being understood by the parties hereto that, notwithstanding the foregoing or anything herein to the contrary, in no event shall the Specified Parties assume (i) any COBRA Liability or (ii) any Withdrawal Liability.  The Specified Parties acknowledge and agree that, notwithstanding anything to the contrary in this Section 6.3,  the provisions of this Section 6.3 shall be subject to any applicable provision of a CBA in respect of Transferring Employees, to the extent such provision is inconsistent with or otherwise in conflict with the provisions of any such CBA.  For avoidance of doubt, it is the intention of the parties hereto that Sellers’ contribution history with respect to any Multiemployer Plan prior to the Closing Date shall not be taken into account in determining the Specified Parties’ “contribution base units” (as defined in Section 4001(a)(11) of ERISA) for purposes of (i) determining whether the Specified Parties incur a complete or partial withdrawal from any Multiemployer Plan after the Closing Date or (ii) determining the amount of any Withdrawal Liability incurred by the Specified Parties in connection with the Specified Parties’ complete or partial withdrawal from any Multiemployer

Plan after the Closing Date, and no party hereto shall take any position contrary to such intention.

(g)                   Sellers agree to notify the Specified Parties of any layoffs of any Business Employees in the 90-day period prior to the Closing Date, and the Specified Parties agree to provide any required notice under the WARN Act and any similar federal, state or local Law, and each party agrees to take such actions as are necessary for it to otherwise comply with the WARN Act and any such other similar Law with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Business Employees (including as a result of the consummation of the transactions contemplated by this Agreement), or affecting Transferring Employees from and after the Closing.  The Specified Parties shall be solely liable for any and all liabilities and related costs and expenses arising from or relating to any Claim brought as a result of the breach by the Specified Parties of this Agreement that results in a termination of employment of any employees by Sellers or their Affiliates that occurs prior to Closing to constitute a “plant closing,” “mass layoff” or group termination or similar event under the WARN Act or any similar federal, state or local Law.

(h)                   Following the date of this Agreement, the Sellers and the Specified Parties shall reasonably cooperate in all matters reasonably necessary to effect the transactions contemplated by this Section 6.3, including but not limited to (i) exchanging information regarding the employment terms and conditions of current Business Employees that is reasonably requested by the Specified Parties for purposes of making offers of employment pursuant to Section 6.3(a), (ii) exchanging data relating to workers compensation, employee benefits and employee benefit plan coverage (except to the extent prohibited by applicable Law), (iii) obtaining, at the Company’s cost, any governmental approvals in connection with the establishment and registration and qualification of any Specified Party Plan, (iv) obtaining a work permit or employment pass or other approval required for a Transferring Employee’s employment to continue with the Specified Parties following the Closing and (v) complying with all applicable Laws relating to notification of unions and relevant governmental bodies and at the Company’s cost negotiations with unions in respect of the transactions contemplated hereby.

(i)                    The provisions of this Section 6.3 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended, shall or shall be construed to confer upon or give to any Person (including, for the avoidance of doubt, any employees of any Seller (including the Business Employees and Transferring Employees)), other than the parties hereto and their respective permitted heirs, executors, administrators, successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 6.3) under or by reason of any provision of this Agreement.

(j)                    Except as provided in this Section 6.3, the Specified Parties shall have no obligation to extend offers of employment to any employee(s) of any Seller or to enter or continue any employment or other service relationship with any Business Employee or

Transferring Employee or other service provider.  Nothing contained herein, whether express or implied, shall (i) be treated as an amendment or other modification of any employee benefit plan, program or arrangement or the establishment of any employee benefit plan, program or arrangement, (ii)  except with respect to Management Agreements, limit the rights of any Specified Party or any of their Affiliates to amend, terminate or otherwise modify (or cause to be amended, terminated or otherwise modified) any Specified Party Plan, Assumed Benefit Plan or other employment benefit or compensation plan, program, policy or arrangement from and after the Closing Date or (iii) create any rights to continued employment with any of the Sellers, the Specified Parties, or any of their respective Affiliates or rights to continued participation in any Specified Party Plan, Assumed Benefit Plan or other employment benefit or compensation plan, program, policies or arrangements, it being agreed that all provisions contained in this Agreement with respect to employee benefit plans or employee compensation are included for the sole benefit of the respective parties hereto and shall not create any third-party beneficiary or other right in any other Person.

(k)                   Except as expressly provided in this Section 6.3, Section 2.1(c)(iii) or Section 2.1(c)(v), Sellers shall be solely liable for all wages, remuneration and other obligations and Liabilities, whether actual or contingent, (A) that arise in connection with any Transferring Employee (or any dependent or beneficiary thereof) on or prior to the Closing Date, (B) associated with any employee or other service provider of any Seller who does not become a Transferring Employee (or any dependent or beneficiary thereof), including in connection with any termination of any such service relationship, and/or (C) that arise at any time with respect to any Benefit Plan, or any other severance, retention, employment, change-of-control, pension, retirement, equity or other plan, program, policy or agreement of or with any Seller.   The Specified Parties shall not be liable for any (i) COBRA Liabilities or (ii) Withdrawal Liabilities (other than any Withdrawal Liabilities that may arise in connection with contributions to Multiemployer Plans by the Specified Parties (or any Affiliate(s) of any Specified Party) occurring after the Closing Date).

Section 6.4            Access to Information and the Property

(a)                   From the date of the Original Agreement until the Closing, upon reasonable notice, subject to applicable Law, including competition Laws, Gaming Laws and the Bankruptcy Code, during the period from the date hereof to the Closing, the Company and the Company Subsidiary, at the direction of the Trustee/Conservator, shall provide the Specified Parties and their representatives and representatives of the Lenders (as designated by the Administrative Agent acting at the direction of the Required Lenders) who have duly executed and delivered to the other parties thereto a confidentiality agreement substantially in the form attached as Exhibit H hereto) (collectively, the “Specified Party Representatives”) with reasonable access, during normal business hours, to the Property, the general manager and other senior managers of the Property and the financial books and records (other than the Atlantic City Customer Database and personnel files) of the Business, but only to the extent that such access is reasonably related to the requesting party’s obligations and rights hereunder (it being understood that the foregoing provisions shall apply to each of (y) the Company and the Company Subsidiary and (z) the Non-Conservatorship Sellers, in respect of which Tropicana Entertainment hereby authorizes the Company and the Company Subsidiary, at the direction of the Trustee/Conservator, to provide Specified Party Representatives access pursuant to the foregoing terms, except where employees or officers of the Company and the Company Subsidiary do not have access in the ordinary course of business, in which case Tropicana Entertainment shall, upon the request of the Trustee/Conservator, promptly arrange to provide such access to the Trustee/Conservator and his representatives, who will subsequently provide access to Specified Party Representatives in accordance with the foregoing terms); provided, however, that (i) if the Trustee/Conservator so requests, Specified Party Representatives shall be accompanied by a representative of the Trustee/Conservator; (ii) Specified Party Representatives shall not initiate contact with employees or other representatives of any Seller other than the President and senior managers of the Company specified by the Trustee/Conservator without the prior written consent of the Trustee/Conservator; (iii) Specified Party Representatives shall not be entitled to perform any physical testing of any nature with respect to any portion of the Property without the Trustee/Conservator’s prior written consent; (iv) Specified Party Representatives shall not unreasonably interfere with the operation of the Business; (v) Specified Party Representatives shall, at the Specified Parties’ sole cost and expense, promptly repair any damage to the Property or any other property owned by a Person other than a Specified Party arising from or caused by such inspection, and shall reimburse the applicable Seller for any loss arising from or caused by any inspection, and restore the Property or such other third-party property to substantially the same condition as existed prior to such inspection, and shall indemnify, defend and hold harmless the other parties hereto and their respective Affiliates from and against any personal injury or property damage Claims, liabilities, judgments or expenses (including reasonable attorneys’ fees) incurred by any of them arising or resulting therefrom; and (vi) in no event shall the results of any such inspection or the Specified Parties’ satisfaction therewith be a condition to the Specified Parties’ obligations hereunder, it being the intent of the Specified Parties to purchase the Property in an “As Is” condition and on a “Where Is” basis, and “with all faults” as set forth in Section 10.2, subject only to the representations and warranties contained in Article IV of this Agreement.

(b)                   The parties hereby agree that any information relating to the Business (including any information learned as a result of inspections described in Section 6.4(a) furnished (whether prior to or on or after the date hereof) to the Specified Parties, the Administrative Agent or any Specified Party Representative (collectively, “Specified Party Recipients”) by on or behalf of Tropicana Entertainment or any of the Sellers or any of their respective attorneys or other advisers or agents, including all analyses, compilations, forecasts, studies or other documents prepared by any Specified Party Recipient in connection therewith that contain or reflect such information, is “Confidential Information”.  Prior to Closing, the Specified Parties shall cause the Specified Party Recipients to disclose and use such Confidential Information only in connection with the evaluation and consummation of the transactions contemplated hereby, including in preparation of the filing of the Form 10 Registration Statement and shall (and shall cause the Specified Party Recipients to) maintain prior to the Closing the confidentiality of the Confidential Information, except that Confidential Information may be disclosed (i) to such Specified Party Recipient’s Affiliates and its Affiliates’ officers, directors, trustees, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (ii) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) in connection with the exercise of any remedies under the Loan Documents (as defined in the Original Credit Agreement) or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (v) with the consent of the applicable Sellers and the Trustee/Conservator.  Confidential Information does not include information which (a) becomes publicly available other than as a result of a disclosure by a Specified Party Recipient or any of its representatives in violation of this Section 6.4, (b) is or becomes available to such Specified Party Recipient on a non-confidential basis from a source other than the Sellers, but only if the source of such information, to the best of the Specified Party Recipients’ knowledge, is not prohibited from disclosing such information to such Specified Party Recipient by a legal, contractual or fiduciary obligation to any of the Sellers, (c) the Trustee/Conservator, on behalf of the Company, specifically states in writing is not Confidential Information, (d) was within such Specified Party Recipient’s possession prior to the Trustee/Conservator, on behalf of the Company, furnishing or making it available to such Specified Party Recipient or (e) is independently developed by such Specified Party Recipient without use of or reference to any Confidential Information.  The Specified Parties shall have no obligation to maintain the confidentiality of any Confidential Information after the Closing.

(c)                   Following the Closing, upon reasonable notice, the Specified Parties and Tropicana Entertainment shall (and shall cause their respective Affiliates (other than Columbia Sussex Corporation) and representatives to) provide the other parties hereto and their respective Affiliates (other than Columbia Sussex Corporation) and representatives with reasonable access and duplicating rights, during normal business hours, to all of Specified Parties’ and the Sellers’ personnel, properties, books, Tax Returns, insurance records, Benefit Plans, contracts, commitments and records included in or related to the Business, the Property or any employees of the Business and shall cooperate with the requesting party, as reasonably necessary for such requesting party to pursue any Proceeding relating to Claims in connection with this Agreement and the transactions contemplated hereby including, without limitation, any Proceeding related to the Excluded Intellectual Property or any current or former employees of the Business.  Notwithstanding the foregoing, no party shall be required to provide any information which it reasonably believes (i) it may not provide to the requesting party or its respective Affiliates or representatives by reason of applicable Law or a confidentiality agreement with a third party, and if, in the case of a confidentiality agreement, the non-requesting party has used its reasonable best efforts to obtain the consent of the counter-party to any such confidentiality agreement to such disclosure or (ii) constitutes information protected by the attorney/client and/or attorney work product privilege.  If any material is withheld by the non-requesting party pursuant to the immediately preceding sentence, such non-requesting party shall inform the requesting party that it is withholding requested information and identify the general nature of the material which is being withheld and the grounds on which such material is being withheld.

Section 6.5            Regulatory Approvals

(a)                   The Specified Parties, the Company, the Company Subsidiary and the Tropicana Parties shall cooperate with each other, subject to the last sentence of Section 6.5(b), and use their respective reasonable best efforts to, (i) as promptly as practicable, take, or cause to be taken, all appropriate action, and do or cause to be done, all things necessary, proper or advisable under applicable Law in order for such party to fulfill and perform its respective obligations in respect of this Agreement and the Ancillary Agreements to which it is a party, including to cause the conditions to their respective obligations set forth in Article VIII to be fulfilled and otherwise to consummate and make effective the transactions governed by this Agreement and the Ancillary Agreements and to permit the Specified Parties to own and operate the Property, in each case, after the Closing in substantially the same manner as owned and operated by the Sellers (A) in the case of Gaming Approvals (other than with respect to any requirement of the Gaming Authorities that a conservatorship be in place for the Business after Closing in accordance with the terms of Section 6.18(a), between the Aztar Acquisition Date and the date immediately preceding the Trust Trigger Date and (B) in all other cases, since the Aztar Acquisition Date, (ii) obtain the Gaming Approvals, (iii) obtain from any Governmental Entities any consents, licenses (including any liquor licenses), permits, waivers, approvals, authorizations or orders required (A) to be obtained or made by such parties or any of their respective Affiliates or representatives and (B) to avoid any action or Proceeding by any Governmental Entity, in connection with the authorization, execution and delivery of this Agreement and the Ancillary Agreements to which such party is a party and the consummation of the transactions contemplated hereby and thereby, (iv) file and cause to be declared effective the Form 10  Registration Statement (it being understood that the Company’s and Company Subsidiary’s obligations under this clause (iv) shall be limited to reasonable cooperation with Reorganized Tropicana in providing such information concerning the Company and Company Subsidiary as may be reasonably requested by Reorganized Tropicana and (v) make all necessary filings, and thereafter make any other required submissions with respect to this Agreement and the Ancillary Agreements to which such party is a party, as required under (A) any applicable federal or state securities Laws, (B) Gaming Laws, (C) competition Laws, including the Hart-Scott-Rodino Improvements Act of 1976 (the “HSR Act”), and (D) any other applicable Law (the Gaming Approvals and the other consents, licenses, permits, waivers, approvals, authorizations, orders, filings and other submissions referred to in clauses (ii) through (v) shall not include the Bankruptcy Cases and are, collectively, the “Regulatory Approvals”), and to comply with the terms and conditions of all such Regulatory Approvals.  The Specified Parties, the Company, the Tropicana Parties and their respective representatives and applicable Affiliates shall file, as promptly as reasonably practicable, but in no event later than fifteen (15) days following the date hereof, all required initial applications and documents to be filed by such party in connection with obtaining the Regulatory Approvals (including a completed application for interim authorization from the Commission allowing the Specified Parties to close the Sale); provided, however, that the Form 10 Registration Statement shall be filed as promptly as reasonably practicable, but in no event later than thirty (30) days following the date hereof .  The Specified Parties, the Company, the Tropicana Parties and their respective representatives and applicable Affiliates shall act diligently and promptly to pursue the Regulatory Approvals (including promptly making any additional filings and giving such reasonable undertakings as may be requested in connection therewith) and shall cooperate in connection with the making of all such filings, including providing reasonable assistance to another party and copies (through outside counsel and subject to the last sentence of Section 6.5(b)) of all such documents (other than business entity and personal history disclosure forms provided to the Gaming Authorities and information generally treated confidentially under the Gaming Laws, including Section 74(d) and Section 74(e) of the Casino Control Act), if requested, to the (x) Trustee/Conservator, in the case of filings made by the Specified Parties or their Affiliates, (y) Newco and the Trustee/Conservator, in the case of filings made by the Tropicana Parties in respect of the Business or the transactions contemplated hereby and (z) Newco, in the case of filings made by the Company or Company Subsidiary, in each case sufficiently in advance of such filing to allow reasonable opportunity for the receiving party to comment thereon.  The Specified Parties and, to the extent requested by the Trustee/Conservator, the Tropicana Parties and their Affiliates, shall use their reasonable best efforts to schedule and attend any hearings or meetings with Governmental Entities to obtain the Regulatory Approvals as promptly as possible.  The Specified Parties, the Tropicana Parties (in respect of the Business or the transactions contemplated hereby), and the Company or the Company Subsidiary shall keep the other parties reasonably informed on a constant basis of substantive discussions and formal meetings with any Governmental Entity.  All filing fees incurred in connection with obtaining Regulatory Approvals and other consents in accordance with this Section 6.5(a) shall be paid by the Company.

(b)                   Subject to applicable Laws relating to the exchange of information (including competition Laws and Gaming Laws, including Section 74(d) and 74(e) of the Casino Control Act) and excluding business entity and personal history disclosure forms provided to the Gaming Authorities, to the extent practicable, each of the Specified Parties, the Company, and the Tropicana Parties shall consult each other, in advance, on all submissions made to any Governmental Entity in connection with seeking approval for the transactions contemplated by this Agreement and the Ancillary Agreements and shall provide such other parties copies of all submissions sufficiently in advance to permit reasonable review and comment thereon.  Without limiting the foregoing, subject to the last sentence of this Section 6.5(b) and excluding business entity and personal history disclosure forms provided to the Gaming Authorities, the Specified Parties, Tropicana Entertainment and the Company shall notify each other and the Administrative Agent promptly of the receipt of comments or requests from Governmental Entities relating to Gaming Approval determinations made or to be made by the Commission or other Gaming Authorities in connection with seeking approval for the transactions contemplated hereby regarding the timing of such approvals and any comments or requests that would reasonably be expected to materially delay, prevent or hinder the consummation of such transactions, and shall cause to be supplied to each other copies of all correspondence between the notifying party or any of its representatives and Governmental Entities relating to any of the foregoing.  Notwithstanding the foregoing, in any Proceedings before non-New Jersey Gaming

Authorities not relating primarily to the Business or approval of the transactions contemplated hereby, Tropicana Entertainment shall have no obligation under this Section 6.5(b) or any other provisions of this Agreement to notify or provide any information to the other parties hereto or any of their Affiliates relating to any preparation of filings or other written materials, testimony, oral argument, consultation, advice, notice or otherwise.  Notwithstanding anything to the contrary in this Agreement, until the Closing, except as prohibited by applicable Law or required by the Bankruptcy Courts, any consultation, communication or exchange of information between the Company and the Company Subsidiary, on the one hand, and any Tropicana Party or Affiliate thereof (other than the Company and the Company Subsidiary), on the other hand, shall be undertaken exclusively through and at the discretion of the Trustee/Conservator or with his prior written authorization.

(c)                   Without limiting Section 6.5(a) or Section 6.5(b) (and subject to each of them), from the date of this Agreement until the Closing, the Company and the Tropicana Parties (except as otherwise required under the Bankruptcy Code or by the Bankruptcy Courts), on the one hand, and the Specified Parties, on the other hand, shall:

(i)                    each use its reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, Order, or judgment challenging this Agreement or the transactions contemplated hereby that would restrain, prevent or delay the Closing, on or before the Outside Date, including defending through litigation on the merits any Claim asserted in any court by any Person;

(ii)                   each use its reasonable best efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Entity with respect to the Closing so as to enable the Closing to occur as soon as reasonably practicable (and in any event no later than the Outside Date), including implementing, contesting, resisting or appealing any litigation under such Laws before any court or quasi-judicial administrative tribunal seeking to restrain or enjoin the Closing; and

(iii)                  cooperate with each other and each use its reasonable best efforts to, as promptly as practicable, take, or cause to be taken, all appropriate action, and to do or cause to be done, all things required by, or necessary, proper or advisable under applicable Law or otherwise.

(d)                   From the date of this Agreement until the Closing, the Company, the Tropicana Parties, and the Specified Parties shall (subject to Section 6.5(b)) promptly notify each other, the Administrative Agent and the Trustee/Conservator in writing of any pending or, to the knowledge of the Company, the Tropicana Parties, or the Specified Parties, as appropriate, threatened Proceeding by any Governmental Entity (other than, in the case of the Company, any such Proceeding initiated by or involving the Commission or other Gaming Authority) or any other Person (i) challenging or seeking damages in connection with the Closing or any other transaction governed by this Agreement or the Ancillary Agreements or (ii) seeking to restrain or prohibit the consummation of the Closing.

Section 6.6            Publicity

Subject to the last sentence of Section 6.5(b), the Trustee/Conservator, Tropicana Entertainment, the Administrative Agent, and the Specified Parties shall reasonably cooperate to agree on the form and content of any press release regarding the entry into this Agreement, and shall consult with each other before issuing, and shall provide each other the opportunity to review and comment upon and use all reasonable efforts to agree upon, any press release with respect to any of the transactions contemplated hereby or by the Ancillary Agreements, in each case through the Closing.  Between the date hereof and the Closing, none of the parties or their respective Affiliates shall issue any such press release prior to such consultation and prior to considering in good faith any such comments, except as may be required by applicable Law (including, without limitation, the Securities Act, the Exchange Act, any rules and regulations of the Financial Industry Regulatory Authority and any Gaming Laws), any listing agreement with the New York Stock Exchange or the NASDAQ Stock Market or by the Bankruptcy Courts.  Notwithstanding anything to the contrary herein, except as may otherwise be proscribed by applicable Law, between the date hereof and the Closing, the parties or their respective Affiliates may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made by such Persons and do not reveal non-public information regarding the Sale, the Business, the Sellers, the Trustee/Conservator, the Specified Parties or any Lender.  Except as required by applicable Law, the Bankruptcy Courts or the Indenture (to the extent of SEC reporting obligations of the Tropicana Parties or their Affiliates required under the Indenture), between the date hereof and the Closing, any press release or similar publicly available written communication to be issued, or public filing to be made by the Tropicana Parties or their Affiliates relating to, or containing information with respect to, the Sale (other than filings with the SEC or any other Governmental Entity containing, with respect to the Sale, only previously publicly available information), shall be subject, as to form, content and timing, to the prior approval of the Trustee/Conservator, Newco and the Administrative Agent (acting at the direction of the Required Lenders).

Section 6.7            Other Assurances and Actions

(a)                   Subject to the terms and conditions set forth in this Agreement (including the limitations contained in the last two sentences of Section 6.5(b)), each of the Specified Parties, Tropicana Entertainment and the Sellers agree to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, including using its reasonable best efforts to (i) obtain all licenses, permits, consents, approvals, authorizations, qualifications and Orders of Governmental Entities and parties to Contracts with each party hereto as are necessary for consummation of the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party; provided, that any payments required to be made to any to any Governmental Entity or Contract counter party in order to obtain any such license, permit, consent, approval, authorization, qualification or Order (x) shall be approved in advance by each of the Trustee/Conservator and Newco and (y) unless otherwise explicitly required by this Agreement, shall be borne solely by the Company (any such payments, “Approval Payments”), and (ii) perform and fulfill all obligations and conditions precedent applicable to such party pursuant to this Agreement and the Ancillary Agreements.  Notwithstanding the foregoing, all subject matter addressed by Section 6.19(a) is addressed solely in Section 6.19(a) and is not addressed in this Section 6.7(a).

(b)                   Subject to applicable Law and Section 6.17(a) of this Agreement, to the extent that any of the Acquired Assets shall not have been actually delivered and turned over by the applicable Seller(s) to the Specified Parties on the Closing Date (i) until such time as the Bankruptcy Case of a Seller is closed or dismissed, such Acquired Assets shall be held by such Seller in trust for the applicable Specified Party and shall be turned over and delivered to such Specified Party at any time and from time to time upon demand therefor and (ii) the applicable Specified Party shall nevertheless obtain sole and exclusive title thereto and all right, title and interest therein, and Seller shall have no right, title or interest in and to any such Acquired Assets or property or proceeds arising therefrom.  Without limiting the foregoing, in case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement or to vest such Specified Party with full title to the Acquired Assets or Assumed Liabilities or to vest the Secured Parties with full title to the Reorganized Tropicana Stock, then the Specified Parties, Tropicana Entertainment and the Sellers shall take, and cause their respective Affiliates to take, all action reasonably necessary (including executing and delivering further notices, assumptions, releases and acquisition instruments); provided, however, that if such action is necessary due to events or circumstances particular to the Specified Parties, the Specified Parties shall bear the cost of any such action.

(c)                   Following the Closing, to the extent permitted by Law, the Specified Parties, Tropicana Entertainment, the Sellers and each of their Affiliates shall afford the other, its counsel, accountants and other representatives, during normal business hours, reasonable access to the employees, books, records and other data (including Tax Returns, insurance records, Benefit Plans, contracts or commitments) relating to the Business in its possession with respect to periods prior to the Closing, and the right to make copies and extracts therefrom, to the extent that such access may be required by the requesting party in connection with (i) the administration of the Bankruptcy Cases, (ii) compliance with the requirements of applicable Law or any Governmental Entity, (iii) the determination or enforcement of the rights and obligations of any party to this Agreement or any of the Ancillary Agreements or (iv) any actual or threatened Proceeding (including any Proceeding related to the Excluded Intellectual Property or any current or former employees of the Business) involving the requesting party, in which case any such other party hereto shall cooperate with the requesting party as reasonably necessary for such requesting party to pursue or defend against any such Proceeding.  In addition, the Specified Parties shall furnish or cause to be furnished to Tropicana Entertainment trial balances of the Business in Microsoft Corporation’s Excel format and such other materials as Tropicana Entertainment shall reasonably request to enable Tropicana Entertainment to prepare the Sellers’ federal income Tax Returns.  Further, each Specified Party and Tropicana Entertainment agree that, for a period ending on the sixth (6th) anniversary of the Closing Date, it will not, and will cause its Affiliates not to, destroy or otherwise dispose of any such books, records and other data unless such party shall first offer in writing to surrender such books, records and other data to the other and such other party shall not agree in writing to take possession thereof during the 30-day period after such offer is made.  In furtherance of the foregoing, a requesting party pursuant to this Section 6.7(c) shall be provided with reasonable access to the personnel of any other party subject to the obligations of this Section 6.7(c) upon reasonable advance notice so long as such requesting party reasonably believes that such access will assist it in carrying out any of the matters specified in Section 6.7(c)(i)-(iv).

(d)                   Following the Closing, if, in order properly to (i) prepare or verify its Tax Returns or other documents or reports required to be filed with any Governmental Entity, (ii) prepare or verify its financial statements or (iii) fulfill its obligations hereunder, it is necessary that the Specified Parties or Tropicana Entertainment be furnished with additional information, documents or records relating to the Business or condition of any Seller not referred to in paragraph (c) above, and such information, documents or records are in the possession or control of the other, such other party agrees to use its reasonable best efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient’s request, cost and expense.  Any information obtained by the Specified Parties or Tropicana Entertainment in accordance with this paragraph shall be held in strict confidence by such party.

(e)                   Notwithstanding anything to the contrary in this Agreement, if at any time prior to or after the Closing, the Specified Parties or the Tropicana Parties discover that there exist any Non-Seller Business Assets which were not identified on Section 4.18 of the AC Disclosure Letters as of the date of this Agreement, then, (i) the discovering party promptly shall inform the other party in writing of the existence of such Non-Seller Business Assets and (ii) at the Specified Parties’ request, the Tropicana Parties shall take such steps as are necessary to cause such Non-Seller Business Assets to be transferred to the applicable Specified Party.  No additional consideration will be paid for such Non-Seller Business Assets.  Any amounts or payments required to effectuate such transfer shall be borne by the applicable Tropicana Party(ies), except in the case of any contracts which, had they been included in the Acquired Contracts transferred at the Closing, would have given rise to cure costs to be borne by a Specified Party pursuant to Section 2.1(e), in which case Specified Parties shall bear such cure costs as are required by the Sale Orders or the Bankruptcy Courts.

Section 6.8            Taxes; HSR Filing Fees

(a)                   All transfer, documentary, sales, use, stamp, recording, filing, registration and other similar Taxes (including Taxes pursuant to N.J.S.A. 46:15-7 (Realty Transfer Fee), N.J.S.A. 46:15-7.1 (Supplemental Fee), and N.J.S.A. 46:15-7.2 (Mansion Tax) and all other applicable real estate transfer or gains Taxes and gross income tax estimated payments required by P.L. 2004, C.55) and related fees (including any penalties, interest and additions to such Tax) (collectively, “Transfer Taxes”) incurred with respect to Sellers’ transfer of the Acquired Assets or the Business to the applicable Specified Parties in exchange for Reorganized Tropicana Stock under Section 2.1 shall be borne by the Company, and all Transfer Taxes incurred with respect to the transfer of Reorganized Tropicana Stock by the Sellers in exchange for a surrender of the Specified Original Credit Agreement Obligations under Section 2.2 shall be borne by the applicable Specified Parties, provided that to the extent such Transfer Taxes plus any interest and penalties are determined after the Closing to be due and payable, the Specified Parties shall timely pay any such amounts, it being agreed that the Company’s obligation in respect of any Transfer Tax shall have been fully discharged upon payment by the Company at the Closing of such Transfer Taxes as set forth on the Closing Certificate and that the Specified Parties shall thereafter bear all remaining Transfer Taxes and related fees plus any interest and penalties.

(b)                   Except as required by applicable Law, the Specified Parties shall prepare, execute and file all Tax Returns and other documentation on a timely basis as may be required to comply with the provisions of any Laws governing the payment of Transfer Taxes.  All filing fees pursuant to pre-merger notifications under the HSR Act shall be borne by the Company.

(c)                   To the extent not otherwise provided in this Agreement, the Specified Parties shall be responsible for and shall promptly pay when due all Property Taxes levied with respect to the Acquired Assets and the Business.

(d)                   The Specified Parties shall assume and be responsible for any Liabilities for U.S. withholding Taxes in connection with the transactions contemplated in this Agreement.

(e)                   The Specified Parties, Sellers and Tropicana Entertainment shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Returns and any audit, other administrative proceeding or inquiry or judicial proceeding involving Taxes (a “Tax Contest”).  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Returns or Tax Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Specified Parties, Sellers and Tropicana Entertainment agree (A) to retain all books and records with respect to Tax matters pertinent to the Acquired Assets or the Business relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective Taxable periods (and any extensions thereof), and to abide by all record retention agreements entered into with any Taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Specified Parties, Sellers and Tropicana Entertainment, as the case may be, shall allow the other party to take possession of such books and records at such other party’s expense.

(f)                    Sellers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns with respect to Assumed Tax Liabilities for all periods ending on or prior to the Closing Date that are filed after the Closing Date.  All such Tax Returns shall be submitted to the Specified Parties no later than ten (10) Business Days prior to the due date for filing thereof for the Specified Parties’ review and written approval, which shall not be unreasonably withheld.

(g)                   If, subsequent to the Closing, Sellers receive notice of a Tax Contest with respect to any Assumed Tax Liability, then within five (5) days after receipt of such notice, Sellers shall notify the Specified Parties of such notice.  The Specified Parties shall control the conduct and resolution of such Tax Contest.

(h)                   All refunds for Taxes arising out of or related to the Acquired Assets or the Business received by Sellers shall be for the benefit of the Specified Parties and shall be paid to the applicable Specified Party within ten (10) days after receipt or crediting of such refunds.

Section 6.9            Reservations

Following the Closing, the Specified Parties shall honor the terms and rates of all pre-Closing reservations (in accordance with their terms) at the Property by customers, including advance reservation cash deposits, for services confirmed by the Company for any time subsequent to the Closing, to the extent that such reservations were made in the ordinary course of business consistent with past practices of the Company.  From the date of this Agreement until the Closing, the Company may continue to accept reservations for periods after the Closing in the ordinary course of business in operating the Property, consistent with past practices of the Company.  The Specified Parties recognize that such reservations may include discounts or other benefits, including benefits extended under the Company’s player loyalty program or any other frequent player or casino awards programs, group discounts, other discounts or requirements that food, beverage or other benefits be delivered by the Specified Parties to the guest or guests, as the case may be, holding such reservations.  The Specified Parties shall honor all banquet facility and service agreements which have been granted to groups, persons or other customers for periods after the Closing Date at the rates and on the terms provided in such agreements, to the extent that such agreements were made in the ordinary course of business consistent with the past practices of the Company.  The Specified Parties agree that none of the Company, the Trustee/Conservator or the Tropicana Parties make any representation or warranty that any party holding a reservation or agreement for facilities or services shall utilize such reservation or honor such agreement.  The Specified Parties, by the execution hereof, solely assume the risk of non-utilization of reservations and non-performance of such agreements from and after the Closing.

Section 6.10         Insurance Policies

The Specified Parties acknowledge that, from and after the Closing Date, they shall be solely responsible for acquiring and placing casualty insurance, business interruption insurance, liability insurance and other insurance policies with respect to the Business for periods after the Closing.  The foregoing acknowledgment, however, shall in no way adversely affect a Specified Party’s rights to the insurance benefits, rights and proceeds included in the Acquired Assets.

Section 6.11         Certain Transactions

(a)                   Prior to the Closing, none of the Specified Parties shall, and each of them shall cause their Affiliates not to, take, or agree to commit to take, any fraudulent, criminal or other action that (or fail to take, or agree to fail to take, any action, which failure to take) would or would reasonably be expected to delay the receipt of, or to adversely impact the ability of the Specified Parties to obtain, any Governmental Approval necessary for the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, or necessary to permit the Specified Parties to purchase the Acquired Assets, assume the Assumed Liabilities or operate the Business, in each case, after the Closing in substantially the same manner as owned and operated (i) in the case of Gaming Approvals, between the Aztar Acquisition Date and the date immediately preceding the Trust Trigger Date and (ii) in all other cases, since the Aztar Acquisition Date.

(b)                   Without limiting the foregoing:

(i)                    None of the Specified Parties nor any of their holding companies, intermediary companies, financial sources, directors, officers, key employees, owners and other qualifiers shall withdraw, rescind, revoke or otherwise terminate or cancel any applications, filings or other submissions made in connection with obtaining any Regulatory Approvals if such withdrawal, rescission, revocation, termination or cancellation would be reasonably expected to delay or prevent the Specified Parties or their Affiliates from obtaining any needed Regulatory Approvals (or permit any of the foregoing to occur); and

(ii)                   if (y) any Governmental Entity has issued an Order, decree or ruling or taken any other action, in each case, denying any of the Specified Parties or any of their Affiliates any necessary Regulatory Approvals or determining or indicating that such Governmental Entity will not issue to any of the Specified Parties or any of their Affiliates all necessary Regulatory Approvals, or (z) a court of competent jurisdiction or other Governmental Entity shall have issued an Order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing and the transactions contemplated hereby, the Specified Parties shall, and shall cause their holding companies, intermediary companies, financial sources, directors, officers, key employees, owners and other qualifiers to, use their respective reasonable best efforts to have vacated, lifted, reversed or overturned any such Order, decree, ruling or action and to have issued such Regulatory Approvals (including exhausting all available remedies, challenges and appeals).

Section 6.12         Insurance; Casualty and Condemnation

(a)                   If, before the Closing, the Property is damaged by fire or other casualty, and such damage does not exceed the Damage Threshold, the Closing shall proceed as scheduled and the Sellers, Tropicana Entertainment and their respective Affiliates, as the case may be, shall, as of the Closing Date, (i) promptly pay to the applicable Specified Party all insurance proceeds actually received by them with respect to such damage, destruction or other loss, less any proceeds applied to the physical restoration of the Property and (ii) assign to the applicable Specified Party (to the extent not prohibited by Law or Contract) all of their rights against third parties (other than against such Person’s insurance carriers) with respect to any causes of action, whether or not litigation has commenced as of the Closing Date, in connection with such damage, destruction or other loss; provided, however, that the proceeds of such insurance shall be subject to (and recovery thereon shall be reduced by the amount of) any applicable deductibles or co-payment provisions or any payment or reimbursement, which proceeds (as so reduced, if applicable), shall constitute full compensation for the damage to the Property, and neither the Trustee/Conservator, the Sellers, Tropicana Entertainment or any of their respective Affiliates shall have any responsibility for restoration or repair of the Property or any resultant loss, directly, by subrogation, or otherwise.

(b)                   In the event that a condemnation proceeding or payment in lieu of condemnation occurs in relation to any part of the Property prior to the Closing Date, and such proceeding does not result in a Material Adverse Effect, Tropicana Entertainment and the Sellers shall, and shall cause their Affiliates to, assign and turn over to the Specified Parties effective as of the Closing, and the Specified Parties shall be entitled to receive and keep, all awards for the taking by condemnation and the Specified Parties shall be deemed to have accepted the Property subject to the taking without reduction in the Purchase Price.

(c)                   In the event that a casualty resulting in damage exceeding the Damage Threshold occurs or a condemnation occurs that results in a Material Adverse Effect, in each case, prior to the Closing Date, the Specified Parties shall have the option, by written notice to the Trustee/Conservator and Tropicana Entertainment within thirty (30) days of the date of such casualty (but in no event within fewer than fifteen (15) days prior to the Closing Date unless such casualty has occurred within such period, in which case such notice shall be provided within five (5) days of such casualty), to either (i) proceed with the Closing, whereupon the provisions of this Section 6.12 shall govern as if the casualty did not result in damage exceeding the Damage Threshold or the condemnation did not result in a Material Adverse Effect, or (ii) terminate this Agreement, whereupon no party shall have any further liability or obligations hereunder, other than in respect of Section 4.4, Section 5.3, clauses (ii) and (v) of the proviso to Section 6.4(a), the confidentiality provisions contained in Section 6.4, Section 6.6, the last two sentences of the first paragraph of Section 9.2(a) and Article XI.

Section 6.13         Customer Data

Nothing contained in this Agreement shall prohibit the Tropicana Parties or any of their Affiliates from marketing to any customer in the Atlantic City Customer Database so long as neither Tropicana Entertainment nor any of its post-closing Affiliates operates a gaming facility within one-hundred-and-seventy-five (175) miles of Atlantic City, New Jersey.  For the avoidance of doubt, neither the Tropicana Parties nor any of their Affiliates shall have any right, title, or interest in, or right to access or use, the Atlantic City Customer Database following the Closing.  The Tropicana Parties agree not to (and not to permit any of their Affiliates to) access or use any information in the Atlantic City Customer Database following the Closing, except as permitted in the first sentence of this Section 6.13.

Section 6.14         No Control

Except as expressly provided by the terms of this Agreement, prior to the Closing, none of the Specified Parties shall directly or indirectly control, supervise, direct or interfere with, or attempt to control, supervise, direct or interfere with, the Business or employees of any Seller.  Until the Closing, the operations and affairs of the Business, to the extent related to assets held by (i) the Company or the Company Subsidiary, are the sole responsibility of and under the control of the Trustee/Conservator and (ii) the Non-Conservatorship Sellers, are the sole responsibility of and under the Tropicana Parties’ control, each except as otherwise provided in this Agreement, by applicable Law or required by the Bankruptcy Courts.

Section 6.15         Employee Solicitation

(a)                   Beginning on the date of this Agreement and ending on the date that is the first anniversary of the Closing, none of the Tropicana Parties or any of their Affiliates shall, directly or indirectly, solicit, entice, or encourage any person who shall have been an employee of the Business during such time to leave such person’s employment with such person’s employer; provided, however, that the foregoing prohibitions shall not apply to (i) any persons who are no longer employed by the Business, (ii) general solicitations of employment not specifically directed at employees of the Business and (iii) any person who contacts the Tropicana Parties or their Affiliates on his or her own initiative without any direct or indirect solicitation (other than general solicitations described in the foregoing clause (ii)) by or encouragement from the Tropicana Parties or any of their Affiliates.

(b)                   Beginning on the date of this Agreement and ending on the date that is the first anniversary of the earlier of the termination of this Agreement and the Closing, none of the Specified Parties or any of their Affiliates shall, directly or indirectly, solicit, entice, or encourage any person who shall be (i) an employee of the Tropicana Parties or their Affiliates (other than Business Employees) or (ii) until the Closing occurs, a Business Employee, in each case provided that the foregoing prohibitions shall not apply to (x) any persons who are no longer so employed at the time of a Specified Party’s or its Affiliates’ first contact with them, (y) general solicitations of employment not specifically directed at such employees or (z) any person (other than a person who becomes known to a Specified Party or its Affiliates in connection with the transactions contemplated hereby) who contacts a Specified Party or its Affiliates on his or her own initiative without any direct or indirect solicitation (other than general solicitations described in the foregoing clause (y)) by or encouragement from a Specified Party or any of its Affiliates.

Section 6.16         Refunds and Remittances

(a)                   After the Closing, if the Specified Parties or any of their Affiliates receive any refund or other amount that is an Excluded Asset or is otherwise properly due and owing to a Seller or any of Sellers’ Affiliates, in accordance with the terms of this Agreement, the Specified Parties shall promptly remit, or shall cause to be remitted, such amount to the applicable Seller at the address set forth in Section 11.2 or to such Affiliate.

(b)                   After the Closing, if Tropicana Entertainment, any Seller or any of their Affiliates, receives any refund or other amount that (i) is an Acquired Asset, (ii) is related to Claims, litigation, insurance or other matters for which any of the Specified Parties are responsible hereunder or (iii) is otherwise properly due and owing to any of the Specified Parties in accordance with the terms of this Agreement, Tropicana Entertainment shall promptly remit, or shall cause to be remitted, such amount to the applicable Specified Party at the address set forth in Section 11.2.  Notwithstanding anything to the contrary in this Agreement, the parties agree that (i) all such refunds and other amounts shall be and shall be treated in all respects as Acquired Assets transferred to the applicable Specified Parties at the Closing and (ii) Tropicana Entertainment and its Affiliates shall hold such refunds and amounts (and rights in respect thereof) in trust for the benefit of the applicable Specified Parties, free and clear of all Encumbrances other than the applicable Specified Party’s interest therein.

Section 6.17         Assignability of Certain Contracts; Adequate Assurance

(a)                   Notwithstanding anything to the contrary in this Agreement, to the extent the assignment to the Specified Parties of any Acquired Asset, including any unexpired Contract, agreement, lease, license, Permit, instrument, Gaming Approval or other agreement or arrangement, or any Claim (including any warranty claim), right or benefit arising thereunder or resulting therefrom pursuant to this Agreement, is not permitted by Law or is not permitted without the consent of another Person and such restriction cannot be effectively overridden or canceled by the Sale Orders, or other related Order of the Bankruptcy Courts, then this Agreement will not be deemed to constitute an assignment or an undertaking or attempt to assign the same or any right or interest therein if such consent is not given; provided, however, that the parties hereto (other than the Administrative Agent) will use their commercially reasonable efforts, before the Closing, to obtain any such consents; provided, further, that if any such consents are not obtained prior to the Closing Date, the Tropicana Parties and the Specified Parties will continue to use their commercially reasonable efforts to obtain any such consents and will reasonably cooperate with each other in any lawful and feasible arrangement designed to provide the Specified Parties (such arrangement to be at the sole cost and expense of the Specified Parties and in effect for so long as the parties hereto agree) with the benefits and obligations of any such Acquired Asset.

(b)                   With respect to each Acquired Contract assumable and assignable under Bankruptcy Code Section 365 or Section 1113, to the extent requested by the Bankruptcy Courts, the Sellers or the counterparty to such Acquired Contract, the Specified Parties will promptly provide the Bankruptcy Courts, the Sellers or such counterparty to the Acquired Contract, as the case may be, adequate assurance of the future performance of such Acquired Contract by the Specified Parties.

Section 6.18         Conservatorship Matters

(a)                   If required by the Commission for the Tropicana Atlantic City to continue to be deemed a licensed casino operation and to operate as such between the time that (i) the Commission grants interim authorization allowing the Specified Parties to close the Sale and (ii) the Commission issues a casino license to Newco and such other approvals necessary for the Specified Parties to operate the Business, a conservatorship shall continue.  In connection with the continuation of such conservatorship, the Conservator will at Closing resign his position upon approval by the Commission of a replacement conservator selected by the Specified Parties and approved by the Commission.  In connection with the appointment of the replacement conservator, the Specified Parties shall have the right to seek from the Commission (y) written instructions which enumerate the specific powers and duties conferred by the Commission on the replacement conservator with respect to the conservatorship which are acceptable to the Specified Parties and (z) the termination of the Conservator Order, except for the obligation to indemnify and hold harmless the Trustee/Conservator and his advisors, as set forth therein.  The replacement conservator, and any other replacement conservator selected by the Specified Parties and appointed by the Commission shall serve as the conservator only until such time as the Commission issues a casino license to the Specified Parties and/or the Commission directs the discontinuation of the conservatorship.

(b)                   At or prior to such time as the Specified Parties seek interim authorization from the Commission allowing the Specified Parties to close the Sale, the Specified Parties shall also seek a declaratory ruling from the Commission that (i) for purposes of N.J.S.A. 5:12-130.2(c) and consistent with N.J.S.A. 5:12-95.14(e), the Trustee/Conservator shall be authorized to sell, transfer, assign, convey and deliver the Acquired Assets, and the Specified Parties shall be authorized to acquire the Acquired Assets and assume the Assumed Liabilities, upon the grant by the Commission to the Specified Parties of interim authorization to acquire the Acquired Assets and assume the Assumed Liabilities without interruption of casino operations, (ii) if the Specified Parties are granted interim authorization by the Commission to acquire the Acquired Assets and assume the Assumed Liabilities without interruption of casino operations, solely for purposes of N.J.S.A. 5:12-130.2(c), Newco shall be considered to be eligible to apply for and qualify as a casino licensee, (iii) the Trustee/Conservator or any replacement conservator shall not be obligated to endeavor to sell, assign, convey or otherwise dispose of the Acquired Assets and (iv) following the grant by the Commission to the Specified Parties of interim authorization to acquire the Acquired Assets and assume the Assumed Liabilities without interruption of casino operations, notwithstanding N.J.S.A. 5:12-130.8(a), the Commission will not direct the discontinuation of the conservatorship upon the acquisition by the Specified Parties of the Acquired Assets and the Specified Parties’ assumption of the Assumed Liabilities.

Section 6.19         Tax Matters

(a)                   Subject to subsection (vi) of this Section 6.19(a), Specified Parties, the Company and the Company Subsidiary acknowledge and agree that:

(i)                    This Agreement shall constitute a plan of reorganization with respect to the transfer to Reorganized Tropicana (i) by the Company of its Company Assets and (ii) by the Company Subsidiary of its Company Assets under Section 368(a) of the Code and the Treasury Regulations promulgated thereunder.

(ii)                   The transfers to Reorganized Tropicana (i) by the Company of its Company Assets and (ii) by the Company Subsidiary of its Company Assets and distributions of Reorganized Tropicana Stock by the Company and the Company Subsidiary under Sections 2.1 and 2.2 shall each constitute a reorganization under Section 368(a)(1)(G) of the Code pursuant to which Newco shall succeed to a tax basis in the Company Assets that is equal to the tax basis of the Company and the Company Subsidiary in such assets.

(iii)                  The surrender by the Secured Parties of $166,100,000 of obligations secured by the Original Collateral Agreement in exchange for Reorganized Tropicana Stock shall be treated by the Specified Parties, the Company and the Company Subsidiary for U.S. federal income Tax purposes as follows: (A) a distribution under Section 354(a) of the Code by each of the Company and the Company Subsidiary; (B) a transfer of Reorganized Tropicana Stock by Aztar Corporation to Tropicana Entertainment; and (C) a transfer of Reorganized Tropicana Stock by Tropicana Entertainment, in its capacity as primary obligor under the Original Credit Agreement, to the Secured Parties.

(iv)                  Following the Closing, the Company and the Company Subsidiary, as soon as reasonably practical and to the extent permitted by the relevant bankruptcy court and regulatory authorities, shall liquidate and be dissolved in accordance with applicable state law or convert, or merge, into a limited liability company.

(v)                   Following the Closing, none of Specified Parties, the Company or the Company Subsidiary, on a Tax Return or otherwise, shall take any position inconsistent with, and each of Specified Parties, the Company and the Company Subsidiary shall make such Tax Return filings or elections consistent with (including, without limitation, any statements required to be made under Treasury Regulations Section 1.368-3), the provisions of this Section 6.19(a), except as required by a change in Tax Law taking place after the date of this Agreement.

(vi)                  The acknowledgement and obligations of the Company and the Company Subsidiary under this Section 6.19(a) (other than Section 6.19(a)(iv)) shall be conditional on Specified Parties’ delivery to the Company of a tax opinion issued by a qualified tax advisor, within 120 days following the Closing, in form and in substance reasonably acceptable to the Company, confirming the tax treatment described in this Section 6.19(a) has at least “substantial authority” within the meaning of Section 6662 of the Code and the Treasury Regulations promulgated thereunder.

(b)                   The Non-Conservatorship Sellers and Specified Parties acknowledge and agree that the transfers to Newco Sub of the Acquired Assets (other than the Company Assets) by the Non-Conservatorship Sellers shall be characterized for U.S. federal income tax purposes as a taxable sale and purchase of such assets and following the Closing, none of the Non-Conservatorship Sellers or Specified Parties, on a Tax Return or otherwise, shall take any position inconsistent with the provisions of this Section 6.19(b).

(c)                   Prior to the Closing, the Sellers and Tropicana Entertainment shall undertake (or cause to be undertaken), the following restructuring steps and actions and make any elections related thereto as requested by the Specified Parties in their sole discretion:  (i) the conversion or merger of Holdings into a single member limited liability company that is wholly owned by Aztar Corporation; (ii) the transfer of the Holdings’ Assets to another Non-Conservatorship Seller (in which case, such Non-Conservatorship Seller shall be treated as the Seller of the Holdings Assets); (iii) the elimination and/or transfer of any intercompany receivables or payables owned or owed by any Seller (including, without limitation, transfers to any Sellers of any such intercompany receivables), provided, however, that the treatment of Cure Amounts with respect to Intercompany Obligations shall be governed by Section 2.1(e), and (iv) such additional steps, actions, or elections related or ancillary to any of the foregoing as determined by the Specified Parties; provided, however, that in the case of the Tropicana Parties, the steps or actions set forth in this Section 6.19(c) shall not include the filing of Tax Returns or the manner in which such steps or actions are reported on such Tax Returns.

(d)                   Prior to the Closing, the Sellers and Tropicana Entertainment shall use commercially reasonable efforts to undertake (or cause to be undertaken) any and all internal restructuring steps and actions not described in Section 6.19(c) and make any such elections, and take such further actions as may be reasonably requested by the Specified Parties, provided that such restructuring steps shall not cause any material adverse effect on any of the Sellers or Tropicana Entertainment.

(e)                   To the extent any tax withholding or reporting requirements are imposed on the Sellers by any Governmental Entity in connection with the distribution of the Reorganized Tropicana Stock to the Secured Parties, Section VII.C.6 (Compliance with Tax Requirements and Allocations) of the Delaware Plan of Reorganization shall apply, mutatis mutandis, to this Agreement.

ARTICLE VII

BANKRUPTCY COURT MATTERS

Section 7.1            Bankruptcy Court Approvals

(a)                   Bankruptcy Court Motions for Entry of Supplemental Orders.  As soon as practicable after the date hereof, (x) the Company and the Company Subsidiary (subject to the direction of the Trustee/Conservator) shall file a motion or motions with the NJ Bankruptcy Court seeking entry of an order of the NJ Bankruptcy Court, in form and substance reasonably satisfactory to the Company, the Company Subsidiary, the Administrative Agent and the Specified Parties and substantially in the form attached hereto as Exhibit I (the “Amended NJ Sale Order”), (y) the Non-Conservatorship Sellers shall file a motion or motions with the Delaware Bankruptcy Court seeking entry of an order of the Delaware Bankruptcy Court, in form and substance reasonably satisfactory to the parties hereto and substantially in the form attached hereto as Exhibit J (the “Plan Modification Order” and, together with the Amended

NJ Sale Order, the “Supplemental Orders”) and (z) the Non-Conservatorship Sellers shall use their reasonable best efforts to have the Delaware Plan of Reorganization, in the form approved by the Delaware Confirmation Order (except for such changes specifically provided for in the Plan Modification Order) be declared effective.  The Company and the Company Subsidiary (each, subject to the direction of the Trustee/Conservator) shall use their reasonable best efforts to obtain a hearing for entry of the Amended NJ Sale Order on or prior to October 29, 2009, and the Non-Conservatorship Sellers shall use their reasonable best efforts to obtain a hearing for entry of the Plan Modification Order, on or prior to November 5, 2009 (each, a “Supplemental Order Hearing Deadline”).

(b)                   The Amended NJ Sale Order.  The Amended NJ Sale Order shall be in a form and substance reasonably satisfactory to the Company, the Company Subsidiary, the Administrative Agent and the Specified Parties, and shall, among other matters:

(i)                    reaffirm all findings of fact and conclusions of law made by the NJ Bankruptcy Court in the NJ Sale Order;

(ii)                   approve this Agreement and the transactions contemplated hereby in all material respects;

(iii)                  find that, on the Closing Date, and immediately prior to (but subject to the occurrence of) the Closing, pursuant to Section 543(b) of the Bankruptcy Code, to the extent applicable, all right, title and interest of the Trustee/Conservator in the Acquired Assets of the Company shall be transferred to the Company;

(iv)                  find that, as of the Closing Date, the transactions contemplated by this Agreement effect a legal, valid, enforceable and effective sale and transfer of the Acquired Assets of the Company and the Company Subsidiary required to be sold on the Closing Date to Reorganized Tropicana and shall, upon delivery to Newco, vest Newco with title to such Acquired Assets free and clear of all Encumbrances pursuant to Sections 363(b), (f) and (k) of the Bankruptcy Code;

(v)                   find that, as of the Closing Date, the transactions contemplated by this Agreement effect a legal, valid, enforceable and effective sale, transfer and delivery of the Reorganized Tropicana Stock required to be sold, transferred and delivered on the Closing Date by the Company and the Company Subsidiary (or delivered by Reorganized Tropicana at the direction of the Company and the Company Subsidiary) to the Secured Parties and shall vest the Secured Parties with title to such Reorganized Tropicana Stock free and clear of all Encumbrances and adverse claims pursuant to Sections 363(b), (f) and (k) of the Bankruptcy Code;

(vi)                  find that the Reorganized Tropicana Stock provided by Reorganized Tropicana to the Company and Company Subsidiary constitutes reasonably equivalent value and fair consideration for the Acquired Assets of the Company and the Company Subsidiary;

(vii)                 find that (x) Reorganized Tropicana is a good-faith purchaser of the Acquired Assets of the Company and Company Subsidiary and (y) the Secured Parties are good-faith purchasers of the Reorganized Tropicana Stock of the Company and the Company Subsidiary, in each case, pursuant to Section 363(m) of the Bankruptcy Code;

(viii)                approve, in all material respects, any other agreement to the extent provided by this Agreement;

(ix)                   find that the Company, the Company Subsidiary and Reorganized Tropicana gave due and proper notice of the amendment of the Original Agreement and entry into this Agreement to each party entitled thereto;

(x)                    enjoin and forever bar the non-debtor party or parties to each Additional Acquired Contract of the Company and the Company Subsidiary from asserting against Reorganized Tropicana or Newco or any of the Acquired Assets any objection to the assumption and assignment of such non-debtor party’s Additional Acquired Contract;

(xi)                   authorize the assumption and assignment by the Company and the Company Subsidiary of the Additional Acquired Contracts of the Company and the Company Subsidiary, if any;

(xii)                  specify that the transfer by the Sellers of the Reorganized Tropicana Stock is in exchange for $200,000,000 principal amount of the obligations secured by the Original Collateral Agreement (no portion of which shall constitute interest or the right to receive interest) and accordingly that no withholding of US federal income tax pursuant to Sections 1441 or 1442 of the Code is required in connection with such transfer;

(xiii)                 to the extent requested by the Specified Parties, authorize (x) the elimination and/or transfer of any intercompany receivables or payables owned or owed by any Seller (including, without limitation, transfers to any Sellers of any such intercompany receivables), provided, however, that the treatment of Cure Amounts with respect to Intercompany Obligations shall be governed by Section 2.1(e), and (y)

such additional steps, actions, or elections related or ancillary to any of the foregoing as determined by the Specified Parties.

(xiv)                approve the liquidation and dissolution or conversion or merger into limited liability companies of the Company and the Company Subsidiary, as soon as reasonably practicable after the Closing, in accordance with the Laws of the State of New Jersey.

(c)                   The Plan Modification Order.  The Plan Modification Order shall be in a form and substance reasonably satisfactory to the parties hereto, and shall, among other matters:

(i)                    reaffirm all findings of fact and conclusions of law made by the Delaware Bankruptcy Court in the Delaware Sale Order;

(ii)                   reaffirm all findings of fact and conclusions of law made by the Delaware Bankruptcy Court in the Delaware Confirmation Order;

(iii)                  approve this Agreement and the transactions contemplated hereby in all material respects, to the extent such approval is required by the Delaware Bankruptcy Court;

(iv)                  find that, as of the Closing Date, the transactions contemplated by this Agreement effect a legal, valid, enforceable and effective sale and transfer of the Acquired Assets of the Non-Conservatorship Sellers required to be sold on the Closing Date to Newco Sub and shall vest Newco Sub with title to such Acquired Assets free and clear of all Encumbrances pursuant to Sections 363(b), (f) and (k) of the Bankruptcy Code;

(v)                   find that, as of the Closing Date, the transactions contemplated by this Agreement effect a legal, valid, enforceable and effective sale, transfer and delivery of the Reorganized Tropicana Stock required to be sold, transferred and delivered on the Closing Date by the Non-Conservatorship Sellers (or delivered by Newco Sub at the direction of the Non-Conservatorship Sellers) to the Secured Parties and shall vest the Secured Parties with title to such Reorganized Tropicana Stock free and clear of all Encumbrances and adverse claims pursuant to Sections 363(b), (f) and (k) of the Bankruptcy Code;

(vi)                  find that the Reorganized Tropicana Stock provided by Newco Sub to the Non-Conservatorship Sellers constitutes reasonably equivalent value and fair consideration for the Acquired Assets of the Non-Conservatorship Sellers;

(vii)                 find that (x) Newco Sub is a good-faith purchaser of the Acquired Assets of the Non-Conservatorship Sellers and (y) the Secured Parties are good-faith purchasers of the Reorganized Tropicana Stock of the Non-Conservatorship Sellers, in each case, pursuant to Section 363(m) of the Bankruptcy Code;

(viii)                enjoin and forever bar the non-debtor party or parties to each Additional Acquired Contract of the Non-Conservatorship Sellers from asserting against Newco Sub or any of the Acquired Assets any objection to the assumption and assignment of such non-debtor party’s Additional Acquired Contract;

(ix)                   authorize the assumption and assignment by the Non-Conservatorship Sellers of the Additional Acquired Contracts of the Non-Conservatorship Sellers, if any;

(x)                    specify that the transfer by the Sellers of the Reorganized Tropicana Stock is in exchange for $200,000,000 principal amount of the obligations secured by the Original Collateral Agreement (no portion of which shall constitute interest or the right to receive interest) and accordingly that no withholding of US federal income tax pursuant to Sections 1441 or 1442 of the Code is required in connection with such transfer;

(xi)                   specify that under Section 1146(a) of the Bankruptcy Code, the transfer of the Reorganized Tropicana Stock to the Secured Parties is exempt from taxation under N.J.S.A. 54:15C-1 (Controlling Interest Transfer Tax);

(xii)                  specify that under Section 1146(a) of the Bankruptcy Code, the transfers of the Acquired Assets pursuant to this Agreement are exempt from taxation under (A) N.J.S.A. 46:15-7 (Realty Transfer Fee), (B) N.J.S.A. 46:15-7.1 (Supplemental Fee), and (C) N.J.S.A. 46:15-7.2 (Mansion Tax);

(xiii)                 find that the Reorganized Tropicana Stock contributed to Newco and Newco Sub has been duly authorized, validly issued, fully paid and nonassessable;

(xiv)                approve the liquidation and dissolution or conversion or merger into limited liability companies of each Non-Conservatorship Seller, as soon as reasonably practicable after the Closing, in accordance with the Laws of the State of New Jersey;

(xv)                 approve, to the extent requested by the Specified Parties, the conversion or merger of Holdings with or into a single member limited liability company that is wholly owned by Aztar prior to the Closing Date;

(xvi)                to the extent requested by the Specified Parties, authorize (x) the elimination and/or transfer of any intercompany receivables or payables owned or owed by any Seller (including, without limitation, transfers to any Sellers of any such intercompany receivables), provided, however, that the treatment of Cure Amounts with respect to Intercompany Obligations shall be governed by Section 2.1(e), and (y) such additional steps, actions, or elections related or ancillary to any of the foregoing as determined by the Specified Parties;

(xvii)               approve, to the extent requested by the Specified Parties, the transfer by Holdings of the Holdings Assets to another Non-Conservatorship Seller prior to the sale and transfer of the Acquired Assets by the Non-Conservatorship Sellers (other than Holdings) to Specified Parties;

(xviii)              find, that pursuant to Section 1145(a) of the Bankruptcy Code, the offer and sale of the Reorganized Tropicana Stock as part of, pursuant to, and in the manner provided by the Delaware Plan of Reorganization and this Agreement, including, without limitation, the sale of the Reorganized Tropicana Stock from the Sellers to the Secured Parties, is exempt from registration under the Securities Act; and

(xix)                 find, that the approvals, specifications and findings set forth in this Section 7.1(c) do not constitute material and adverse modifications to the Confirmed Delaware Plan.

(d)                   Notices to Parties to Acquired Contracts.  If they are a counterparty to such contracts and leases, the Sellers shall provide timely and proper written notice of the motions seeking entry of the Sale Orders to all parties to Acquired Contracts to be assumed by such Sellers and assigned to the Specified Parties pursuant to this Agreement and to take all other actions reasonably necessary to cause such executory contracts and unexpired leases to be assumed by such Sellers and assigned to the Specified Parties pursuant to Sections 365 and 1113 of the Bankruptcy Code.

Section 7.2            No Solicitation

Each of the Company, the Trustee/Conservator, Tropicana Entertainment and any other Seller shall not, nor shall it authorize or permit its respective officers, directors, employees, attorneys, investment bankers, accountants and other agents and representatives, to (i) market or solicit offers for the Acquired Assets or issue press releases, place advertisements or make other releases or disclosures in connection therewith, (ii) solicit inquiries, proposals, offers or bids from, and negotiate with, any third party other than the Specified Parties relating to the direct or indirect purchase, in one or more transactions, of all or substantially all of the Acquired Assets or the equity interests of the Sellers, or (iii) take any other affirmative action (including entering into any agreement or letter-of-intent with respect thereto) to cause, promote or assist with any such transaction with a third party.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1            Conditions to Certain Parties’ Obligations to Effect the Closing

The respective obligations of each party to this Agreement to effect the Closing are subject to the satisfaction or waiver of each of the following conditions on or prior to the Closing Date:

(a)                   No Injunctions.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Order, executive order, stay, decree, judgment or injunction or statute, rule, regulation which is in effect (whether temporary, preliminary or permanent) and which prevents or prohibits the consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements or that makes it illegal for any party hereto to perform its obligations hereunder or thereunder.

(b)                   Regulatory and Other Consents.  (i) Any waiting period under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired, or early termination shall have been granted with respect to the same, (ii) the applicable Specified Party and the Company shall have obtained all material Regulatory Approvals required to (x) be obtained in connection with the consummation of the transactions contemplated by this Agreement and (y) operate the Business in substantially the manner in which it was operated immediately prior to the Trust Trigger Date including, in each case, all Gaming Approvals set forth on Exhibit A and (iii) the Form 10 Registration Statement shall have been declared effective, all of the Reorganized Tropicana Stock shall be registered under the Exchange Act, and no order restricting trading of the Reorganized Tropicana Stock shall be in effect or shall be threatened.

(c)                   Bankruptcy Court Approval.  The Bankruptcy Courts shall have entered the Supplemental Orders in the Bankruptcy Cases, such Supplemental Orders shall not have been reversed, stayed or modified in any material respect prior to the Closing Date, the Delaware Plan of Reorganization shall be in full force and effect, as provided herein, and the effective date of the Delaware Plan of Reorganization shall have occurred.

Section 8.2            Additional Conditions to Obligations of Specified Parties

The obligation of the Specified Parties to effect the Closing is subject to the satisfaction of each of the following conditions on or prior to the Closing Date, any of which may be waived in whole or in part in writing by the Specified Parties:

(a)                   Representations and Warranties.  The representations and warranties of each of Tropicana Entertainment and the Company contained in this Agreement, disregarding all qualifications contained therein relating to materiality or Material Adverse Effect, shall be true and correct at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case such representations shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Specified Parties shall have received a certificate signed on behalf of each of Tropicana Entertainment and the Company by a duly authorized officer of each of them to such effect, in each case solely with respect to the representations and warranties contained in this Agreement which each such entity made.

(b)                   Performance of Obligations of the Tropicana Parties and the Company.  The Tropicana Parties, the Company and the Company Subsidiary shall have performed in all material respects all covenants, agreements and obligations required to be performed by each of them under this Agreement at or prior to the Closing.  The Specified Parties shall have received certificates to such effect as follows: (i) one certificate on behalf of the Tropicana Parties, signed by a duly authorized officer of each such party and (ii) one certificate on behalf of the Company and the Company Subsidiary, signed by a duly authorized officer of each such party, in each case with respect to the parties in (i) and (ii), solely with respect to the covenants, agreements and obligations of such party.

(c)                   Ancillary Agreements.  Each Ancillary Agreement, substantially in the form attached as an Exhibit to this Agreement, shall have been executed and delivered by the parties thereto (other than the Specified Parties).

(d)                   Deeds.  The applicable Specified Party shall have received duly executed Deeds from the applicable Seller, together with any transfer declarations or filings required by Law.

(e)                   Available Post-Closing Cash. The aggregate amount of Available Post-Closing Cash shall not be less than the sum of Cage Cash and Required Reserve Cash.

(f)                    Title Insurance.  One or more title companies reasonably satisfactory to the Specified Parties (it being agreed that First American Title Insurance Company of New York is a reasonably satisfactory title company) shall be prepared and irrevocably committed to issue to the applicable Specified Party (with an effective date not earlier than the Closing Date), as to the Owned Property, an American Land Title Association extended coverage owner’s policy of title insurance in favor of the applicable Specified Party for the Owned Property (the “Title Policy”) which insures fee title to the Owned Property in an amount, as such Specified Party shall elect in its sole and absolute discretion, up to $665 million in the aggregate or such lesser amount that does not exceed the amount permitted by applicable title insurance regulations, provided that any costs of such policy shall be paid in accordance with Section 3.2(a), (i) showing fee title to the Owned Property vested in a Specified Party or its nominee, (ii) including those endorsements reasonably requested by the applicable Specified Party (provided that such endorsements are available in the State of New Jersey), and (iii) containing no exceptions other than the applicable Permitted Encumbrances and any matter that would be disclosed by a current, accurate and correct survey of the Owned Property.  As used in this Section 8.2(f) above, “extended coverage” shall mean the deletion of general exceptions (as opposed to any specific exceptions that are otherwise Permitted Encumbrances) for unrecorded easements, mechanics liens, unrecorded liens for taxes and assessments (provided, that such Title Policy may except “taxes and assessments not yet a lien due and payable”), rights of parties in possession and, to the extent available if an updated survey is obtained or the issuing title company otherwise agrees, survey matters.  Notwithstanding anything to the contrary set forth in this Section 8.2(f) above, the Specified Parties shall have the right collectively to obtain a single as-built survey (or an update of an existing survey) of the Owned Property as well as a zoning endorsement to such Title Policy, provided that the receipt of such survey (or any requested modifications to the Title Policy based thereon) or such zoning endorsement, shall not be a condition to Closing, the Specified Parties shall not have the right to extend the Closing Date in order to obtain such survey or zoning endorsement, and the costs of such survey are paid by the Specified Parties.

Section 8.3            Additional Conditions to Obligations of the Trustee/Conservator and the Company

The obligation of the Company and the Trustee/Conservator to effect the Closing is subject to the satisfaction of each of the following conditions on or prior to the Closing Date, any of which may be waived in whole or in part in writing exclusively by the Trustee/Conservator:

(a)                   Representations and Warranties.  The representations and warranties of the Specified Parties contained in this Agreement shall be true and correct at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case such representations shall be true and correct as of such earlier date), and the

Trustee/Conservator shall have received a certificate to such effect signed on behalf of each Specified Party by a duly authorized officer thereof.

(b)                   Performance of Obligations.  Each of the Specified Parties shall have performed in all material respects all covenants, agreements and obligations required to be performed by them under this Agreement at or prior to the Closing and the Trustee/Conservator and the Sellers shall have received a certificate to such effect signed on behalf of each Specified Party by a duly authorized officer thereof.

(c)                   Ancillary Agreements.  Each Ancillary Agreement, substantially in the form attached as an Exhibit to this Agreement, shall have been executed and delivered by the parties thereto (other than the Company or the Company Subsidiary, as applicable).

Section 8.4            [Intentionally Omitted]

Section 8.5            Waiver of Conditions

Notwithstanding anything to the contrary set forth in this Agreement, the Specified Parties shall not waive any condition to Closing that would be material and adverse to the Secured Parties under the Original Collateral Agreement without the consent of the Administrative Agent, acting on behalf of the Secured Parties and at the direction of the Required Lenders.

Section 8.6            Frustration of Closing Conditions

None of the parties hereto may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur.

ARTICLE IX

TERMINATION AND AMENDMENT

Section 9.1            Termination

This Agreement may be terminated at any time prior to the Closing (with respect to Section 9.1(b) through (j), upon written notice of the terminating party to the other parties,

which notice shall specify in reasonable detail the grounds for termination and the paragraph hereof pursuant to which the Agreement is being terminated):

(a)                   by mutual written agreement of the Sellers, the Trustee/Conservator and Specified Parties;

(b)                   by either the Specified Parties or the Trustee/Conservator, if the transactions contemplated hereby shall not have been consummated on or prior to the Outside Date; provided, however, that in the event that each of the conditions set forth in Section 8.1 has been satisfied by the Outside Date and the condition set forth in Section 8.2(e) has not been satisfied by the Outside Date, the Trustee/Conservator may by written notice to the Specified Parties and the Administrative Agent extend the Outside Date on one occasion by up to an additional six months; provided, further, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement was the direct or indirect cause of, or otherwise resulted in, the failure of the Closing to occur on or before the Outside Date; provided, further, that the Specified Parties’ right to terminate this Agreement under this Section 9.1(b) shall not be available if the failure of the Closing to occur on or before the Outside Date is the direct or indirect result of a Specified Party’s failure to fulfill any of its obligations under this Agreement;

(c)                   by either the Specified Parties, the Trustee/Conservator or the Tropicana Parties, if there shall be any applicable Law that makes the consummation of the Sale illegal or otherwise prohibited (and such applicable Law is not overturned or otherwise made inapplicable to the Sale within a period of one hundred (100) days after enactment of such applicable Law) or if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final Order, decree or ruling or taken any other nonappealable final action, in each case, other than any Law relating to the action of a Gaming Authority in respect of any Gaming Approval, and having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing and the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the direct or indirect cause of, or contributed to, such action;

(d)                   by the Specified Parties, if the Company or a Tropicana Party has breached any representation, warranty, covenant or agreement on the part of the Company or a Tropicana Party, respectively, set forth in this Agreement which (i) would result in a failure of a condition set forth in Section 8.2(a) or (b) to be satisfied and (ii) is not cured in all material respects within thirty (30) days after written notice thereof is provided by the Specified Parties to the Trustee/Conservator and the Sellers; provided, however, that if such breach cannot be so cured within such thirty-day period but can be cured prior to the Outside Date, and the breaching party is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 9.1(d); provided, further, that the Specified Parties’ right to terminate this

Agreement under this Section 9.1(d) shall not be available if, at the time of such intended termination, any Specified Party is in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(e)                   by the Trustee/Conservator, if any Specified Party has breached any representation, warranty, covenant or agreement on the part of such party set forth in this Agreement which (i) would result in a failure of a condition set forth in Section 8.3(a) or (b) to be satisfied and (ii) is not cured in all material respects within thirty (30) days after written notice thereof to the Specified Parties, the Administrative Agent and the Tropicana Parties; provided, however, that if such breach cannot be so cured within such thirty-day period but can be so cured prior to the Outside Date, and the breaching party is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 9.1(e); provided, further, that the Trustee/Conservator’s right to terminate this Agreement under this Section 9.1(e) shall not be available if, at the time of such intended termination, the Trustee/Conservator or any Seller is in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(f)                    [Reserved]

(g)                   by the Specified Parties, if the Chapter 11 case of any Seller is converted to a case under Chapter 7 of the Bankruptcy Code;

(h)                   by the Trustee/Conservator, if (i) any Governmental Entity has issued an order, decree or ruling or taken any other action, in each case, (y) denying any Specified Party any Gaming Approval required as a condition to the consummation of the transactions contemplated by this Agreement or (z) providing for or requiring relief inconsistent with the terms of this agreement, or (ii) the Specified Parties fail to pursue, or determine to withdraw, terminate, abandon, or otherwise render inoperative, any pending application with respect to any Gaming Approval required as a condition to the consummation of the transactions contemplated by this Agreement;

(i)                    by the Trustee/Conservator, if (i) the conditions set forth in Sections 8.1 and 8.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, and on the date of such termination no state of facts or circumstances exists that would cause such conditions not to be able to be satisfied on the Closing Date if the Closing were to occur on such date) and (ii) Newco or any Specified Party fails to promptly consummate the transactions contemplated hereby in accordance with the terms and conditions hereof; and

(j)                    by the Trustee/Conservator, if the Written Direction has been modified or amended in a manner reasonably likely, in the reasonable judgment of the Trustee/Conservator,

to prevent or materially delay the consummation of the Sale, or if the Written Direction has been withdrawn or terminated.

Section 9.2            Effect of Termination

(a)                   Remedies.  In the event of termination of this Agreement as provided in, and in accordance with, Section 9.1, this Agreement shall become wholly void and of no further force and effect without liability to the Specified Parties, the Sellers, the Trustee/Conservator, the Administrative Agent or any of their respective Subsidiaries, Affiliates, officers, directors, managers, employees, agents, advisors or other representatives, and each shall be fully released and discharged from any other liability or obligation under or resulting from this Agreement and each party shall have no other remedy or cause of action under or relating to this Agreement or any applicable Law including, without limitation, for reimbursement of expenses, except that the rights and obligations of the parties under Section 4.14, Section 5.3, clauses (ii) and (v) of the proviso to Section 6.4(a), the confidentiality provisions contained in Section 6.4, Section 6.6, this Section 9.2 and Article XI shall remain in full force and effect.  In the event that this Agreement is terminated for any reason, the Specified Parties shall promptly redeliver all Confidential Information.  Notwithstanding any other provision of this Section 9.2(a) or this Agreement, to the maximum extent permissible by Law, neither the Trustee/Conservator nor the Administrative Agent shall have any liability under this Agreement or any other Ancillary Agreement, whether or not this Agreement is terminated or the Closing occurs.

Notwithstanding any other provision in this Agreement, in the event of termination of this Agreement other than pursuant to Section 9.1(a) or Section 9.1(d), the Original Agreement shall be reinstated in full force and effect, consistent with the terms provided therein, the Delaware Sale Order and the NJ Sale Order, including, among other things, the Administrative Agent’s right to designate an entity as “Buyer” (other than the Specified Parties which are party to this Agreement) and provided that, in the event of such termination, the Outside Date set forth in the Original Agreement shall be automatically extended for an additional three (3) months, and thereafter, may be extended at the discretion of the Trustee/Conservator, for such additional duration as the Trustee/Conservator may determine, but in no event shall such Outside Date, as so extended, be later than June 30, 2010.

(b)                   Fees and Expenses.  Except as otherwise expressly provided in this Agreement, in the Trust Agreement or otherwise by order of the Commission, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Closing occurs, except (i) that if the Agreement is terminated, all fees and expenses incurred by the Trustee/Conservator and the professionals advising him (including the Broker, pursuant to the Engagement Letter) shall be paid by the Company and (ii) whether or not this Agreement is terminated or the Closing occurs, all fees and expenses incurred by the Administrative Agent and its advisors in connection with the transactions contemplated hereby shall be paid by the Company or the Tropicana

Parties, as applicable, in accordance with any Order entered by the NJ Bankruptcy Court or the Delaware Bankruptcy Court and, to the extent that any such fees or expenses are not paid prior to the Closing, the Specified Parties will pay such fees and expenses in accordance with Section 3.2(a)(iv).

Section 9.3            Mutually Exclusive Remedies

The termination rights under Section 9.1 may not be exercised or invoked in the event this Agreement is terminated in accordance with the provisions of Section 6.12(c).

ARTICLE X

SURVIVAL; AS IS, WHERE IS

Section 10.1         No Survival of Representations, Warranties and Agreements

Except as expressly set forth in this Agreement and except for Section 6.19(a) and Section 6.19(b), none of the (i) representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement or (ii) covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement that by their terms contemplate performance prior to or on the Closing Date shall survive the Closing, and none of the parties nor their respective officers, directors or stockholders shall have any liability with respect thereto from and after the Closing.

Section 10.2         As Is, Where Is

The Specified Parties or their representatives have fully examined and inspected the Property prior to the execution of this Agreement, and subject to the provisions of this Section 10.2 and Article IV, the Specified Parties agree to accept the Property AS IS, WHERE IS, WITH ALL FAULTS as of the Closing.  The Specified Parties agree that, except as provided in Article IV, the Specified Parties are not relying upon any representations, statements, or warranties (oral or written, implied or express) of any officer, employee, agent or representative of the Tropicana Parties, the Company, the Company Subsidiary or the Trustee/Conservator, or any salesperson or broker involved in this transaction as to the Property or the Business, including:  (a) any representation, statements or warranties as to the physical or environmental condition of the Property or the Business; (b) the fitness and/or suitability of the Property for use as a gaming facility or for any other particular purpose; (c) the financial performance of the Property or the Business; (d) the compliance of the Property or the Business with applicable building, zoning, subdivision, environmental, or land use Laws, codes, ordinances, rules or regulations; (e) the state of repair of the Property; (f) the value of the Property or the Business;

(g) the manner or quality of construction of the Property; (h) the income derived or to be derived from the or the Business; or (i) the fact that the Property may be located on earthquake faults or in hazardous seismic zones, flood zones or hurricane zones.  The Specified Parties also acknowledge that the fair market value of the Reorganized Tropicana Stock reflects and takes into account that the Property and the Business are being sold “AS-IS.”  Each Specified Party, for itself and its successors and assigns, waives any right to assert any Claim against the Company, the Company Subsidiary, the Trustee/Conservator, the Tropicana Parties or any of their respective Affiliates, at Law or in equity, relating to any such matter, whether latent or patent, disclosed or undisclosed, known or unknown, in contract or tort, now existing or hereafter arising.

ARTICLE XI

MISCELLANEOUS

Section 11.1         Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury

(a)                   This Agreement and the transactions contemplated hereby, and all disputes between or among, as the case may be, the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the applicable provisions of the Bankruptcy Code and the Laws of the State of New Jersey applicable to contracts made and to be performed in the State of New Jersey, without giving effect to such jurisdiction’s principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction (unless the application of such principles or rules of conflict of laws is required by statute).

(b)                   Without limiting any party’s right to appeal any order of the Bankruptcy Courts, (i) the Bankruptcy Courts shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any Claims or disputes arising out of or relating to this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby or for recognition or enforcement of any judgment relating thereto and (ii) any and all actions or proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Courts, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Courts and shall receive notices at such locations as indicated in Section 11.2; provided, however, that if the Bankruptcy Cases have closed, each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New Jersey State court and the federal courts of the United States of America located in the State of New Jersey, and any appellate court from any thereof, in any such Claim, dispute, action or proceeding.  Each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any Claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.2.  Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c)                   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.1(c).

Section 11.2         Notices

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, delivered by facsimile (which is confirmed), mailed by registered or certified mail (return receipt requested) or delivered by a nationally-recognized overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)                                  if to a Specified Party, to:

Latham & Watkins LLP
885 Third Avenue, Suite 1000
New York, New York 10022-4834
Attn:  Mark A. Broude
Fax:  (212) 751-4864

and

Sonnenschein Nath & Rosenthal LLP

1221 Avenue of the Americas

New York, New York 10020

Attention: Peter D. Wolfson

Fax: (212) 768-6800

(b)                                 if to the Trustee/Conservator, to:

The Honorable Gary S. Stein
c/o Pashman Stein
Court Plaza South
21 Main Street,
Hackensack, New Jersey 07601-7054
Fax:  201-488-5556

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York  10022
Attn:  Michael W. Blair
Fax:  212-909-6836

(c)                                  if to any Seller on or prior to the Closing Date:

Adamar of New Jersey, Inc.
Brighton and The Boardwalk
Atlantic City, New Jersey 08401
Attn:  Mark Giannantonio, President and Chief Operating Officer
Fax:  609-641-5181

with copies (which shall not constitute notice) to:

The Honorable Gary S. Stein
c/o Pashman Stein
Court Plaza South
21 Main Street,
Hackensack, New Jersey 07601-7054
Fax:  201-488-5556

and

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York  10022
Attn:  Michael W. Blair
Fax:  212-909-6836

(d)                                 if to a Tropicana Party (including any Non-Conservatorship Seller) or after the Closing Date, to any Seller, to:

Tropicana Entertainment, LLC
3930 Howard Hughes Parkway,
4th Floor
Las Vegas, Nevada 89169
Attn:  Chief Legal Officer
Fax:  312-861-2200

with a copy (which shall not constitute notice) to:

Kirkland & Ellis, L.L.P.
200 East Randolph Drive
Chicago, Illinois 60601-6636
Attn:  Marc Kieselstein, P.C.
Attn:  David Seligman, P.C.
Fax:  312-861-2200

(e)                                  if to the Administrative Agent, to:

Credit Suisse

Eleven Madison Avenue

New York, New York 10010

Attn:  Agency Group

Fax:  212-325-8304

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019-7475
Attn:  Paul H. Zumbro
Attn:  Damien R. Zoubek
Fax:  212-474-3700

Section 11.3         Headings; Table of Contents

The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.4         Entire Agreement

This Agreement, the Ancillary Agreements, the Sale Orders, all documents and instruments referred to herein, and all other written agreements entered into as of the date of this Agreement between or among any of the parties hereto with respect to the transactions contemplated hereby, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  Each party hereto agrees that, except for the representations and warranties contained in this Agreement and the respective Disclosure Letters, none of the parties hereto makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its respective representatives or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to any of them or their respective representatives of any documentation or other information with respect to any one or more of the foregoing.

Section 11.5         Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 11.6         Assignment

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, without limitation, by merger or consolidation) or otherwise without the prior written consent of the other parties, except that, subject to any required Regulatory Approvals and approvals of the Bankruptcy Courts, (i) the Specified Parties may assign any of their rights and obligations hereunder (a) to any of their Affiliates (or to another Specified Party), (b) pursuant to the Delaware Plan of Reorganization, (c) after the Closing, to any of its or its assignee’s lenders as collateral security, and (d) after the Closing, all or any portion of its rights and obligations hereunder; provided, in the case of clauses (a) and (d) of this clause (i), that such assignee executes a joinder to this Agreement, and (ii) the Tropicana Parties may assign their rights and obligations hereunder pursuant to any plan of reorganization approved by the Delaware Bankruptcy Court.  Any assignment in violation of this Section 11.6 shall be void.  In the event of any assignment by a Specified Party in accordance with this Section 11.6, all references to such Specified Party hereunder shall be deemed references to its assignee and the provisions of this Agreement shall be deemed appropriately adjusted mutatis mutandis to reflect such substitution.

Section 11.7         Third Party Beneficiaries

This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.8         Counterparts

This Agreement may be executed and delivered by facsimile or portable document format and/or in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 11.9         Mutual Drafting

Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.  In the event of any ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 11.10       Amendment

This Agreement may be amended only by a written instrument duly executed and delivered by each of the parties hereto to the other parties hereto.

Section 11.11       Extension; Waiver

At any time prior to the Closing, the parties hereto may, by duly authorized action and to the extent legally allowed, (i) extend the time for or waive the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein, in each case to the extent, if any, that the extending or waiving party is the contractual beneficiary of such obligation, act, representation, warranty, agreement or condition.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

Section 11.12       Time of Essence

Time is of the essence with respect to this Agreement and all terms, provisions, covenants and conditions herein.

Section 11.13       Disclosure Letters

The AC Disclosure Letters shall be arranged so as to correspond to the numbered and lettered paragraphs contained in this Agreement and the disclosure in any paragraph shall, to the extent applicable, qualify other paragraphs in this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other paragraphs.  The Specified Party Disclosure Letter shall be arranged so as to correspond to the numbered and lettered paragraphs contained in this Agreement and the disclosure in any paragraph shall, to the extent applicable, qualify other paragraphs in this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other paragraphs.

Section 11.14       Matters Relating to the Administrative Agent

The Administrative Agent has executed this Agreement at the direction of the Required Lenders in order to facilitate the transactions contemplated hereby.  Each of the parties hereto acknowledges and agrees that (i) none of the Sellers’ title to, control of or possession of any of the Acquired Assets, or any of the Sellers’ obligations in respect of any of the Assumed Liabilities, shall be transferred to or assumed by the Administrative Agent and (ii) none of the Sellers’ or the Specified Parties’ title to, control of or possession of any of the Reorganized Tropicana Stock, or any of the Sellers’ or the Specified Parties’ obligations in respect of any of the Reorganized Tropicana Stock, shall be transferred to or assumed by the Administrative Agent.  Each of Tropicana Entertainment, the Sellers and the Trustee/Conservator, on behalf of itself and its respective Affiliates, acknowledges and agrees that none of the Administrative Agent or any of its Affiliates or any Secured Party or any of its Affiliates (other than the Specified Parties) have any liability or other obligation in the event of any breach by any of the Specified Parties of any of their representations, warranties, covenants, obligations or other agreements under this Agreement, including such parties’ obligations to consummate the transactions in accordance with the terms of this Agreement or any Ancillary Agreement.  Each of Tropicana Entertainment, the Sellers and the Trustee/Conservator, on behalf of itself and its respective Affiliates, further acknowledges and agrees that neither the Administrative Agent nor any of its Affiliates or any Secured Party or any of its Affiliates (other than the Specified Parties) shall in any way be deemed to be attributed or otherwise responsible for any of the representations, warranties, covenants, obligations or other agreements of any of the Specified Parties under this Agreement or any Ancillary Agreement.  Each of Tropicana Entertainment, the Sellers, the Trustee/Conservator, and the Specified Parties, on behalf of itself and its respective Affiliates, further acknowledges and agrees that neither the Administrative Agent nor any of its Affiliates shall have any liability or other obligation in respect of any action taken or not taken by the Administrative Agent in connection with this Agreement or any Ancillary Agreement at the direction of the Required Lenders.

[signature pages follow]

October 20, 2009

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

ADAMAR OF NEW JERSEY, INC.

By:
Name:
Title:

MANCHESTER MALL, INC.

By:
Name:
Title:

The Honorable Gary S. Stein, exclusively in his role as Trustee under the Interim Casino Authorization Trust Agreement declared operative by the State of New Jersey Casino Control Commission in its Order No. 07-12-12-A, and Conservator for and on behalf of Adamar of New Jersey Inc. pursuant to Commission Order No. 07-12-19

October 20, 2009

TROPICANA ENTERTAINMENT, LLC

By:
Name:
Title:

RAMADA NEW JERSEY HOLDINGS CORPORATION

By:
Name:
Title:

ATLANTIC-DEAUVILLE, INC.

By:
Name:
Title:

ADAMAR GARAGE CORPORATION

By:
Name:
Title:

October 20, 2009

RAMADA NEW JERSEY, INC.

By:
Name:
Title:

October 20, 2009

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, exclusively in its capacity as Administrative Agent and Collateral Agent for the Secured Parties

By:
Name:
Title:

TROPICANA ENTERTAINMENT INC.

By:
Name:
Title:

TROPICANA ATLANTIC CITY CORP.,

By:
Name:
Title:

October 20, 2009

TROPICANA AC SUB CORP.

By:
Name:
Title: